UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to §240.14a-12

CAPTARIS, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $.01 par value per share, of Captaris, Inc. (“Company Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

26,568,064 shares of Company Common Stock outstanding as of September 15, 2008; 2,009,179 shares of Company Common Stock issuable upon the exercise of outstanding options (vested and unvested) as of September 15, 2008 with an exercise price less than $4.80 per share; and 371,125.91 shares of Company Common Stock subject to outstanding restricted stock units and restricted deferred stock units (vested and unvested) as of September 15, 2008.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying 0.0000393 by the aggregate merger consideration of $131,076,189.09. The aggregate merger consideration is calculated as the sum of:

(i)	26,568,064 shares of Company Common Stock multiplied by the merger consideration of $4.80 per share; plus

(ii)	2,009,179 shares of Company Common Stock issuable upon the exercise of in-the-money options (vested and unvested) to purchase Company Common Stock, multiplied by $0.88 per share in cash, (which is the excess of the merger consideration of $4.80 per share over the weighted average exercise price of such options of $3.92 per share), plus

(iii)	371,125.91 shares of Company Common Stock subject to restricted stock units and restricted deferred stock units multiplied by $4.80 per share.

(4)	Proposed maximum aggregate value of transaction:

$131,076,189.09

(5)	Total fee paid:

$5,151.29

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[—], 2008

Dear Captaris Shareholders:

We invite you to attend a special meeting of shareholders of Captaris, Inc. to be held at the Sheraton Bellevue Hotel located at 100 112th Avenue NE, Bellevue, Washington 98004, at [—] a.m. Pacific time on [—], 2008.

At the special meeting, you will be asked to consider and vote upon a proposal to approve the agreement and plan of merger, dated as of September 3, 2008, by and among Captaris, Inc., Open Text Corporation, Open Text, Inc., an indirect wholly owned subsidiary of Open Text Corporation, and Oasis Merger Corp., a wholly owned subsidiary of Open Text, Inc. The merger agreement provides for the merger of Oasis Merger Corp. with and into Captaris, as a result of which Captaris would become 100% owned by Open Text, Inc.

If the merger is completed, holders of shares of Captaris common stock (other than holders properly exercising dissenters’ rights under Washington law) will receive $4.80 in cash, without interest and subject to any required withholding of taxes, for each share of Captaris common stock owned by them immediately prior to the effective time of the merger. The $4.80 per share cash consideration to be paid in the merger represents a premium of approximately 28% over the $3.74 closing price of Captaris common stock on September 3, 2008, the last trading day before the merger agreement was publicly announced.

Upon the unanimous recommendation of the special committee of the board of directors of Captaris, the board of directors of Captaris has unanimously determined that each of the merger and the merger agreement is advisable and in the best interests of Captaris and Captaris’s shareholders and approved the execution, delivery and performance of the merger agreement. Accordingly, the board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

The board of directors is also asking you to expressly grant the authority to vote your shares to adjourn the special meeting, if determined necessary by Captaris, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate.

Your vote is important. We cannot complete the merger unless holders of at least a majority of our outstanding common stock vote to approve the merger agreement. Failure to submit a properly executed proxy will have the same effect as a vote against the merger agreement. Whether or not you plan to be present at the special meeting, we urge you to vote by completing, signing, dating and returning the enclosed proxy card as promptly as possible. You may also vote either by telephone or the Internet. By submitting your proxy now, you will not be precluded from attending the special meeting and voting in person.

The enclosed proxy statement provides detailed information about the proposed merger, the merger agreement and the special meeting. We urge you to read the entire document carefully, including the attached annexes.

Thank you for your cooperation and continued support.

Sincerely,

David P. Anastasi Chief Executive Officer

This proxy statement is dated [—], 2008, and is first being mailed to shareholders of Captaris on or about [—], 2008.

Neither the United States Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement or determined if the proxy statement is adequate or accurate. Any representation to the contrary is a criminal offense.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [—], 2008

[—] A.M. LOCAL TIME

BELLEVUE, WASHINGTON

Dear Captaris Shareholder:

You are cordially invited to attend the special meeting of shareholders of Captaris, Inc., a Washington corporation, that will be held at the Sheraton Bellevue Hotel located at 100 112th Avenue NE, Bellevue, Washington 98004, at [—] a.m. Pacific time on [—], 2008, for the following purposes:

1.	to consider and vote upon a proposal to approve the agreement and plan of merger, dated as of September 3, 2008 (as it may be amended from time to time, the “merger agreement”), by and among Captaris, Inc., referred to as Captaris, Open Text Corporation, referred to as the Guarantor, Open Text, Inc., referred to as Open Text, an indirect wholly owned subsidiary of the Guarantor, and Oasis Merger Corp., referred to as Merger Sub, a wholly owned subsidiary of Open Text;

2.	to consider and vote upon any proposal to adjourn the special meeting, if determined necessary by Captaris, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate; and

3.	to consider and vote upon such other matters as may properly come before the special meeting or any adjournment of the special meeting.

Only shareholders of record on the books of Captaris at the close of business on [—], 2008, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment of the special meeting.

Upon the unanimous recommendation of the special committee of the board of directors of Captaris, the board of directors of Captaris has unanimously determined that each of the merger and the merger agreement is advisable and in the best interests of Captaris and Captaris’s shareholders and approved the execution, delivery and performance of the merger agreement. Accordingly, the board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement. Captaris’s board of directors also unanimously recommends that you expressly grant the authority to vote your shares to adjourn the special meeting, if determined necessary by Captaris, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate.

Holders of Captaris common stock are or may be entitled to assert dissenters’ rights with respect to the merger under Chapter 23B.13 of the Washington Business Corporation Act. A copy of Chapter 23B.13 is attached as Annex C to the enclosed proxy statement.

Your vote is important. Whether or not you plan to attend the special meeting in person, please complete, sign, date and return the accompanying proxy card in the enclosed postage-prepaid addressed envelope. You may also vote either by telephone or the Internet. We have provided instructions on the proxy card for using these convenient services. Submitting the proxy will not affect your right to vote at the special meeting if the proxy is revoked in the manner set forth in the enclosed proxy statement.

By Order of the Board of Directors

Christopher Stanton Chief Legal Officer, General Counsel and Secretary

Bellevue, Washington

[—], 2008

i

ii

SUMMARY OF TERMS

This summary, together with the section of this proxy statement entitled “Questions and Answers About the Merger,” highlights selected information from this proxy statement and may not contain all of the information that is important to you. To fully understand the merger contemplated by the merger agreement among Open Text Corporation, referred to as the Guarantor, Open Text, Inc., referred to as Open Text, Oasis Merger Corp., referred to as Merger Sub, and Captaris, Inc., and for a more detailed description of the legal terms of the merger agreement, you should read carefully this entire proxy statement and the documents to which we refer. We have included page references in parentheses to direct you to a more detailed description of the topics presented in this summary. The merger agreement is attached as Annex A to this proxy statement. The descriptions of the terms of the merger agreement in this proxy statement are qualified in its entirety by the terms of the merger agreement. We encourage you to read the merger agreement because it is the legal document that governs the merger. In this proxy statement, the terms “Captaris,” “Company,” “we,” “our,” “ours,” and “us” refer to Captaris, Inc.

The Parties (page 15)

Captaris, Inc.

301 116th Avenue SE, Suite 400

Bellevue, Washington 98004

(425) 455-6000

Founded in 1982, Captaris is a provider of computer products that automate document-centric business processes and a developer of products and services for document capture, intelligent document recognition and classification, routing, workflow, document management and document delivery within the Enterprise Content Management, referred to as the ECM, market. The ECM market is categorized into several market segments: Capture, which includes fax servers; Business Process Management, which includes workflow; Electronic Document Management Systems, which includes document routing and multi-function product solutions; Enterprise Search; and Electronic Records Management. Captaris is the parent company of Castelle, a provider of “all-in-one” network fax appliance solutions for businesses and enterprises, and Captaris Document Technologies, a developer of intelligent document and character recognition technologies that can read and extract important information from documents needed to drive business processes and decisions. Captaris is incorporated in the State of Washington.

Open Text Corporation

275 Frank Tompa Drive

Waterloo, Ontario, Canada N2L 0A1

(519) 888-7111

Founded in 1991, the Guarantor is an independent company that provides ECM software solutions that help in the management of critical business content, including version revisions and compliance with regulatory requirements. The Guarantor’s primary ECM solution, Livelink, enables corporations to manage traditional forms of content such as images, office documents, graphics and drawings, as well as to manage electronic content, including web pages, email and video. The Guarantor’s solutions allow users to gain access to view and manage all information related to a transaction or business process, without having to switch applications. The Guarantor is incorporated in Canada.

Open Text, Inc.

100 Tri-State International Parkway, Third Floor

Lincolnshire, Illinois 60609

(847) 267-9330

Founded in 1992, Open Text is an indirect wholly owned subsidiary of the Guarantor. Open Text is the Guarantor’s principal operating subsidiary in the United States. Open Text is incorporated in the State of Illinois.

Oasis Merger Corp.

100 Tri-State International Parkway, Third Floor

Lincolnshire, Illinois 60609

(847) 267-9330

Merger Sub, a wholly owned subsidiary of Open Text, was organized solely for the purpose of entering into the merger agreement with Captaris and completing the proposed merger. Merger Sub has not engaged in any business operations. Merger Sub is incorporated in the State of Washington.

The Merger (page 20)

Under the merger agreement, Merger Sub will merge with and into Captaris with Captaris continuing as the surviving corporation. After the completion of the merger, Open Text will own all of Captaris’s outstanding stock. Our shareholders will receive cash in the merger in exchange for their shares of Captaris common stock.

Merger Consideration (page 55)

If the merger is completed, each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares held by us as treasury stock and any shares owned by Open Text or Merger Sub or any of their respective wholly owned subsidiaries, or by holders properly exercising dissenters’ rights under Washington law), will be converted at the effective time of the merger into the right to receive cash, without interest and subject to any required withholding of taxes, in the amount of $4.80 per share.

Effect on Captaris Stock Options and Restricted Stock Units (page 56)

Each option to purchase shares of our common stock (whether vested or unvested) outstanding immediately prior to the effective time of the merger will be cancelled and the holder of such option (if the per share merger consideration is greater than the per share exercise price of such option) will, in full satisfaction of such option, be entitled to receive an amount in cash, subject to any required withholding of taxes, equal to the product of (a) the per share merger consideration less the per share exercise price of such option, multiplied by (b) the number of shares subject to such option.

Each restricted stock unit and restricted deferred stock unit (whether vested or unvested), referred to as an RSU, outstanding immediately prior to the effective time of the merger will be cancelled and the holder of such RSU will, in full settlement of such RSU, be entitled to receive an amount in cash, subject to any required withholding of taxes, equal to the product of (a) the per share merger consideration, multiplied by (b)  the maximum number of shares of our common stock subject to such RSU.

Reasons for the Merger (page 32)

In the course of reaching its decision to approve the merger and the merger agreement, our board of directors considered a number of factors in its deliberations. See “The Merger — Reasons for the Merger and Recommendation of the Board of Directors.” In this proxy statement, the terms “the board of directors”, “the board” or “our board” refers to our board of directors.

Opinion of the Financial Advisor to Our Board of Directors (page 35)

In connection with the evaluation of the proposed merger by our board of directors and the special committee of our board of directors, our board of directors’ financial advisor, RBC Capital Markets Corporation, referred to as RBC, rendered a written opinion to our board of directors and the special committee on September 3, 2008 that, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, the merger consideration of $4.80 in cash, without interest, per share of our common stock specified in the merger agreement was fair, from a financial point of view, to the Captaris shareholders. The full text of RBC’s written opinion dated September 3, 2008 is attached to this proxy statement as Annex B. We urge you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by RBC. RBC’s opinion was addressed to our board of directors and the special committee of our board of directors and does not constitute a recommendation to our shareholders as to how you should vote with respect to the merger.

Recommendation to Our Shareholders (pages 35 and 67)

Our board of directors, by the unanimous vote of all of its members, has:

•	determined that each of the merger and the merger agreement is advisable and in the best interests of Captaris and its shareholders;

•	approved and adopted the merger, the merger agreement and the other transactions contemplated by the merger agreement;

•	recommended the merger, the merger agreement and the transactions contemplated by the merger agreement to Captaris’s shareholders;

•	directed that the merger agreement be submitted to Captaris’s shareholders for the purpose of approving the merger agreement; and

•	recommended that Captaris’s shareholders approve the merger agreement.

Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement, and “FOR” the adjournment of the special meeting, if determined necessary by Captaris, to solicit additional proxies if there are insufficient votes at the time of the special meeting, to approve the merger agreement or if otherwise deemed necessary or appropriate.

Interests of Our Directors and Executive Officers in the Merger (page 42)

In considering the recommendation of our board of directors in favor of the approval of the merger agreement, you should be aware that the consummation of the merger will result in certain benefits to our directors and executive officers that are not available to our shareholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and recommending that the shareholders approve the merger agreement. Shareholders should take these benefits into account in deciding whether to vote for approval of the merger agreement.

These interests relate to or arise from:

•	the acceleration of vesting of all outstanding unvested stock options and restricted stock units held by executive officers and the cash-out of such awards;

•	the cash-out of stock options and restricted stock units held by non-employee directors;

•	the cash compensation to non-employee directors if the merger agreement is approved at the special meeting;

•	certain benefits pursuant to change in control agreements with the executive officers;

•	payments under the Management Incentive Retention Plan for executive officers; and

•	continuation of certain indemnification and insurance arrangements.

Dissenters’ Rights (page 48)

Shareholders who do not vote in favor of approval of the merger agreement and who otherwise comply with the procedures for asserting dissenters’ rights under the applicable statutory provisions of the Washington Business Corporation Act, referred to as the WBCA, summarized elsewhere in this proxy statement, may demand payment of the “fair value” of their shares in connection with the merger. See “The Merger — Dissenters’ Rights.”

Material U.S. Federal Income Tax Consequences of the Merger (page 52)

Each U.S. Holder (as defined in “The Merger — Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 52 of this proxy statement) who holds his or her shares of Captaris common stock as a capital asset (generally, assets held for investment) generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the amount of cash received by such U.S. Holder in the merger, and (2) the U.S. Holder’s adjusted tax basis in his or her shares of Captaris common stock surrendered in the transaction. Each non-U.S. Holder (as defined in “The Merger — Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 52 of this proxy statement) who holds his or her shares of Captaris common stock as a capital asset generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash in the merger. Tax matters are complicated and the tax consequences of the merger to you will depend on your individual circumstances. You should consult your tax advisor to determine the specific tax consequences of the merger to you.

Antitrust Matters (page 54)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the HSR Act, prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. Both the Guarantor and Captaris filed the required notification and report forms under the HSR Act on September 17, 2008. A foreign competition filing was submitted in Germany on September 16, 2008.

The Special Meeting of Captaris Shareholders (page 16)

Time, Date and Place. The special meeting will be held at the Sheraton Bellevue Hotel located at 100 112th Avenue NE, Bellevue, Washington 98004, at [—] a.m. Pacific time on [—], 2008.

Purpose of the Special Meeting. You will be asked to consider and vote upon approval of the merger agreement. The merger agreement provides that Merger Sub will be merged with and into Captaris, and each outstanding share of our common stock (other than shares in respect of which dissenters’ rights are exercised) will be converted into the right to receive $4.80 in cash, without interest and subject to any required withholding of taxes.

In the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement, you may be asked to consider and vote upon a proposal to adjourn the special meeting, if determined necessary by Captaris, to solicit additional proxies or if otherwise deemed necessary or appropriate by Captaris.

The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments of the special meeting.

Record Date; Stock Entitled to Vote. Captaris’s board of directors has fixed [—], 2008 as the record date for the special meeting. Only holders of record of Captaris common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournment thereof. On that date, [—] shares of common stock were issued and outstanding.

Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Captaris common stock as of the close of business on the record date is required to approve the merger agreement. If a quorum exists, in order for shareholders to approve a proposal to adjourn the special meeting, the votes cast in favor of the proposal by the shares entitled to vote must exceed the votes cast against the proposal by the shares entitled to vote. If a quorum does not exist, approval of adjournment of the special meeting would require a majority of the votes of the shareholders present, in person or by proxy, and entitled to vote on the matter.

Voting of Proxies. If you are a record holder of our common stock, you may vote in the following ways:

(1) Voting by Mail. If you choose to vote your shares by mail, simply mark your proxy, date and sign it, and return it in the postage prepaid addressed envelope provided.

(2) Voting in Person. You can vote your shares by appearing and voting in person at the special meeting.

(3) Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day.

(4) Voting by Internet. You can vote your shares via the Internet. The web site for Internet voting is on your proxy card, and voting is also available 24 hours a day.

If your shares are held in “street name” through a broker, bank, trustee or other holder of record, including the trustee or other fiduciary of an employee benefit plan, you may only vote by completing and returning the voting instruction form provided by the record holder, or via the Internet or by telephone if such a service is provided by the record holder, and you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to approve the merger agreement, and “FOR” the proposal to adjourn the meeting, if determined necessary by Captaris, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate.

Abstentions and Broker Non-Votes. Abstentions and broker non-votes will be counted for purposes of determining the existence of a quorum at the special meeting, but will not be counted as votes cast for purposes of determining the approval of any matter submitted to the shareholders for a vote at the special meeting. Accordingly, if a quorum exists, abstentions and broker non-votes will have the effect of a vote “AGAINST” the proposal to approve the merger agreement and will have no effect on the voting results as to any proposal to adjourn the special meeting.

Revocation of Proxies. You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either (a) notify the Corporate Secretary of Captaris in writing before the special meeting, (b) deliver to the Corporate Secretary of Captaris before the special meeting a signed proxy dated after the date of the proxy you wish to revoke, or (c) attend the special meeting and vote your shares in person. Attendance at the special meeting without voting will not constitute revocation of a proxy.

Please note that if you have instructed your broker to vote your shares, the methods for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change these instructions.

The Merger Agreement (page 55)

A copy of the merger agreement is attached to this proxy statement as Annex A and a summary of the merger agreement is provided beginning on page 55 of this proxy statement. You are encouraged to read the merger agreement carefully as it is the legal document that contains the terms and conditions of the merger.

Limitation on Considering Acquisition Proposals. We have agreed that we and our subsidiaries will not, and will cause our respective officers and employees, and our counsel, investment bankers, accountants and other representatives, not to, directly or indirectly:

•

solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action designed to facilitate, directly or indirectly, or that could reasonably be expected to lead to any inquiries or the making of any acquisition proposal;

•	participate in any discussions or negotiations relating to any acquisition proposal;

•	furnish any materials to another person regarding or in connection with an acquisition proposal;

•	approve, endorse or recommend any acquisition proposal or cause a change of recommendation; or

•	enter into any agreement or understanding regarding an acquisition proposal.

In addition, we have agreed to cease as of the date of the merger agreement and cause to be terminated any solicitation, encouragement, discussion or negotiation conducted up to such time regarding any acquisition proposal.

Change of Recommendation. If prior to the adoption of the merger agreement by our shareholders at the shareholders’ meeting, our board of directors, in response to an acquisition proposal, determines such acquisition proposal is a superior proposal (as more fully described in “The Merger Agreement — No Solicitation of Transactions”), our board of directors may approve such superior proposal and make a change of recommendation (as more fully described in “The Merger Agreement — No Solicitation of Transactions”). We must then notify Open Text in writing that we intend to effect a change of recommendation with respect to such superior proposal (specifying any material terms and conditions of such acquisition agreement and identifying the party making the superior proposal), after which time Open Text will have five business days to negotiate with us for an amendment of the merger agreement prior to making such change of recommendation. Following such negotiation, if our board of directors determines in good faith, after consultation with our financial advisor and outside legal counsel, that the acquisition proposal remains a superior proposal despite any improvements offered by Open Text, it may make a change of recommendation or take the other actions as described more fully in the merger agreement.

Conditions to the Merger. Before we can complete the merger, a number of conditions must be satisfied (or waived by the party or parties entitled to waive the condition under and in accordance with the terms of the merger agreement). These conditions include:

•	our shareholders must have approved the merger agreement with the requisite shareholder vote;

•

no temporary restraining order, preliminary or permanent injunction or other order, decree or ruling enjoining or otherwise preventing the consummation of the merger substantially on the terms contemplated by the merger agreement has been issued by any court of competent jurisdiction or other governmental entity and remains in effect, and there is no legal requirement that has the effect of making the consummation of the merger illegal, and no governmental entity having jurisdiction over us, Open Text or Merger Sub has initiated or overtly threatened any legal proceeding challenging or seeking to restrain or prohibit the consummation of the merger;

•	any applicable waiting period under the HSR Act or any material antitrust requirements reasonably determined to apply to the merger have expired or been terminated;

•	the accuracy of our representations and warranties set forth in the merger agreement except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

•

the accuracy of the representations and warranties of Open Text and Merger Sub regarding the solvency of the surviving corporation in the merger and sufficient funds with regard to the merger and the accuracy of the other representations and warranties of Open Text and Merger Sub set forth in the merger agreement, except as would not, individually or in the aggregate, have a material adverse effect on the Guarantor and its subsidiaries or the ability of Open Text to consummate the merger;

•

the delivery by Open Text and by us of certain certificates, including a certificate delivered to Open Text signed by one of our officers that our rights agreement does not apply to the merger (or alternatively the rights agreement has been terminated);

•	the performance, in all material respects, by each party of the covenants and obligations under the merger agreement;

•

the absence of a material adverse effect following September 3, 2008; provided, however, a material adverse effect will not be deemed to have occurred if the fact, change, event, factor, condition, circumstance, development or effect giving rise to such material adverse effect has been fully remedied, such that no remaining impact is present, all as determined by Open Text in good faith; and

•	not more than 15% of our shareholders shall have exercised dissenters’ rights.

Termination of the Merger Agreement. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by the mutual consent of us and Open Text;

•	by either us or Open Text:

•

if the merger has not occurred on or prior to January 1, 2009, referred to as the Termination Date, provided, however, that the right to terminate the merger agreement is not available to any party whose failure to fulfill any obligation under the merger agreement has been the primary cause of the failure of the merger to occur on or prior to such date; and provided further that either we or Open Text may extend the Termination Date to January 31, 2009 if, as of January 1, 2009, all conditions to closing have been met or waived other than the holding of our shareholders’ meeting to approve the merger agreement or the expiration or termination of the waiting period under the HSR Act or any material antitrust requirements reasonably determined to apply to the merger;

•

if any governmental entity has issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the merger substantially as contemplated by the merger agreement, and such order, decree, ruling or other action has become final and non-appealable;

•

if the meeting of our shareholders concludes without obtaining approval of the merger agreement in accordance with the WBCA; provided, the right to terminate will not be available to us where the failure to obtain the approvals was caused by our action or failure to act and such action or failure to act constitutes a breach by us of the merger agreement; or

•

if our board of directors shall have effected a change of recommendation or approved or recommended, or proposed publicly to approve or recommend, any superior proposal, or permitted us to enter into an acquisition agreement related to a superior proposal;

•	by us:

•

if Open Text or Merger Sub breaches any covenant or agreement, or if any representation or warranty of Open Text or Merger Sub is untrue resulting in the failure of a condition to the obligations of Captaris to effect the merger being satisfied; provided that, if such breach is curable through the exercise of Open Text’s or Merger Sub’s reasonable best efforts and they continue to exercise such reasonable best efforts, we may not terminate the merger agreement; provided further that our right to terminate the merger agreement under these circumstances will not be available to us if we failed to perform any of our representations and warranties or obligations under or in connection with the merger agreement that would result in Open Text’s or Merger Sub’s closing conditions not being satisfied;

•	by Open Text:

•

if we breach any covenant or agreement, or if any of our representations or warranties is untrue, resulting in the failure of a condition to the obligations of Open Text or Merger Sub to effect the merger being satisfied, provided that, if we can cure such breach using our reasonable best efforts and we continue to exercise such reasonable best efforts, Open Text may not terminate the merger agreement, provided further that Open Text’s and Merger Sub’s right to terminate the merger agreement in this manner will not be available to them if they failed to perform any of their representations and warranties or obligations under or in connection with the merger agreement that would result in certain of our closing conditions not being satisfied; or

•	if we or any of our subsidiaries or our respective representatives failed to comply in any material respect with the provisions regarding acquisition proposals as provided in the merger agreement.

Fees and Expenses.

In the event that:

•

we or Open Text terminate the merger agreement because the merger has not occurred on or prior to the Termination Date or if our shareholders’ meeting has concluded without the requisite shareholder vote, or if Open Text terminates the merger agreement because certain breaches by us of a covenant, representation or warranty, then we are required to make a nonrefundable cash payment to Open Text in an amount equal to the lesser of (i) $2.0 million or (ii) the aggregate amount of all out-of-pocket costs and expenses incurred by Open Text and Merger Sub in connection with the merger agreement and the transactions contemplated by the merger agreement (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees), referred to as the Expense Amount. The Expense Amount will be paid by us to Open Text within two business days following request from Open Text for payment containing reasonable evidence of such costs and expenses.

In the event that:

•

we or Open Text terminate the merger agreement if our board of directors has effected a change of recommendation or approved or recommended, or proposed publicly to approve or recommend, any superior proposal, or permitted us to enter into an acquisition agreement related to a superior proposal;

•

Open Text terminates this merger agreement if we or any of our subsidiaries or their respective representatives fail to comply in any material respect with the provisions regarding acquisition proposals as provided in the merger agreement; or

•	(A) after September 3, 2008, we (directly or through our representatives) exercise our right to negotiate or discuss an acquisition proposal pursuant to provisions regarding acquisition proposals as provided in the merger agreement, or an acquisition proposal has been publicly announced and, in either case, such acquisition proposal is not withdrawn or terminated, on or before the fifth business day prior to our shareholders’ meeting (with respect to a termination if our shareholders’ meeting shall have concluded without the approval of the merger agreement) or on or before the date of termination with respect to a termination as a result of the merger not occurring on or prior to the Termination Date, (B) we or Open Text terminate the merger agreement as a result of the merger not having occurred on or prior to the Termination Date or if our shareholders’ meeting has concluded without the requisite shareholder vote, (C) at the time of such termination neither Open Text nor Merger Sub has breached or failed to perform any of its representations and warranties or obligations under or in connection with the merger agreement in any material respect, and (D) prior to or within twelve months following the date the merger agreement is terminated, we enter into a definitive agreement with respect to any acquisition proposal or any acquisition proposal is consummated; provided, however, that for purposes of clause (D), the references to “twenty percent (20%)” in the definition of acquisition proposal shall be deemed to be references to “fifty percent (50%)”, then we will promptly pay to Open Text a termination fee of $4.9 million; provided that any Expense Amount paid will be deducted from the termination fee.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving this proxy statement?

A:	Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at a special meeting of shareholders, or at any adjournments or continuations of the special meeting if determined necessary by Captaris.

Q:	What is the proposed transaction for which I am being asked to vote?

A:	You are being asked to vote to approve the merger agreement that provides for the acquisition of Captaris by Open Text.

Q:	Where and when is the special meeting?

A:	The special meeting will be held at the Sheraton Bellevue Hotel located at 100 112th Avenue NE, Bellevue, Washington 98004, at [—] a.m. Pacific time on [—], 2008.

Q:	What will happen to my shares of Captaris common stock after the merger?

A:	Upon completion of the merger, each outstanding share of Captaris common stock that you hold immediately prior to the merger will be converted into the right to receive $4.80 in cash, without interest and subject to any required withholding of taxes (assuming you have not properly exercised dissenters’ rights under applicable Washington law), and as a result of the merger each such share of Captaris common stock will be cancelled and cease to exist.

Q:	Will I own any shares of Captaris common stock or Open Text common stock after the merger?

A:	No. You will be paid cash for your shares of Captaris common stock. You will not receive (or have the option to receive) any Open Text common stock in exchange for your shares.

Q:	Will the merger be taxable to me?

A:	Generally, yes. For U.S. federal income tax purposes, the merger will be a taxable transaction. You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 52 for a more detailed discussion of the U.S. federal income tax consequences of the merger. Tax matters are complicated and the tax consequences of the merger to you will depend on your individual circumstances. You should consult your tax advisor to determine the specific tax consequences of the merger to you.

Q:	Does our board of directors recommend approval of the merger agreement?

A:	Yes. Our board of directors unanimously approved and adopted the merger, merger agreement and the transactions contemplated by the merger agreement and unanimously recommends that our shareholders vote “FOR” the approval of the merger agreement.

Q:	What factors did our board of directors consider in making its recommendation?

A:	Our board of directors considered many factors in deciding to recommend the approval of the merger agreement. These factors are described below (see “The Merger — Reasons for the Merger and Recommendation of Our Board of Directors” beginning on page 32).

Q:	What constitutes a quorum at a special meeting?

A:	A majority of the votes entitled to be cast by the shareholders of record of Captaris common stock as of the close of business on the record date, represented in person or by proxy, constitutes a quorum of shares at the special meeting of shareholders.

Q:	What vote of the shareholders is required to approve the merger agreement?

A:	The merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Captaris common stock as of the close of business on the record date.

Q:	How many votes do I have?

A:	You have one vote for each share of Captaris common stock you own as of [—], the record date for the special meeting.

Q:	Am I entitled to dissenters’ rights?

A:	Yes. You may dissent from the merger and obtain payment of the “fair value” (as defined in Washington law) of your common stock instead of receiving $4.80 in cash per share of Captaris common stock pursuant to the terms of the merger agreement. To do this, you must strictly follow the procedures prescribed by Washington law, which are summarized under “The Merger — Dissenters’ Rights” beginning on page 48. The “fair value” of your shares (as defined in Washington law) may be more or less than the merger consideration.

Q:	Will any proxy solicitors be used in connection with the special meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged MacKenzie Partners, Inc.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement, including its annexes, carefully, and to consider how the merger affects you. If you are a shareholder of record, then you can ensure that your shares are voted at the special meeting by taking one of the following actions:

•

indicate your vote on your proxy card and sign, date and mail your proxy card in the enclosed postage prepaid addressed envelope as soon as possible as instructed in these materials so that your shares may be represented at the special meeting. The special meeting will be held at the Sheraton Bellevue Hotel located at 100 112th Avenue NE, Bellevue, Washington 98004, at [—] a.m. Pacific time on [—], 2008;

•

using a touch-tone telephone, call the toll free number set forth on the enclosed proxy card and follow the instructions. When asked for your voter control number, enter the number printed just above your name on the front of the proxy card accompanying this proxy statement. Your telephone vote is quick, confidential, and immediate. Please note that all votes cast by telephone must be completed and submitted prior to [—], 2008 at 11:59 p.m., Eastern time. Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated, and returned the proxy card. If you vote by telephone, please do not return your proxy card by mail; or

•

visit the Internet voting site set forth on the enclosed proxy card and follow the instructions on the screen. When prompted for your voter control number, enter the number printed just above your name on the front of the proxy card accompanying this proxy statement. Your Internet vote is quick, confidential, and immediate. Please note that all votes cast by Internet must be completed and submitted prior to [—], 2008 at 11:59 p.m. Eastern time. Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated, and returned the proxy card. This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed. If you vote by Internet, please do not return your proxy card by mail.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should follow the procedures provided by your broker regarding how to provide proper instructions to your broker so that your shares will be represented at the special meeting.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card (or, in the case of telephonic or Internet voting, provide appropriate instructions concerning the separate proxy) for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an Individual Retirement Account must be voted under the rules governing the account.

Q:	What happens if I do not send in my proxy card or if I abstain from voting?

A:	If you do not send in your proxy card or do not instruct your broker to vote your shares, or if you abstain from voting, it will have the same effect as a vote against approval of the merger agreement.

Q:	May I vote in person?

A:	You may vote in person at the special meeting, rather than signing, dating and returning your proxy card, if you own shares directly in your own name as the shareholder of record. However, even if you plan to attend the special meeting in person, we encourage you to return your signed proxy card, to ensure that your shares are represented and voted at the special meeting. If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the special meeting, you must obtain from the record holder a “legal proxy” issued in your name.

Q:	May I revoke my proxy or change my vote after I have mailed my signed proxy card?

A:	Yes. You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either (a) file an instrument of revocation with our Corporate Secretary at our principal executive office before the special meeting, (b) submit to our Corporate Secretary before the special meeting a later dated properly executed proxy by telephone, Internet or in writing, or (c) attend the special meeting and vote your shares in person. Attendance at the special meeting, without voting, will not constitute revocation of your proxy.

Please note that if you have instructed your broker to vote your shares, then in order to change or revoke those instructions you must follow the directions received from your broker.

Q:	Should I send in my stock certificates now?

A:	No. If the merger is completed, the paying agent for the merger will send you written instructions for exchanging your stock certificates for the merger consideration.

Q:	When do you expect the merger to be completed?

A:	We have been working toward completing the merger as quickly as possible. In addition to obtaining shareholder approval, all other closing conditions must be satisfied or waived, including the expiration of the waiting period under the HSR Act, before the merger can be completed. However, we cannot assure you that all conditions to the merger will be satisfied or waived or, if satisfied or waived, as to the date by which they will be satisfied or waived.

Q:	What will happen to Captaris as a result of the merger?

A:	If the merger is completed, Captaris will become a wholly owned subsidiary of Open Text, and Captaris common stock will cease to be listed on the Nasdaq Global Select Market, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act.

Q:	When will I receive the cash consideration for my shares of Captaris common stock?

A:	If the merger is completed, you will thereafter receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration payable in the merger. When you properly return and complete the required documentation described in the written instructions, you will thereafter receive from the paying agent a payment of the cash consideration for your shares. If you hold your shares in “street name” through your broker, bank or other nominee, your account will be updated to reflect payment of the cash consideration for your shares.

Q:	What happens if I sell my shares of common stock before the special meeting?

A:	The record date for shareholders entitled to vote at the special meeting is earlier than the date of the special meeting. If you transfer your shares of Captaris common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom your transfer your shares.

Q:	Who can help answer my additional questions?

A:	If you have additional questions about the merger, if you need assistance in submitting your proxy or voting your shares or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact our Investor Relations Department at (425) 638-4048. You may also call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885, toll free, to request a separate copy of these materials.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, that reflect our current views as to future events, future developments, and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary of Terms,” “The Merger,” “The Merger — Opinion of the Financial Advisor to Our Board of Directors” and in statements containing words such as “anticipate,” “estimate,” “expect,” “will be,” “may,” “will continue,” “likely to become,” “intend,” “plan,” “believe” and other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations or on the merger and related transactions. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events, future developments, or otherwise, except as required by law. In addition to other factors and matters contained in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under certain circumstances that could require us to pay a $4.9 million termination fee to Open Text or reimburse up to $2.0 million of Open Text’s out-of-pocket expenses, which would reduce any termination fee that may be payable;

•	the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to consummate the merger;

•	the failure of the merger to close in a timely manner or at all for any other reason, which may adversely affect our business and the price per share of our common stock;

•	the potential adverse effect on our business and operations because of certain covenants we agreed to in the merger agreement;

•	the effect of the announcement of the merger on our clients, customers and partner relationships, operating results and business generally;

•	the risk that the proposed merger disrupts current plans and operations and our inability to respond effectively to competitive pressures, industry developments and future opportunities;

•	our inability to retain and, if necessary, attract key employees, particularly in light of the proposed merger;

•	risks relating to diverting management’s attention from ongoing business and operations;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	potential litigation regarding the merger; and

other risks detailed in our current filings with the Securities Exchange Commission, referred to as the SEC, including our most recent filings on Forms 10-K, 10-Q and 8-K. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the SEC website at http://www.sec.gov or from commercial document retrieval services. You can also access free copies of our Form 10-K and Form 10-Q in the Investors Relations section of our website at http://www.captaris.com. We undertake no obligation to update, except as required by law, any forward-looking statements, whether as a result of new information, future events, future developments, or otherwise.

THE PARTIES

Captaris, Inc.

Founded in 1982, Captaris is a provider of computer products that automate document-centric business processes and a developer of products and services for document capture, intelligent document recognition and classification, routing, workflow, document management and document delivery within the ECM market. The ECM market is categorized into several market segments: Capture, which includes fax servers; Business Process Management, which includes workflow; Electronic Document Management Systems, which includes document routing and multi-function product solutions; Enterprise Search; and Electronic Records Management. Captaris is the parent company of Castelle, a provider of “all-in-one” network fax appliance solutions for businesses and enterprises, and Captaris Document Technologies, a developer of intelligent document and character recognition technologies that can read and extract important information from documents needed to drive business processes and decisions. Captaris is incorporated in the State of Washington with its principal executive offices at 301 116th Avenue SE, Suite 400, Bellevue, Washington 98004. Captaris’s telephone number is (425) 455-6000.

Open Text Corporation

Founded in 1991, the Guarantor is an independent company that provides ECM software solutions that help in the management of critical business content, including version revisions and compliance with regulatory requirements. The Guarantor’s primary ECM solution, Livelink, enables corporations to manage traditional forms of content such as images, office documents, graphics and drawings, as well as to manage electronic content, including web pages, email and video. The Guarantor’s solutions allow users to gain access to view and manage all information related to a transaction or business process, without having to switch applications. The Guarantor is incorporated in Canada with its principal executive offices at 275 Frank Tompa Drive, Waterloo, Ontario, Canada N2L 0A1. The Guarantor’s telephone number is (519)  888-7111.

Open Text, Inc.

Founded in 1992, Open Text is an indirect wholly owned subsidiary of the Guarantor. Open Text is the Guarantor’s principal operating subsidiary in the United States. Open Text is incorporated in the State of Illinois with its principal executive offices at 100 Tri-State International Parkway, Third Floor, Lincolnshire, Illinois 60609. Open Text’s telephone number is (847) 267-9330.

Oasis Merger Corp.

Merger Sub, a wholly owned subsidiary of Open Text, was organized solely for the purpose of entering into the merger agreement with Captaris and completing the proposed merger. Merger Sub has not engaged in any business operations. Merger Sub is incorporated in the State of Washington with its principal executive offices at 100 Tri-State International Parkway, Third Floor, Lincolnshire, Illinois 60609. Merger Sub’s telephone number is (847) 267-9330.

THE SPECIAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the special meeting or any postponements or adjournments thereof. The approximate date on which this proxy statement and form of proxy card are being sent or given to shareholders is [—], 2008.

Date, Time and Place

The special meeting will be held at the Sheraton Bellevue Hotel located at 100 112th Avenue NE, Bellevue, Washington 98004, at [—] a.m. Pacific time on [—], 2008.

Purpose of the Special Meeting

The purpose of the special meeting is for our shareholders to consider and vote on the approval of the merger agreement. Our shareholders must approve the merger agreement for the merger to occur. The special meeting may be adjourned if determined necessary by Captaris, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate.

Record Date; Stock Entitled to Vote

Only holders of record of Captaris common stock at the close of business on [—], 2008, the record date, are entitled to notice of and to vote at the special meeting. At the close of business on the record date, [—] shares of Captaris common stock were issued and outstanding and such shares were held by [—] holders of record. A list of record shareholders entitled to receive notice of, and to vote at, the special meeting, arranged in alphabetical order, showing the address of, and number of shares of Captaris common stock held by, each such shareholder, will be open for inspection by Captaris’s shareholders, during regular business hours, beginning ten days prior to the special meeting and continuing through the special meeting (including any adjournment thereof) at Captaris’s principal executive offices, located at 301 116th Avenue SE, Suite 400, Bellevue, Washington 98004.

Quorum and Voting

A majority of the votes entitled to be cast by the shareholders of record of shares of Captaris common stock as of the close of business on the record date, represented in person or by proxy, constitutes a quorum of shares at the special meeting of shareholders. Once a share is represented for any purpose at the special meeting other than solely to object to holding the meeting or transacting business at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment of the meeting (unless a new record date is or must be set for the adjourned meeting) notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

You are entitled to one vote for each share of common stock you hold. If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any directions given, your shares will be voted in accordance with our recommendations.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of Captaris common stock as of the close of business on the record date is required to approve the merger agreement. If a quorum exists, in order for shareholders to approve a proposal to adjourn the special meeting, the votes cast in favor of the proposal by the shares entitled to vote must exceed the votes cast against the proposal by the shares entitled to vote. If a quorum does not exist, approval of adjournment of the special meeting would require a majority of the votes of the shareholders present, in person or by proxy, and entitled to vote on the matter.

Voting of Proxies

If you are a shareholder of record, you may vote by completing the enclosed proxy card and then signing, dating and returning it in the postage-prepaid addressed envelope provided, by voting through the Internet or telephone in accordance with the instructions set forth on the enclosed proxy card, or by attending the special meeting and voting in person by ballot.

Voting by Mail. You may vote by proxy by completing the enclosed proxy card and then signing, dating and returning it in the postage prepaid addressed envelope. Submitting a proxy will not limit your right to vote at the special meeting if you decide to attend in person.

Voting by Telephone. You can vote your shares by telephone by using a touch-tone telephone, calling the toll-free telephone number on your proxy card and following the instructions. When asked for your voter control number, enter the number printed just above your name on the front of the proxy card accompanying this proxy statement. Your telephone vote is quick, confidential and immediate. Please note that all votes cast by telephone must be completed and submitted prior to [—], 2008 at 11:59 p.m., Eastern time. Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you completed, signed, dated and returned the proxy card. If you vote by telephone, please do not return your proxy card by mail. Telephone voting is available 24 hours a day.

Voting by Internet. You can vote your shares via the Internet. Visit the Internet voting site set forth on the enclosed proxy card and follow the instructions on the screen. When prompted for your voter control number, enter the number printed just above your name on the front of the proxy card accompanying this proxy statement. Your Internet vote is quick, confidential, and immediate. Please note that all votes cast by Internet must be completed and submitted prior to [—], 2008 at 11:59 p.m. Eastern time. Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you completed, signed, dated, and returned the proxy card. This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed. If you vote by Internet, please do not return your proxy card by mail. Internet voting is also available 24 hours a day.

Voting in Person. You can vote your shares by appearing and voting in person at the special meeting. However, even if you plan to attend the special meeting in person, our board of directors recommends that you vote by mail. Voting your proxy card by mail will not limit your right to vote at the special meeting, if you decide to attend in person. If you hold shares through a bank, broker, trustee, or other agent, you must obtain a proxy, executed in your favor, from the bank, broker, trustee, or other agent to be able to vote at the special meeting.

Shares represented by a properly executed proxy will be voted at the special meeting and, when instructions have been given by the shareholder, will be voted in accordance with those instructions. Properly executed proxies that do not contain voting instructions with regard to a proposal will be voted “FOR” any such proposal.

If your shares are held in “street name,” meaning that they are registered in the name of a broker, nominee, fiduciary or other custodian, then, except as noted below, only that broker, nominee, fiduciary or other custodian can execute a proxy and vote your shares, and that broker, nominee, fiduciary or other custodian can do so only after receiving your specific instructions. Your broker, nominee, fiduciary or other custodian should provide you with a voting instruction form for your use to provide them with instructions as to how to vote your shares at the special meeting. If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the special meeting, you must obtain from the record holder a “legal proxy” issued in your name.

Captaris shareholders who receive more than one proxy card or voting instruction form have shares registered in different forms or in more than one account. Please sign, date and return all proxy cards and provide instructions for all voting instruction forms received to ensure that all of your shares are voted.

As of the date of this proxy statement, Captaris does not expect a vote to be taken on any matters at the special meeting other than the approval of the merger agreement (or approval of the adjournment of the special meeting, if determined necessary by Captaris, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate). If, however, any such other matter is properly presented at the special meeting or any adjournment of the special meaning, unless you otherwise indicate on the proxy card, or otherwise if voting by telephone or via the Internet, you also authorize the persons appointed as proxies to vote the shares represented by duly executed proxies on any such other matters in accordance with their discretion and judgment.

Abstentions and Broker Non-Votes

Broker non-votes are shares of Captaris common stock for which Captaris has received a proxy from a broker, nominee, fiduciary or other custodian that has neither received instructions from the beneficial owner or other persons entitled to vote such shares nor has discretionary power to vote such shares on a particular matter.

Abstentions and broker non-votes will be counted for purposes of determining the existence of a quorum at the special meeting, but will not be counted as votes cast for purposes of determining the approval of any matter submitted to the shareholders for a vote at the special meeting. Accordingly, if a quorum exists, abstentions and broker non-votes will have the effect of a vote “AGAINST” the proposal to approve the merger agreement and will have no effect on the voting results as to any proposal to adjourn the special meeting. In the event that a quorum does not exist, approval of adjournment of the special meeting would require a majority of the votes of the shareholders present, in person or by proxy, and entitled to vote on the matter, and, as a result, abstentions would have the same effect as a vote “AGAINST” approval of adjournment, whereas broker non-votes, which are not entitled to vote, would have the effect of reducing the aggregate number of affirmative votes required to adjourn the special meeting.

Shareholders whose shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian are advised to forward their voting instructions promptly so as to afford brokers, nominees, fiduciaries and other custodians sufficient time to process such instructions.

Revocation of Proxies

If you give your proxy card to Captaris, you have the power to revoke it at any time before it is exercised. Your proxy card may be revoked by:

•	notifying the Corporate Secretary of Captaris in writing before the special meeting;

•	delivering to the Corporate Secretary of Captaris before the special meeting a signed proxy dated after the date of the proxy you wish to revoke; or

•	attending the special meeting and voting your shares in person.

Your attendance at the special meeting, without voting, will not revoke your proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” then in order to change or revoke those instructions you must follow the directions given by the broker, nominee, fiduciary or other custodian.

Board of Directors’ Recommendation

Upon the unanimous recommendation of the special committee of the board of directors of Captaris, our board of directors has unanimously determined that each of the merger and the merger agreement is advisable and in the best interests of Captaris and its shareholders, approved and adopted the merger, the merger agreement and the other transactions contemplated by the merger agreement, recommended the merger, the merger agreement and the transactions contemplated by the merger agreement to Captaris’s shareholders, directed that the merger agreement be submitted to Captaris’s shareholders for approval and recommended that Captaris shareholders approve the merger agreement. Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement, and “FOR” the adjournment of the special meeting if determined necessary by Captaris, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate.

Solicitation of Proxies

Our board of directors is soliciting the proxies in the form enclosed. David P. Anastasi and Peter Papano, and each or either of them, are named as proxies. Proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation. We may solicit your proxy by personal interview, mail, electronic mail or telephone. Captaris will pay all costs associated with the solicitation of proxies. In addition, we have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation. MacKenzie Partners, Inc. will receive a fee for its services of $10,000 and expense reimbursement. Also, we may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation materials to such beneficial owners.

Assistance

Shareholders who have questions regarding the proxy materials, need assistance voting their shares, or require additional copies of the proxy statement or proxy card should contact or call (toll-free) our proxy solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Toll free: (800) 322-2885

Banks and brokers can call (212) 929-5500.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. If other matters do properly come before the special meeting, we intend that shares of our common stock represented by properly executed proxies will be voted by the persons named as proxies on the proxy card in accordance with their discretion and judgment.

PROPOSAL 1 — APPROVAL OF THE MERGER AGREEMENT

THE MERGER

The discussion under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement” summarizes the material terms of the merger. Although we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the merger agreement and the other documents referred to herein carefully for a more detailed description of the merger.

Background of the Merger

The board of directors and management of Captaris have continually engaged in a review of Captaris’s business plans and other strategic opportunities, including the evaluation of the market in which Captaris competes, the possibility of pursuing strategic alternatives, such as acquisitions, and the possible sale of Captaris, each with the view towards enhancing shareholder value.

At various investor conferences in 2006 and 2007, representatives of Vector Capital Corporation, together with its affiliates referred to as Vector, which became a significant shareholder of Captaris in 2007, engaged in conversations with management of Captaris. At a meeting held on April 6, 2007, the chief executive officer and the chief financial officer of Captaris met with representatives of Vector, at which meeting Vector provided a presentation suggesting a transaction might be possible in the range of $7.00 to $7.50 per share and that Captaris management would be able to participate in the buyout. Vector’s April 6, 2007 preliminary indication of interest contemplated further due diligence and Captaris making available confidential information. Immediately following this meeting, the chief executive officer of Captaris and the chief financial officer of Captaris shared Vector’s April 6, 2007 indication with Captaris’s board of directors, financial advisor, Credit Suisse (USA) LLC, referred to as Credit Suisse (which had a standing engagement with us pursuant to an engagement letter dated February 24, 2003), and legal counsel, Perkins Coie LLP, referred to as Perkins Coie.

On April 12, 2007, Vector’s April 6, 2007 indication was discussed at a special meeting of our board of directors, with only our independent directors and representatives of Credit Suisse and Perkins Coie, participating. A representative of Perkins Coie reviewed with the directors the duties of the directors and certain other legal matters with respect to Vector’s April 6, 2007 indication. At this meeting, our board of directors determined to hold a subsequent board meeting to continue its review of Vector’s April 6, 2007 indication and requested representatives of Credit Suisse to review certain financial aspects of Vector’s April 6, 2007 indication.

On May 14, 2007, our board of directors held a meeting at which a representative of Perkins Coie again reviewed with the directors the duties of the directors and certain other legal matters, and representatives of Credit Suisse reviewed certain financial aspects of Vector’s April 6, 2007 indication. In addition, management provided updated forecasts and reviewed its business strategy to offer mid-market customers an integrated solution encompassing document management, document capture, workflow, document distribution and fax. At this meeting, our board of directors engaged in discussions and concluded that in light of Captaris’s business strategy, Vector’s April 6, 2007 indication did not reflect adequately the long-term prospects of Captaris and that Captaris was not for sale. Following this meeting, at the direction of our board of directors, representatives of Credit Suisse informed Vector of our board of directors’ conclusion. Vector indicated that it might be interested in revising its indicative price range for Captaris if it were permitted to engage in due diligence. At the direction of our board of directors, representatives of Credit Suisse indicated to Vector that our board of directors would be prepared to allow Vector to perform due diligence as long as Vector entered into a customary non-disclosure and standstill agreement. A representative of Perkins Coie subsequently furnished a draft of such an agreement to Vector and its counsel, O’Melveny & Myers LLP. Several drafts were exchanged by the law firms during the ensuing period.

On August 8, 2007, our board of directors met to receive an update on communications between Vector and representatives of Credit Suisse. Representatives of Credit Suisse reported that Vector had indicated potential interest in significantly increasing its equity ownership in Captaris prior to receiving confidential information.

They also reported that representatives of Vector communicated that Vector would be interested in resuming discussions with Captaris, but because of market conditions in the debt markets, which would make leveraged acquisitions more costly, and Captaris’s recently announced results for the second quarter, Vector would lower its indicative range to between $6.00 and $6.50. Following discussion, it was the board of directors’ consensus that the value range indicated by Vector was not one at which Captaris should entertain discussions and the directors affirmed that long-term value to Captaris shareholders would be better achieved by Captaris pursuing its current strategy as an independent entity and that Captaris was not for sale.

On August 20, 2007, Vector filed a Schedule 13D with the SEC disclosing that Vector had shared voting power over 2,689,960 shares of Captaris common stock, or 9.9% of the shares of common stock then outstanding. Vector also disclosed that it had encouraged, and expected to continue to encourage, Captaris to consider enhancing shareholder value, including through a possible merger, sale of assets, consolidation, business combination or a recapitalization or refinancing, including a possible transaction with Vector. Following the filing, representatives of Vector contacted representatives of Credit Suisse to indicate that Vector would be interested in commencing due diligence with a view to resuming discussions with Captaris at the previously indicated range.

On August 23, 2007, we entered into a mutual confidentiality agreement with Ocė Holding Deutschland GmbH & Co. KG in connection with exploring a potential acquisition of Océ Document Technologies, referred to as ODT, by Captaris. On September 4, 2007, our board of directors engaged RBC to provide certain investment banking and financial advisory services to our board of directors with regard to such potential transaction with ODT.

On August 29, 2007, representatives of Credit Suisse briefed our board of directors on recent communications with Vector, including Vector’s desire to commence due diligence and engage in discussions regarding a possible acquisition of Captaris at the previously indicated range of $6.00 to $6.50. A representative of Perkins Coie reviewed with our board of directors the duties of the directors and certain other legal matters. Our board of directors determined that its position regarding Vector’s indicated range had not changed but that if a satisfactory nondisclosure and standstill agreement could be agreed to, Captaris would permit Vector to conduct limited due diligence to enable Vector to retire its views on valuation. Accordingly, our board of directors authorized Captaris management to enter into a non-disclosure and standstill agreement with Vector on terms reviewed with the board. Following the board meeting, our chairman of the board, our chief executive officer, and representatives of Credit Suisse and Perkins Coie met, and as a result of the meeting and as previously instructed by our board of directors, representatives of Credit Suisse were instructed to communicate to Vector that Captaris’s position regarding the indicated range had not changed, but if a satisfactory nondisclosure and standstill agreement could be agreed to, Captaris would permit Vector to conduct limited due diligence to enable Vector to refine its views on valuation.

On September 12, 2007, Captaris and Vector entered into a Confidentiality/Non-Disclosure Agreement pursuant to which Captaris agreed to provide to Vector and its potential financing sources certain confidential and proprietary information concerning the business and properties of Captaris. The Confidentiality/Non-Disclosure Agreement included, among other things, a standstill provision whereby Vector agreed that, until March 12, 2008, Vector would not directly or indirectly acquire additional shares of Captaris common stock. On September 13, 2007, Vector filed an amendment to its Schedule 13D with the SEC attaching the Confidentiality/Non-Disclosure Agreement, and Captaris filed a Form 8-K with the SEC disclosing entry into the Confidentiality/Non-Disclosure Agreement.

On September 13, 2007, Captaris senior management discussed due diligence matters with representatives of Vector. On September 20, 2007, Captaris senior management met with Vector to present an overview of Captaris and respond to questions regarding due diligence matters.

Between September 13, 2007 and mid-December 2007, Captaris furnished documents and data to Vector in response to Vector’s requests, and representatives of Credit Suisse and Captaris management participated in discussions with representatives of Vector in order to answer Vector’s questions.

On October 25, 2007, representatives of Credit Suisse reviewed with our board of directors certain financial aspects of Vector’s proposal.

On November 2, 2007, Ramius Capital Group, L.L.C and certain affiliates, collectively referred to as Ramius, jointly filed a Schedule 13D with the SEC disclosing that Ramius, in the aggregate, beneficially owned 2,600,569 shares of Captaris common stock, or 9.6% of the shares of common stock then outstanding. In its Schedule 13D, Ramius indicated that it believed Captaris common stock was undervalued and that Ramius had engaged and intended to continue to engage in discussions with the management and board of directors of Captaris concerning strategic alternatives, including a possible merger or sale of Captaris’s assets, which may include a transaction with Ramius, and that Ramius intended to contact other Captaris shareholders to discuss Captaris, its prospects and other matters.

On November 12, 2007, Vector contacted representatives of Credit Suisse. On the call, Vector proposed an unsolicited indication of interest to acquire Captaris at an indicated range of $5.50 to $6.00 per share, subject to further due diligence, and requested permission to contact our customers and partners.

On November 21, 2007, our board of directors held a meeting to discuss Vector’s unsolicited indication of interest to acquire Captaris in the range of $5.50 to $6.00 per share and its request for permission to contact our customers and partners. Present at this meeting were representatives of Credit Suisse and Perkins Coie. A representative of Perkins Coie advised the directors as to their legal duties with respect to Vector’s unsolicited indication of interest and certain other legal matters. Representatives of Credit Suisse discussed Vector’s indication of interest. After discussion, our board of directors concluded that the proposed price range was not acceptable and that Captaris was not for sale and it directed representatives of Credit Suisse to convey this to Vector. Our board of directors also instructed representatives of Credit Suisse to deny Vector’s request to permit calls to our customers and partners, but authorized management to continue to allow Vector to perform due diligence to potentially enhance its view regarding valuation of Captaris.

On November 28, 2007, Vector submitted a list of additional business and legal diligence requests.

On December 4, 2007, our board of directors determined to engage Simpson Thacher & Bartlett LLP, referred to as Simpson Thacher, to represent it while Perkins Coie would continue to represent Captaris.

On December 7, 2007, our board of directors met to discuss Vector’s most recent proposal and certain other matters. Representatives of Perkins Coie and Simpson Thacher also reviewed with the directors the duties of the directors and certain other legal matters. Representatives of Credit Suisse also participated in the meeting.

On December 14, 2007, Captaris senior management and representatives of Credit Suisse and Perkins Coie met with representatives of Vector to address additional due diligence matters and questions.

On December 19, 2007, our board of directors considered and approved the ODT transaction after concluding that proceeding with a transaction with ODT was in the best interests of all our shareholders. On December 20, 2007, Captaris issued a press release announcing that it had entered into a definitive agreement to acquire ODT. On December 23, 2007, Captaris received a written communication from Vector expressing negative sentiments about not being previously informed about the transaction with ODT.

On December 28, 2007, our board of directors met together with its advisors to discuss the communications received from Vector and concluded that Captaris’s chief executive officer should send a letter to Vector on behalf of the board of directors addressing Vector’s statements regarding the ODT transaction and expressing the board of directors’ concerns with Vector’s approach toward a transaction with Captaris and reiterating that the board of directors had made no determination to sell Captaris. On the same day, a representative of Perkins Coie responded to Vector’s written communication noting Captaris’s cooperation with Vector’s diligence requests and requesting Vector’s compliance with its obligations under the Confidentiality/Non-Disclosure Agreement with Captaris.

On December 30, 2007, Captaris received an unsolicited letter from Vector proposing to acquire Captaris for a price between $5.25 and $5.50 per share depending on the determination by Vector of the effect of the ODT acquisition on the value of Captaris. The proposal was conditioned on additional due diligence, and including a stated expiration of January 3, 2008, at 5:00 p.m. Pacific time.

On December 31, 2007, the chairman of our board of directors, certain members of Captaris management, certain members of our board of directors and representatives of Perkins Coie, Simpson Thacher and Credit Suisse met to discuss the December 30, 2007 Vector letter and communications between representatives of Credit Suisse and Vector.

On January 3, 2008, our board of directors met together with its advisors. At this meeting, Captaris’s chief executive officer, the chairman of our board of directors and representatives of Credit Suisse briefed our board of directors regarding recent communications with Vector and Vector’s most recent indication of interest. After discussing the proposal, the board concluded that Vector’s proposed expiration date did not present sufficient time for a complete evaluation of the proposal. Accordingly, Captaris responded to Vector’s December 30, 2007 letter with a letter from our chief executive officer stating that consistent with our board of director’s fiduciary duties, it was committed to a thorough evaluation of Vector’s most recent indication of interest, had scheduled a board meeting for that purpose on January 18, 2008, and expected to respond to Vector’s proposal shortly thereafter. On January 5, 2008, Captaris received a letter from Vector requesting due diligence regarding our acquisition of ODT in order to present a “firmer and more detailed proposal”. The letter from Vector insisted on a response by January 7, 2008, and a mutually agreed schedule for access to data and management by January 8, 2008 at 5:00 p.m., Pacific time. Our board of directors responded to this letter on January 8, 2008, in a letter to Vector, in which our board of directors reiterated that it had made no decision to sell Captaris, would use the time required to ensure that our board acted deliberately and in an informed manner and noted that Captaris would continue to operate its business in a manner it believed to be in the best interests of all its shareholders consistent with its fiduciary duties.

On January 14, 2008, Captaris management and representatives of Perkins Coie and Vector met to discuss and review due diligence items.

On January 14, 2008, Captaris retained RBC as a financial advisor, to perform certain financial analyses regarding Captaris.

On January 16, 2008, Captaris received a letter from Vector restating its proposal to acquire Captaris at a price of $5.25 per share and stated that a response from Captaris was requested by January 21, 2008, at 5:00 p.m. Pacific time.

On January 18, 2008, our board of directors and representatives of Perkins Coie and Simpson Thacher met to discuss Vector’s most recent proposal. Representatives of Perkins Coie and Simpson Thacher reviewed with the directors the duties of the directors and certain other legal matters. Our board of directors discussed with representatives of Credit Suisse financial aspects of Vector’s proposal and potential strategic alternatives relating to that proposal and representatives of RBC presented certain financial analyses relating to Captaris. Based on further discussions and consultation with its financial and legal advisors, our board of directors concluded that the best interests of all Captaris’s shareholders would be served by Captaris continuing to execute on its strategic plan. In reaching this conclusion, our board of directors took into consideration, among other things, the successively lower indications of value that Vector had expressed during the period it had engaged in discussions with Captaris. Accordingly, on January 23, 2008, Captaris informed Vector that continuing to engage in discussions with Vector was not productive and that the best interests of shareholders would be served by Captaris continuing to execute on its strategic plan. Captaris also informed Vector that it was terminating Vector’s access to due diligence information.

On January 25, 2008, Vector filed an amendment to its Schedule 13D with the SEC disclosing that in light of Captaris’s position conveyed on January 23, 2008, it intended to abandon its encouragement of Captaris to maximize shareholder value through a possible merger, sale of assets, consolidation, business combination or a recapitalization or refinancing. Vector also expressed its objections to Captaris’s acquisition strategy, including its acquisition of ODT.

On January 28, 2008, Captaris sent a letter to Vector reiterating termination of discussions with Vector, citing the continuing decrease in indications of value from Vector despite diligence access provided over the course of more than four months, reaffirming its belief in Captaris’s business strategy.

On January 31, 2008, Emancipation Capital, L.P., and certain of its affiliates, collectively referred to as Emancipation Capital, filed a Schedule 13D with the SEC disclosing that it was the holder of 1,371,756 shares of Captaris common stock, or 5.1% of the shares of common stock then outstanding. In its Schedule 13D, Emancipation Capital indicated that it believed Captaris common stock was undervalued and that the board of directors of Captaris should form a special committee to explore strategic alternatives that maximize value.

In early March of 2008, Bruce Crockett, the chairman of our board of directors, met with representatives of Vector to discuss Vector’s intentions following the expiration of the standstill period on March 12, 2007. At the meeting, Vector continued to express its interest in acquiring Captaris.

On March 8, 2008, Vector communicated with representatives of Credit Suisse that, subject to due diligence, the price that Vector could offer per share of Captaris common stock could be $5.00.

On March 13, 2008, Vector communicated to representatives of Credit Suisse a proposal to acquire Captaris in an all cash transaction at $4.75 per share. This proposal was subject to certain conditions including that Captaris enter into exclusive negotiations with Vector.

On March 14, 2008, our board of directors, together with members of senior management and representatives of Perkins Coie and Simpson Thacher, met to consider Vector’s proposal and its view of strategies available to Captaris. Representatives of Perkins Coie and Simpson Thacher reviewed with the directors the duties of the directors and certain other legal matters. Representatives of Credit Suisse discussed with our board of directors financial matters and perspectives regarding the evaluation of strategic alternatives. Representatives of RBC then joined the meeting and provided RBC’s perspective regarding the evaluation of strategic alternatives.

Following these discussions, our board of directors determined that in light of prevailing conditions in the financial services sector, the large concentration of our customers in that sector, the risks these and other factors posed for the execution of Captaris’s strategic plan and the indications received from holders of a significant number of our shares in support of exploring alternative strategies for enhancing shareholder value, it was in the best interests of our shareholders for Captaris to commence a formal process to identify and evaluate strategic alternatives available to Captaris, including an exploration of potential interest in an acquisition of Captaris on acceptable terms. In order to run an efficient process and enable Captaris to respond quickly to developments, our board formed a special committee consisting of Bruce L. Crockett, Daniel R. Lyle, Thomas M. Murnane, and Patrick J. Swanick, all independent directors, to oversee the process, referred to as the special committee. Bruce L. Crockett was elected to serve as chairman of the special committee of our board of directors.

On March 14, 2008, at the request of our board of directors, Captaris engaged RBC to provide certain investment banking and financial advisory services to our board of directors in connection with its evaluation of strategic alternatives. Our board of directors engaged RBC, among other reasons, because of RBC’s familiarity with Captaris and the market in which Captaris competed and RBC’s focus on small cap companies. In addition to having advised Captaris on its acquisition of ODT, our board noted that RBC had advised on numerous acquisitions of unaffiliated third parties in the enterprise content management software market. Following its engagement on March 14, 2008, RBC worked with the chairman of the special committee and Captaris management to identify a list of parties to be approached during the process.

On March 15, 2008, the special committee held a meeting with representatives of RBC, Simpson Thacher and Perkins Coie to discuss the process of evaluating strategic alternatives. At this meeting, the special committee also concluded that Vector should be invited to participate in the process on the same basis as the other parties.

Following this meeting and at the direction of our board of directors, RBC contacted Vector to inform it of RBC’s role as financial advisor to Captaris. During this conversation, Vector indicated it intended to submit an unsolicited public proposal to acquire Captaris. RBC informed Vector of the board’s decision to form a special committee to evaluate strategic alternatives, including a potential sale of Captaris, to enhance value for all shareholders. RBC encouraged Vector to participate in such process on an equal basis with other parties. Despite this invitation to participate in a formal process, Vector indicated that it intended to put forth a public proposal to acquire Captaris.

On March 16, 2008, the special committee met to discuss Vector’s intentions to submit an unsolicited public proposal to acquire Captaris and directed Captaris to issue a press release regarding our board of directors’ decision to evaluate strategic alternatives to further enhance shareholder value.

On March 17, 2008, Captaris publicly announced that its board of directors had decided to evaluate strategic alternatives to further enhance shareholder value and had established a special committee to oversee and expedite this process.

On March 17, 2008, Vector sent a letter to our board of directors and issued a press release announcing its proposal to acquire all of our outstanding common stock for $4.75 per share conditioned on additional due diligence and entering into a definitive agreement by April 4, 2008, and included a stated expiration date of March 21, 2008, at 5:00 p.m. Pacific time. (On March 18, 2008, Vector filed an amendment to its Schedule 13D attaching its March 17, 2008 letter and press release as exhibits). Also on March 17, 2008, the special committee met with representatives of RBC, Perkins Coie and Simpson Thacher to discuss Vector’s announcement and the reaction to Captaris’s announcement. Representatives of Perkins Coie and Simpson Thacher reviewed with the special committee the duties of the special committee and certain other legal matters.

On March 17, 2008, Emancipation Capital filed an amendment to its Schedule 13D filed with the SEC relating to its ownership of Captaris’s common stock reporting an increase in the number of our shares beneficially owned by the reporting persons to 1,694,541, or 6.4% of the shares of common stock then outstanding. Emancipation Capital’s amendment to its Schedule 13D indicated that it believed Captaris common stock was undervalued and that the maximum value of Captaris may best be realized through strategic alternatives. Emancipation Capital also indicated that it was supportive of Captaris’s announcement to evaluate strategic alternatives as well as Vector’s proposal to acquire all of the outstanding shares of Captaris and that Emancipation Capital intended to engage in discussions, as deemed appropriate by Emancipation Capital, with the management and board of directors of Captaris requesting them to give serious consideration to Vector’s proposal and any other acquisition proposals, and that Emancipation Capital had engaged in and planned to continue to engage in discussions with other Captaris shareholders and third parties concerning management of Captaris and maximizing shareholder value.

On March 20, 2008, the special committee held a meeting with representatives of RBC, Perkins Coie and Simpson Thacher in attendance. Representatives of Perkins Coie and Simpson Thacher reviewed with the special committee the duties of the special committee and certain other legal matters and the special committee affirmed its conclusion that notwithstanding Vector’s announcement, the shareholders would be best served by following through with a fair and expeditious process of evaluating strategic alternatives.

On March 20, 2008, Vector contacted RBC to indicate its disappointment that Captaris had not accepted their public offer to pursue exclusive negotiations to acquire Captaris. RBC reiterated that the special committee was committed to running a thorough and expeditious process and encouraged Vector to join the formal process along with other potential suitors. Vector indicated it did not intend to participate in the formal process at that time.

On March 21, 2008, the special committee held a meeting to discuss Vector’s intention not to participate in the formal process. The special committee then directed its chairman to send a letter to Vector reaffirming the special committee’s position and commitment to running a thorough and expeditious process to evaluate Captaris’s strategic alternatives. The letter indicated that the special committee did not intend to preempt a thorough and expeditious process by entering into exclusive negotiations with Vector and stated that Vector’s proposal to acquire Captaris would be carefully considered with other proposals developed during the process.

On March 24, 2008, the special committee held a meeting to report on communications received from shareholders and to discuss the strategy and process for its evaluation of strategic alternatives.

On March 25, 2008, Vector sent a letter to our board of directors and issued a press release expressing disappointment that Captaris refused to engage with Vector regarding its proposal to purchase Captaris and reiterated its offer to acquire all of our common stock for $4.75 per share, subject to limited additional due diligence, and including a stated expiration of March 27, 2008, at 12:00 p.m., Pacific time. (On March 26, 2008, Vector filed an amendment to its Schedule 13D attaching its March 25, 2008 letter and press release as exhibits). Also on March 25, 2008, the special committee met to discuss communications received from Captaris shareholders.

On March 26, 2008, our board of directors received a letter from Emancipation Capital encouraging Captaris to fully negotiate with Vector regarding its proposal to acquire Captaris for $4.75 per share, seek terms that reduced deal risk to shareholders and served to maximize shareholder value, and expeditiously move forward toward signing up a definitive acquisition agreement with Vector. (On March 27, 2008, Emancipation Capital filed an amendment to its Schedule 13D filed with the SEC reporting an increase in the number of our shares beneficially owned by Emancipation Capital to 1,752,541, or 6.65% of the shares of common stock then outstanding, and attaching its March 26, 2008 letter as an exhibit).

On March 27, 2008, the chairman of the special committee, at the direction of the special committee, sent a letter to Vector welcoming Vector’s continued interest in Captaris, noting that Vector’s proposal would be carefully considered and evaluated on an equal footing with proposals from other interested parties and reaffirming its belief that the process to evaluate Captaris’s strategic alternatives was the best way to maximize shareholder value. On March 28, 2008, Vector sent a letter to our board of directors and issued a press release stating that its offer to acquire Captaris for $4.75 per share had expired and noting that the price and terms of any future offer by Vector would be reflective of future market conditions, Captaris’s future performance and prospects as well as the additional time, expense and risk faced by Vector. (On March 31, 2008, Vector filed an amendment to its Schedule 13D attaching its March 28, 2008 letter and press release as exhibits).

On March 29, 2008, the special committee convened a meeting with representatives of Perkins Coie, Simpson Thacher and RBC. Representatives of Perkins Coie and Simpson Thacher reviewed with the special committee the duties of the special committee and certain other legal matters. During this meeting, RBC provided an update on the strategic alternatives process as well as a summary of recent events involving Vector’s public announcements regarding Captaris. After discussing these matters, the special committee determined to continue the process of evaluating strategic alternatives and reviewed the list of entities proposed to be contacted regarding their interest in exploring a transaction with Captaris. The special committee also discussed and recommended to our board of directors for approval amendments to Captaris’s amended and restated bylaws to allow shareholders more time to decide whether to nominate an alternate slate of directors. The special committee believed that conducting a thorough evaluation of strategic alternatives to enhance shareholder value without the interruption and distraction of a potential proxy contest was in the best interest of Captaris shareholders. Our board of directors subsequently approved the amendments to our bylaws recommended by the special committee. The amendments extended the deadline for nominating directors to our board of directors and for proposing other business with respect to Captaris’s 2008 annual meeting of shareholders to the close of business on the 10th day following the earlier of (i) the day on which notice of the 2008 annual meeting of shareholders is mailed or (ii) the day on which public announcement of the 2008 annual meeting of shareholders is made.

Between March 31, 2008 and May 18, 2008, the special committee held several meetings with representatives of RBC, Perkins Coie and Simpson Thacher to discuss the status of the bidding process.

On April 3, 2008, Captaris filed a Form 8-K with the SEC with respect to the amendments to Captaris’s amended and restated bylaws previously approved by our board of directors.

On April 8, 2008, at the direction of our special committee, RBC contacted Vector to assess whether Vector was interested in participating in the process and meeting with Captaris management. RBC also informed Vector that regardless of whether it intended to participate in the process, RBC intended to provide Vector with the letter it was planning to send to other suitors that outlined the bid instructions for the first round of bidding. Vector accepted the offer to participate in the process, and on April 9, 2008, a due diligence meeting between Vector and Captaris management was confirmed.

On April 23, 2008, our board of directors, upon the recommendation of the special committee, approved the establishment of a management incentive retention plan, designed to provide an incentive to key management employees and other employees to maximize the valuation of Captaris obtained in the bidding process and to provide continuity of management in connection with the period prior to a potential change of control of Captaris. Under the plan, participants are eligible to receive a cash bonus from Captaris or its successor upon consummation of a “change in control” (as defined in the plan) subject to certain conditions.

From March 14, 2008 through May 18, 2008, RBC contacted 55 parties, including Vector and Open Text, to assess their interest in exploring a potential transaction with Captaris. These suitors included both strategic and financial parties. Captaris entered into confidentiality agreements with 26 potential suitors to enable Captaris to provide these parties with certain non-public information about Captaris. Captaris management held meetings with ten potential suitors that expressed interest in having a meeting, including Open Text and Vector. Following their respective meetings with Captaris, two of the suitors informed RBC that they were no longer interested in pursuing a potential transaction with Captaris. Throughout this time period, RBC provided updates to the special committee and the chairman of the special committee to keep them abreast of any significant development regarding the evaluation process being undertaken by the various potential suitors.

On May 6, 2008, at the direction of the special committee, RBC sent letters to each of the nine suitors that continued to express interest in a potential transaction, including Vector and Open Text. The letter included bid instructions and requested that interested parties submit preliminary indications of interest to RBC on or before May 15, 2008.

On May 7, 2008, an additional party that RBC had previously contacted, which at the time had declined to proceed, contacted RBC to express interest in pursuing a potential transaction with Captaris. However, because the parties were unable to reach a mutually acceptable confidentiality agreement, this party was not sent confidential information nor was it provided bid instructions.

On May 19, 2008, the special committee, along with our chief executive officer, representatives of Perkins Coie, Simpson Thacher and RBC, held a meeting. RBC presented the indications of interest that had been received thus far by RBC through the bidding process. As of May 18, 2008, preliminary indications of interest had been submitted by five potential suitors. The preliminary indications from the various potential suitors proposed purchasing all of the outstanding stock of Captaris for cash at prices ranging from $4.25 to $5.25 per share, including indications of interest from Open Text and Vector. The specific proposed per share prices were as follows:

Open Text:	$5.25
Suitor 2:	$4.95
Suitor 3:	$4.90 to $5.00
Suitor 4:	$4.90
Suitor 5:	$4.25 to $4.50

Each of the bidders indicated that additional due diligence investigations would be required prior to the submission of definitive bids. The special committee discussed, among other things, its proposed response to each of the suitors, and representatives of Perkins Coie and Simpson Thacher discussed the legal terms of each proposal and RBC discussed potential strategies for the next steps in the bidding process. The special committee advised RBC to: (i) inform Suitor 5 that its bid of $4.25 to $4.50 was significantly below the range of other suitors and therefore it would not be included in the next round of the bidding process; and (ii) invite the other four suitors, with bids ranging from $4.90 to $5.25, into a second round of the bidding process. Representatives of RBC then discussed the likely timing for the next stage of the process. A target date was set for mid-June as the next bid deadline. Following the conclusion of the meeting, RBC informed each suitor of its status regarding its inclusion or exclusion in the second round per the special committee’s instructions. RBC also began to coordinate additional management meetings with each of the four suitors that were invited to participate in the second round of the bidding process.

On May 23, 2008, Suitor 5 contacted RBC to re-confirm that its price range of $4.25 to $4.50 would exclude it from the second round of the process. RBC confirmed that Suitor 5’s per share price was not sufficient to include it in the second round of the bidding process. Suitor 5 requested to be contacted in the event the next round of bids was closer to its current bid range.

On May 23, 2008, Captaris provided access to an electronic data room of due diligence material for the four suitors that had been invited to participate in the second round of the bidding process.

On May 29, 2008, Suitor 5 sent a letter to Captaris and RBC, restating its bid range of $4.25 to $4.50 and the assumptions and rationale behind its proposal.

During the weeks of June 2, 2008, and June 16, 2008, Captaris met with three of the four suitors that were participating in the second round of the bidding process.

On June 10, 2008, Suitor 4 notified RBC that it was no longer interested in pursuing a potential transaction with Captaris.

On June 12, 2008, the special committee, along with representatives of Perkins Coie, Simpson Thacher and RBC, held a meeting. RBC provided an update on the process, including a review of a proposed timeline for submitting second-round indications of interest. Representatives of Perkins Coie and Simpson Thacher also reviewed a draft form of a merger agreement that would be sent to suitors. The special committee authorized RBC to set a bid deadline for June 24, 2008, and to distribute a draft merger agreement.

On June 13, 2008, RBC sent bid instruction letters to each of the three bidders which continued to express interest in a potential transaction and which were participating in the second round of the bidding process, including Open Text. These instructions set a bid deadline for June 24, 2008, and included a form of merger agreement to be marked up as part of each bidder’s proposal.

On June 23, 2008, Open Text contacted RBC to indicate it was not intending to submit a bid by the following day’s deadline and that it was withdrawing from the process.

On June 26, 2008, the special committee held a meeting to discuss the two indications of interest that were received. Representatives of Perkins Coie, Simpson Thacher and RBC also attended. These indications of interest included the following material terms, among others:

(i) Suitor 2 submitted an all cash proposal of $5.15 per outstanding common share, with a mechanism to allow for future price adjustments based on changes in working capital and net debt and certain other adjustments. The proposal included a mark-up of the draft merger agreement and a request for exclusivity for 30 business days to complete due diligence and negotiate an acquisition agreement. Suitor 2’s proposal contemplated third-party debt financing and included a term sheet for debt financing from Suitor 2’s lenders; however, no formal commitment letter from these lenders was provided.

(ii) Suitor 3 submitted an all cash proposal in the range of $4.65 to $4.70 per share and included a request for exclusivity for 60 days. This proposal also contemplated debt financing, but no term sheets or commitment letters from lenders were submitted. Suitor 3 did not include a mark-up of the draft merger agreement.

Also at this meeting, representatives of RBC, Perkins Coie and Simpson Thacher reviewed certain issues associated with the mark-up of the draft merger agreement submitted by Suitor 2 as well as legal issues associated with the proposal submitted by Suitor 3. Following deliberations regarding the two bids, the special committee concluded that if Suitor 2 were to offer a fixed price per share, eliminate certain risks regarding its financing contingency and improve certain terms in its mark-up of the draft merger agreement, then Suitor 2’s proposal would be sufficient to warrant a period of exclusive negotiations with Suitor 2. The special committee instructed its legal counsel and RBC to engage in discussions with Suitor 2 to clarify the terms of its proposal and to begin negotiations regarding the material issues identified by the special committee. The special committee also instructed RBC to notify Suitor 3 that unless it could improve its proposal and propose definitive terms for a transaction, Captaris intended to engage in negotiations with another party.

On June 28, 2008, RBC contacted Suitor 2 to discuss its proposal and to highlight the material issues identified by the special committee. Suitor 2 agreed to consider the issues raised and committed to a prompt response.

On June 30, 2008, Suitor 2 contacted RBC to remove the adjustment based on changes in working capital and net debt and other adjustments from its all cash proposal of $5.15, but declined to negotiate certain legal issues or increase its proposed price pending further due diligence.

On June 30, 2008, as previously instructed by the special committee, RBC contacted Suitor 3 to inform Suitor 3 that Captaris intended to pursue negotiations with another party in the event that Suitor 3 did not improve its proposal. Suitor 3 did not improve its proposed price and asked RBC to contact them if the other bidders’ proposed prices fell to a level where its bid was competitive.

On July 1, 2008, Suitor 5 contacted RBC to inquire about the status of the process and whether its prior bid in the range of $4.25 to $4.50 per share was now competitive. RBC informed Suitor 5 that its bid remained uncompetitive at that range.

On July 2, 2008, the special committee, along with representatives of Perkins Coie, Simpson Thacher and RBC and certain members of Captaris management, held a meeting to discuss the status of the bidding process. Representatives of Perkins Coie and Simpson Thacher reviewed with the special committee the duties of the special committee and certain other legal matters. At that meeting, having regard to the facts that Captaris had not entered into exclusive negotiations with any party and that Suitor 2 and Suitor 5 were conducting additional due diligence, the special committee directed RBC to contact Open Text and one other suitor that had previously withdrawn from the process to inquire whether they would re-enter the process.

On July 3, 2008, Suitor 5 contacted RBC to indicate its intent to submit a new proposal at $5.00 per share, and inquired whether Captaris would grant exclusivity at that price. RBC encouraged Suitor 5 to submit a new written proposal, but instructed Suitor 5 that RBC would have to defer to the special committee regarding whether exclusivity would be granted at that price. As previously instructed by the special committee, RBC contacted Open Text and one other suitor that had previously withdrawn from the process.

On July 6, 2008, the special committee and its advisors met to discuss the status of the bidding process.

On July 7, 2008, Suitor 5 submitted a written all cash proposal to acquire Captaris for $5.00 per share. This bid was not contingent on financing but required 20 business days to complete due diligence. The special committee evaluated this proposal with input from representatives of Perkins Coie, Simpson Thacher and RBC.

Under instructions from the special committee, RBC sent Suitor 5 a draft merger agreement and asked for a mark-up of the agreement so its proposal could be evaluated in its entirety. Suitor 5 was thereafter provided access to due diligence materials and management.

On July 9, 2008, in response to RBC’s inquiry of July 3, 2008, the suitor that had previously withdrawn indicated that, after internal deliberation, it had no interest in re-entering the process.

On July 10, 2008, Open Text contacted RBC and indicated its intent to rejoin the process under the stipulation that specified due diligence would need to be completed.

On July 10, 2008, the special committee and its advisors met to discuss the status of the bidding process.

On July 31, 2008, the special committee, along with representatives of Perkins Coie, Simpson Thacher and RBC, held a meeting to discuss the timing of the third bid deadline. Representatives of Perkins Coie and Simpson Thacher reviewed with the special committee the legal duties of the special committee and certain other legal matters. The special committee authorized RBC to set the final deadline for August 13, 2008.

On August 5, 2008, RBC sent Open Text, Suitor 2 and Suitor 5 bid instruction letters indicating a third round bid deadline of August 13, 2008. Prior to the bid deadline, Suitor 2 and Open Text contacted RBC to request a two-day extension to submit their indications of interest. In light of the fact that the special committee was not scheduled to convene to review the bids until August 18, 2008, the special committee granted these requests for more time.

On August 13, 2008, RBC received an all cash bid from Suitor 5 for $4.50 per share. Suitor 5 also included a mark-up of the draft merger agreement with their proposal, which contemplated third party debt financing but did not include formal debt commitment letters.

On August 15, 2008, RBC received an all cash bid from Suitor 2 for $4.75 per share which contemplated third-party debt financing, but did not include formal debt commitment letters.

On August 15, 2008, RBC received an all cash bid from Open Text for $4.25 per share, together with a mark-up of the merger agreement draft. Open Text’s proposal contemplated funding the transaction with existing internal cash resources. Open Text’s proposal provided greater certainty of closing and less restrictive remedies for Captaris than the proposals received from each of Suitor 2 and Suitor 5.

After receiving these indications of interest, RBC contacted Open Text to clarify certain aspects of its proposal. During this conversation, RBC informed Open Text that its bid of $4.25 a share was unlikely to be the winning bid.

On August 16, 2008, Open Text contacted RBC and verbally raised its proposed price to $4.80 a share, without changing other terms of its written proposal.

On August 18, 2008, the special committee held a meeting to review the three bids. Also in attendance were representatives of Perkins Coie, Simpson Thacher and RBC. Representatives of Perkins Coie and Simpson Thacher reviewed with the special committee the duties of the special committee and certain other legal matters and the terms of the proposals. The special committee discussed, among other things, its proposed response to each of the suitors, and RBC discussed potential strategies to enhance the bids. After deliberation, the special committee instructed RBC to inform Open Text that Captaris was not currently prepared to grant it exclusivity unless it increased its proposed price. RBC was instructed to contact each of Suitor 2 and Suitor 5 to communicate that it was currently not the highest suitor, and that it would need to increase its proposed price to be the highest bidder.

On August 18, 2008, at the direction of the special committee, RBC contacted Open Text and requested that it increase its proposed price in order to be granted exclusivity. Open Text indicated it was unwilling to increase its proposed price.

Also on August 18, 2008, at the direction of the special committee, RBC contacted Suitor 2 to indicate it was not the highest suitor, and to determine if Suitor 2 was willing to submit a revised, higher proposal. Suitor 2 asked for a day to consider revising its proposal price. On August 19, 2008, Suitor 2 contacted RBC to indicate it was not willing to raise its proposal price, but requested that RBC contact them if acceptable terms were not reached with the highest suitor.

On August 19, 2008, at the direction of the special committee, RBC contacted Suitor 5 to indicate that it was not the highest suitor, and to determine if Suitor 5 was willing to submit a revised, higher proposal. Suitor 5 declined to increase its proposed price.

On August 19, 2008, Open Text submitted a revised written all cash proposal for $4.80 per share with the stated intention to complete its limited additional due diligence and to work toward signing a definitive agreement within three weeks.

On August 19, 2008, upon receipt of this proposal from Open Text, the special committee held a meeting to discuss how to proceed. Also in attendance were representatives of Perkins Coie, Simpson Thacher and RBC. Representatives of Perkins Coie and Simpson Thacher reviewed with the special committee the duties of the special committee and certain other legal matters. After discussion, the special committee confirmed that the non-binding written proposal submitted by Open Text was the most favorable of the three bids because the bid, among other reasons, offered the highest purchase price per share and represented the greatest certainty to closure of a transaction, as long as certain points in Open Text’s markup of the merger agreement were resolved. The special committee authorized representatives of Perkins Coie, Simpson Thacher and RBC to negotiate an acceptable exclusivity agreement with Open Text and to begin negotiations regarding the merger agreement.

On August 21, 2008, Captaris entered into an exclusivity arrangement with Open Text to negotiate on an exclusive basis with Open Text through September 12, 2008, regarding any proposal or offer with respect to any acquisition of, or merger or any other similar transaction with, Captaris. From the period of August 21, 2008, to September 3, 2008, Open Text conducted additional due diligence. Negotiation of the merger agreement also took place during this time between outside legal counsel for Open Text and representatives of Perkins Coie and Simpson Thacher. Negotiation of the merger agreement continued until the execution of the merger agreement on the evening of September 3, 2008. On August 29, 2008, the special committee met with representatives of Perkins Coie, Simpson Thacher and RBC and certain members of Captaris management to discuss certain matters related to Open Text’s bid. Representatives of Perkins Coie and Simpson Thacher reviewed with the special committee the duties of the special committee and certain other legal matters. On August 31, 2008, the special committee met and concluded that certain legal terms of Open Text’s bid were not acceptable to the special committee. Over the next several days these terms were improved through negotiations with Open Text.

On September 3, 2008, our board of directors and special committee convened a meeting, with representatives of Perkins Coie, Simpson Thacher and RBC in attendance, to consider whether the terms of the negotiated merger agreement and transactions contemplated thereby, including the merger, were advisable, fair to, and in the best interests of, Captaris shareholders and whether to approve and adopt the merger and the merger agreement and the transactions contemplated thereby.

Representatives of Perkins Coie and Simpson Thacher reviewed with the board of directors, including the members of the special committee, the duties of the board of directors and certain other legal matters. Representatives of RBC reviewed RBC’s analysis of the fairness of Open Text’s proposal, from a financial point of view, to the shareholders of Captaris and RBC rendered its oral opinion to the board. RBC’s oral opinion, which was subsequently confirmed in writing, stated that as of September 3, 2008, based upon and subject to the various assumptions, qualifications and limitations set forth in such written opinion, the consideration of $4.80 in cash for each outstanding share of Captaris common stock to be received by shareholders of Captaris pursuant to the merger was fair from a financial point of view to such holders (the full text of that opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by RBC in connection with its opinion, is attached as Annex B to this proxy statement and should be read in its entirety in conjunction with the information contained in “The Merger—Opinion of the Financial Advisors to our Board of Directors”). Prior to this meeting, Simpson Thacher had presented to the members of the board a written summary of the merger agreement as the terms stood as of the evening of September 2, 2008. At this meeting, representatives of Perkins Coie and Simpson Thacher presented to our board of directors and special committee a form of the merger agreement as negotiated and reviewed with the board the terms of the merger agreement.

Following these discussions and on the unanimous recommendation of the special committee, our board of directors unanimously concluded that the merger and the other transactions contemplated by the merger agreement were advisable and in the best interests of Captaris and Captaris’s shareholders and that the executive officers were authorized in the name and on behalf of Captaris to execute and deliver the merger agreement, and the board unanimously recommended the merger agreement be submitted to Captaris shareholders for their approval.

Later the same day, the merger agreement was executed by Captaris, Merger Sub, Open Text and the Guarantor. On September 4, 2008, at 6:00 a.m. Eastern time, a joint press release announcing the merger was issued by Open Text and Captaris.

Reasons for the Merger and Recommendation of Our Board of Directors

Reasons for the Merger

At the meeting of our special committee consisting of four independent directors on September 3, 2008, the special committee unanimously resolved to recommend that our board of directors approve the merger with Open Text. At the meeting of our board of directors on the same date, our board received the special committee’s recommendation and determined to accept that recommendation, and to approve the merger with Open Text and recommend it to our shareholders. See “The Merger — Background of the Merger.”

In making its determination and recommendation set forth above, our special committee considered, among other things:

•	its knowledge of the current state of our business, including our financial condition, operations, business plans, management, competitive position and prospects;

•	its familiarity with the challenges that we face as a “small-cap” public company;

•

the trading history of our shares and the special committee’s belief, based on its knowledge of the matters enumerated above, that our shares were unlikely to trade at prices substantially above their current level for some substantial period; and

•	its belief that the merger is more favorable to our shareholders than other alternatives available to us, including the alternative of continuing as an independent public company.

Our special committee also considered, among other things, its knowledge of the process that it had closely supervised — through formal meetings, informal consultation, regular advice from legal and financial advisers and the continuous interaction between the special committee and those advisers — to consider available strategic alternatives, investigate potential transactions, identify potential buyers and ultimately negotiate the merger agreement with Open Text, as described under “The Merger — Background of the Merger,” including:

•

that 55 sophisticated and knowledgeable potential buyers (including both potential private equity and strategic buyers) had been contacted by RBC at the direction of our special committee to ascertain potential interest in acquiring us and the criteria for the selection of those third parties by the special committee;

•

that 26 of those potential buyers had signed confidentiality agreements and received information about Captaris, and ten of those parties had held meetings with our management and engaged in a due diligence investigation of us;

•	that five of the 55 third parties on the potential buyer list had submitted preliminary indications and Open Text and two additional third parties had submitted a final proposal;

•	the desires of our large shareholders to realize liquidity for their investments in our stock, as indicated in numerous communications received by us and our advisers from these shareholders;

•

the terms of the final proposals received, including the fact that Open Text’s bid represented the highest value, the greatest certainty of closing and less restrictive remedies for Captaris compared to the other bids received; and

•	that, despite being pressed aggressively Open Text would not increase the price of its final bid, but that the terms and conditions of the merger were improved through negotiations.

In the course of its deliberations, our special committee also considered, among other things, the following material positive factors regarding the merger:

•

the fact that the $4.80 per share merger consideration to be received by our shareholders represented a premium of approximately 31% over the closing sales price of our shares as reported on Nasdaq Global Select Market on September 2, 2008 (which was the trading date prior to the date our special committee recommended to our board of directors, and our board of directors approved, the merger agreement with Open Text);

•

the opinion of RBC to our special committee and our board of directors to the effect that, as of September 3, 2008, and based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion of that date, the merger consideration of $4.80 per share in cash to be received by our shareholders pursuant to the merger agreement was fair, from a financial point of view, to them (the full text of RBC’s written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by RBC in connection with its opinion, is attached as Annex B to this proxy statement and should be read in its entirety in conjunction with the information contained in “The Merger — Opinion of the Financial Advisor to Our Board of Directors”), as well as the analyses performed by RBC in connection with its fairness opinion and reviewed with our special committee and our board of directors;

•

the fact that the merger consideration is all cash, which provides certainty of value to our shareholders compared to a transaction in which they would receive stock or other non-cash consideration and the fact that there is no adjustment to the merger consideration for our contingencies;

•	the experience, reputation and financial capabilities of Open Text;

•

the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, which were the product of extensive arms-length negotiations and with the advice of legal and financial advisers;

•

the then-current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock, including the possibility that if we remained as an independent publicly-owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the consideration that might be received by holders of our common stock in the open market or in a future transaction might be less than the merger consideration;

•

historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions, including our prospects, if we were to remain an independent company;

•

the likelihood that the merger will be consummated in light of the nature of the conditions to Open Text’s obligation to complete the merger, the guarantee of the Guarantor to perform Open Text’s obligations under the merger agreement, and the likelihood of obtaining required regulatory approvals;

•	the absence of any financing condition to Open Text’s obligation to consummate the merger;

•

the fact that dissenters’ rights would be available to Captaris shareholders. For more information, see the section entitled “The Merger — Dissenters’ Rights” beginning on page 48 of this proxy statement; and

•

the fact that the merger agreement permits our board of directors, where failing to do so would be reasonably likely to violate its fiduciary duties, to authorize us to participate in discussions and negotiations with, and furnish information to, third parties in connection with unsolicited bona fide written acquisition proposals and to change its recommendation in favor of the merger following receipt of a superior unsolicited bona fide written proposal for at least a majority of our issued and outstanding equity securities or 50% of our consolidated assets and to potentially enter into a transaction with another acquirer, subject to the limitations described under “The Merger Agreement — No Solicitation of Transactions” and subject to the payment of a termination fee of $4.9 million (such termination fee constituting approximately 3.7% of the aggregate merger consideration on a fully diluted basis).

In the course of its deliberations, our special committee also considered, among other things, the following potentially negative factors regarding the merger:

•	the fact that our shareholders would not benefit from any near-term increase in our value beyond $4.80 per share;

•	the fact that gains from the sale of shares in the merger would be taxable to our shareholders for U.S. federal income tax purposes;

•	the potential disruptions to customer, supplier or other commercial relationships important to us as a result of the announcement of the merger;

•

the possibility that the merger will not be consummated and the potential negative effect of the public announcement of the merger on our sales, operating results and stock price and our ability to retain key management, sales and marketing and technical personnel;

•	the requirement that we pay a termination fee in order to accept a superior proposal, which may discourage a competing proposal to acquire us that may be more beneficial to our shareholders;

•

the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise in the interim;

•

the risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to consummate the merger, and the possibility of other management and employee disruption associated with the merger, including the possible loss of key management, technical or other personnel;

•	that if the merger is not completed, we may be adversely affected due to potential disruptions in our operations and reductions in our perceived acquisition value; and

•

the interests that our directors and our executive officers may have with respect to the merger in addition to their interests as shareholders generally, as described in “The Merger — Interests of Our Directors and Executive Officers in the Merger.”

Our special committee concluded that these potentially negative factors were substantially outweighed by the opportunity presented by the merger for our shareholders to monetize their Captaris investment for $4.80 per share in cash within a relatively short period of time if the merger conditions were satisfied or waived, which the special committee believed would maximize the value of their shares and eliminate the risk that the inherent uncertainty affecting our future prospects could result in a diminution in the market value of their shares. Accordingly, the special committee concluded that the merger was in the best interests of our shareholders.

In making its determination and recommendation set forth above, our board of directors considered the periodic updates from, and the final determination and recommendation of, our special committee, having regard to the independence of its members, their business experience and their active role in overseeing, with the advice of experienced legal and financial advisors, the process of investigating potential transactions that led to the negotiation of the merger agreement with Open Text. In addition, our board of directors took account of the same considerations, including the same material positive and potentially negative factors, that our special committee had considered and reached the same conclusion as our special committee with respect to the benefits of the merger for our shareholders.

The preceding discussion of the factors considered by our special committee and our board of directors is not, and is not intended to be, exhaustive, but does set forth the material factors considered. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, neither our special committee nor our board of directors found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination, nor did it undertake to make any specific determination as to whether any particular factors (or any aspect of any particular factors) were favorable or unfavorable to its ultimate determination. Rather, each of our special committee and our board of directors reached its conclusion and recommendation based on its evaluation of the totality of the information presented, considered and analyzed. In considering the factors discussed above, individual directors may have ascribed differing significance to different factors.

Recommendation of Our Board of Directors

Upon the unanimous recommendation of the special committee of our board of directors, our board of directors, by the unanimous vote of all of its members at a meeting held on September 3, 2008, has determined that each of the merger and the merger agreement is advisable and in the best interests of Captaris and its shareholders, approved and adopted the merger, the merger agreement and the other transactions contemplated by the merger agreement, recommended the merger, the merger agreement and the transactions contemplated by the merger agreement to Captaris’s shareholders, directed that the merger agreement be submitted to Captaris’s shareholders for approval and recommended that Captaris shareholders approve the merger agreement. Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement, and “FOR” the adjournment of the special meeting if determined necessary by Captaris, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate.

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that certain directors and executive officers of Captaris have interests with respect to the merger that are in addition to or different than their interests as shareholders of Captaris generally. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 42 of this proxy statement.

Opinion of the Financial Advisor to Our Board of Directors

On September 3, 2008, as financial advisor to our board of directors (including the special committee of the board of directors), RBC rendered its written opinion to Captaris’s board of directors and special committee of the board of directors that, as of that date and subject to the assumptions and limitations set forth in its opinion, the merger consideration of $4.80 in cash, without interest, per share of Captaris’s common stock specified in the merger agreement was fair, from a financial point of view, to our shareholders. The full text of RBC’s written opinion dated September 3, 2008 is attached to this proxy statement as Annex B. RBC’s opinion was approved by the RBC M&A Fairness Opinion Committee. This summary of RBC’s opinion is qualified in its entirety by reference to the full text of the opinion. We urge you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by RBC.

RBC’s opinion was provided for the information and assistance of our board of directors and the special committee of our board of directors in connection with their consideration of the merger. RBC’s opinion did not address Captaris’s underlying business decision to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction in which Captaris might engage. RBC’s opinion and the analyses performed by RBC in connection with its opinion and reviewed by our Captaris board of directors and its special committee were only two of many factors taken into consideration by our Captaris board of directors and its special committee in connection with their evaluation of the merger. RBC’s opinion does not constitute a recommendation to our shareholders as to how you should vote with respect to the merger.

RBC’s opinion addressed solely the fairness of the merger consideration, from a financial point of view, to Captaris’s shareholders and did not in any way address other terms or arrangements of the merger or the merger agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the merger agreement. Further, in rendering its opinion, RBC expressed no opinion about the fairness of the amount or nature of the compensation to any of Captaris’s officers, directors, or employees, or class of such persons, relative to the compensation to Captaris’s public shareholders.

In rendering its opinion, RBC assumed and relied upon the accuracy and completeness of all information that was publicly available to RBC and all of the financial, legal, tax, operating, and other information provided to or discussed with it by Captaris, including, without limitation, the financial statements and related notes thereto of Captaris. RBC did not assume responsibility for independently verifying, and did not independently verify, this information. RBC assumed that the financial projections and forecasts of Captaris prepared by the management of Captaris and reviewed by RBC were reasonably prepared reflecting the best currently available estimates and good faith judgments of the future financial performance of Captaris as a standalone entity. RBC expressed no opinion as to those financial projections and forecasts or the assumptions on which they were based. RBC did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of the assets or liabilities of Captaris, and RBC was not furnished with any such valuations or appraisals. In addition, RBC did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of Captaris. Additionally, RBC was not asked to, and did not consider, the possible effects of any litigation or other claims affecting Captaris.

In rendering its opinion, RBC assumed, in all respects material to its analysis, that all conditions to the consummation of the merger would be satisfied without waiver. RBC further assumed that the executed version of the merger agreement would not differ, in any respect material to its opinion, from the latest draft RBC received on September 2, 2008.

RBC’s opinion spoke only as of the date it was rendered, was based on the conditions as they existed and information with which RBC was supplied as of such date, and was without regard to any market, economic, financial, legal or other circumstances or events of any kind or nature which may exist or occur after such date. RBC has not undertaken to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and does not have an obligation to update, revise or reaffirm its opinion. Unless otherwise noted, all analyses were performed based on market information available as of September 2, 2008, the last trading day preceding the finalization of RBC’s analysis.

In connection with its review of the merger and the preparation and rendering of its opinion, RBC undertook the review and inquiries it deemed necessary and appropriate under the circumstances, including:

•	reviewing the financial terms of the draft merger agreement dated September 2, 2008;

•

reviewing and analyzing certain publicly available financial and other data with respect to Captaris and certain other relevant historical operating data relating to Captaris made available to RBC from published sources and from the internal records of Captaris;

•	reviewing financial projections and forecasts of Captaris prepared by the management of Captaris;

•	conducting discussions with members of the senior management of Captaris with respect to the business prospects and financial outlook of Captaris as a standalone entity;

•	reviewing the reported prices and trading activity for the common stock of Captaris; and

•	performing other studies and analyses as RBC deemed appropriate.

In arriving at its opinion, in addition to reviewing the matters listed above, RBC performed the following analyses:

•	RBC compared the financial metrics of selected precedent transactions with the financial metrics implied by the merger consideration;

•	RBC compared selected market valuation metrics of Captaris and other comparable publicly-traded companies with the financial metrics implied by the merger consideration; and

•	RBC compared the premiums paid in selected precedent transactions with the premiums implied by the merger consideration.

In connection with the rendering of its opinion to the Captaris board of directors and the special committee of the board of directors, RBC reviewed with Captaris’s board of directors and special committee of the board of directors the analyses listed above and other information material to the opinion. In presenting its opinion to the Captaris board of directors and special committee of the board of directors, RBC noted that it did not perform a discounted cash flow analysis because Captaris does not prepare financial projections sufficiently long-term to facilitate such an analysis and that in its professional judgment RBC did not believe that a discounted cash flow analysis was a reliable method for determining the value of a company of Captaris’s size due to the particular difficulty of forecasting the long-term future results of smaller companies. Set forth below is a summary of the analyses used by RBC, including information presented in tabular format. To fully understand the summary of the analyses used by RBC, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis.

For the purpose of RBC’s analyses, valuation multiples less than zero were deemed not meaningful (“NM”) and unavailable metrics were deemed not available (“NA”). In performing analyses on Captaris’s 2007 and last-twelve-months (“LTM”) results, RBC analyzed both actual results and pro forma results. The pro forma results adjust the actual results to illustrate the 2007 and LTM results as if the acquisitions of Castelle and Océ Document Technologies GmbH (subsequently renamed Captaris Document Technologies, or “CDT”) made by Captaris in 2007 and 2008 had closed on January 1, 2007.

Comparable Precedent Transaction Analysis. RBC prepared a comparable precedent transaction analysis of Captaris’s implied transaction multiples relative to a group of publicly-announced merger and acquisition transactions that RBC deemed for purposes of its analysis to be comparable to the merger. In selecting comparable precedent transactions, RBC considered mergers and acquisitions publicly announced since January 1, 2005 in the enterprise content management (“ECM”) sector of the software industry in which the target company had a transaction enterprise value (“EV”) of less than $400 million. For all purposes of its analyses summarized in this section, RBC defined EV as equity value plus total debt, preferred stock and minority interest less cash, cash equivalents and marketable securities.

Based on the criteria noted above, the following eleven transactions were analyzed:

Acquiror	Target

Hewlett-Packard Company	Tower Software

Bottomline Technologies (de), Inc.	Optio Software, Inc.

EMC Corporation	Document Sciences Corporation

Captaris, Inc.	Océ Document Technologies GmbH

Internet Commerce Corporation	EasyLink Services Corporation

Allen Systems Group, Inc.	Mobius Management Systems, Inc.

Skywire Software, LLC	Docucorp International, Inc.

Oracle Systems Corporation	Stellent, Inc.

Autonomy Corporation plc	Verity, Inc.

EMC Corporation	Captiva Software Corporation

BEA Systems, Inc.	Plumtree Software, Inc.

RBC compared EV-to-LTM revenue and EV-to-LTM earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples relating to the merger, on an actual and pro forma basis as noted above, with corresponding multiples in the comparable precedent transactions.

For the purpose of calculating the multiples for the comparable precedent transactions, multiples of LTM revenue and LTM EBITDA were derived from the actual revenue and EBITDA (adjusted to exclude non-cash and one-time charges) of the target companies in the last twelve months prior to the announcement of the transaction. Financial data regarding the precedent transactions was taken from filings with the SEC, press releases, Wall Street research, Bloomberg, Institutional Brokers’ Estimate System, Factset, ThomsonOne Analytics, First Call, Dealogic and other publicly available sources.

The following table compares the implied transaction multiples for the merger with the corresponding multiples for the selected precedent transactions:

	Precedent Transactions								Captaris
	Min.		Mean		Median		Max.		Actual	Pro Forma
									(As Implied by the Merger Consideration)
EV as a multiple of:
LTM Revenue	0.9	x	1.9	x	1.9	x	4.0	x	1.2x	1.0x
LTM EBITDA	7.9	x	15.8	x	15.4	x	25.1	x	NM	NM

RBC noted that Captaris’s actual and pro forma multiples for EV-to-LTM revenue implied by the merger consideration were within the range of observed transactions but were below both the mean and median multiples found in the selected precedent transactions analyzed. RBC noted that Captaris’s multiples for EV-to-LTM EBITDA were NM on both an actual and pro forma basis.

Comparable Public Company Analysis. RBC prepared a comparable company analysis of Captaris’s implied transaction multiples relative to a group of publicly-traded companies that RBC deemed for purposes of its analysis to be comparable to Captaris. In selecting publicly-traded companies, RBC considered comparable companies focused primarily on enterprise fax-server solutions and ECM vendors.

Based on the criteria noted above, RBC reviewed the relevant metrics of the following publicly-traded companies (with their metrics adjusted as applicable, in two cases, to reflect recently-completed or pending acquisitions):

•	EasyLink Services International Corporation;

•	Interwoven, Inc.;

•	Open Text Corporation;

•	Readsoft AB;

•	Top Image Systems Ltd.; and

•	Vignette Corporation.

In this analysis, RBC compared the EV of Captaris implied by the merger consideration, expressed as a multiple of Captaris’s actual and pro forma calendar year 2007, LTM and projected calendar year 2008 revenue and EBITDA, to the respective multiples of calendar year 2007, LTM and projected calendar year 2008 EV-to-revenue and to EV-to-EBITDA of the comparable companies implied by the public trading prices of their common stock. RBC also compared the multiples implied by the merger consideration, expressed as multiples of actual calendar year 2008 fully-diluted earnings per share (“EPS”), to the comparable-period EPS multiples of the comparable companies implied by the public trading prices of their common stock. Projected revenue, EBITDA and EPS were based on internal management projections in the case of Captaris and, in the case of the comparable companies, SEC and other public filings, Bloomberg, Factset and ThomsonOne Analytics consensus estimates.

The following table presents Captaris’s implied EV-to-revenue, EV-to-EBITDA and price-to-EPS multiples, and the corresponding multiples for the comparable companies, for the periods reviewed by RBC in connection with its analysis:

	Comparable Companies								Captaris
	Min.		Mean		Median		Max.		Actual	Pro Forma
									(As Implied by the Merger Consideration)
EV as a multiple of:
2007A Revenue	0.6	x	1.6	x	1.6	x	2.8	x	1.4x	1.0x
LTM Revenue	0.6	x	1.5	x	1.3	x	2.6	x	1.2x	1.0x
2008E Revenue	0.5	x	1.5	x	1.3	x	2.5	x	0.9x	0.9x

EV as a multiple of:
2007A EBITDA	7.2	x	10.9	x	10.7	x	17.4	x	37.9x	18.7x
LTM EBITDA	6.2	x	9.9	x	10.3	x	13.0	x	NA	NA
2008E EBITDA	4.1	x	12.1	x	11.4	x	21.3	x	14.1x	14.1x

Share price as a multiple of:
2008E EPS	7.1	x	19.5	x	18.5	x	35.5	x	NM	NM

RBC noted that: (1) Captaris’s actual and pro forma EV-to-revenue multiples implied by the merger consideration for the calendar year 2007, LTM and the projected calendar year 2008 were within the observed range of multiples and were below the mean and median multiples of the comparable companies analyzed; (2) Captaris’s actual and pro forma EV-to-EBITDA multiples implied by the merger consideration for the calendar year 2007 were above the observed range of multiples of the comparable companies analyzed; its actual and pro forma EV-to-LTM EBITDA multiples implied by the merger consideration were NA due to unavailability of the CDT financials prepared in accordance with accounting principles generally accepted in the United States of America in sufficient detail to facilitate a calculation of EBITDA; and its actual and pro forma EV-to-EBITDA multiples for the projected calendar year 2008 implied by the merger consideration were within the observed range of multiples and above the mean and median multiples of the comparable companies analyzed; and (3) Captaris’s multiples implied by the merger consideration for the projected calendar year 2008 earnings per share were NM due to Captaris’s negative projected earnings for that period.

Premiums Paid Analysis (Premiums to Price). RBC compared the premiums implied by the merger consideration to the premiums paid in selected precedent publicly-announced merger and acquisition transactions in the U.S. technology industry. The transactions selected for the Premiums Paid Analysis were a different and broader group of transactions than those selected for the Comparable Precedent Transaction Analysis. In selecting precedent transactions for the Premiums Paid Analysis, RBC considered comparable transactions announced since January 1, 2006 with public targets in which the transaction values were between $40 million and $300 million, which totaled 61 transactions. RBC performed this analysis taking into account the trading prices of Captaris’s common stock during periods it considered relevant ending on September 2, 2008, the last trading day prior to RBC finalizing its analysis with respect to the fairness of the merger consideration, from a financial point of view, to the Captaris shareholders.

RBC compared (x) the premiums implied by dividing the merger consideration by Captaris’s “spot” stock price one day, one week and one month prior to September 3, 2008 and the “unaffected” premium implied by dividing the per share merger consideration by the stock price one day prior to March 17, 2008, the date on which Captaris received an unsolicited offer of $4.75 per share that was announced publicly, to (y) the spot price premiums for the same periods for the targets in the selected precedent transactions. The precedent transaction premiums were sourced from Dealogic. The following table summarizes this analysis:

	Spot Premiums Paid Analysis
	Precedent Transactions				Captaris
	Min.	Mean	Median	Max.	(As Implied by the Merger Consideration)

Spot Premium
1 Day	(0.6)%	39.0%	26.8%	324.2%	30.8%
1 Week	(11.7)%	40.9%	31.1%	288.9%	41.6%
1 Month	(21.0)%	43.0%	32.7%	329.4%	42.9%

Unaffected Premium
1 Day prior to March 17, 2008	(0.6)%	39.0%	26.8%	324.2%	37.5%

RBC noted that during the measuring period ending September 2, 2008 for the spot one day, one week and one month premiums and the one day unaffected premium measured by the period ending March 17, 2008, the implied merger consideration was within the observed range and above the median of the selected transactions premiums analyzed.

Overview of Analyses; Other Considerations. In reaching its opinion, RBC did not assign any particular weight to any one analysis or the results yielded by that analysis. Rather, having reviewed these results in the aggregate, RBC exercised its professional judgment in determining that, based on the aggregate of the analyses used and the results they yielded, the per share merger consideration was fair, from a financial point of view, to the Captaris shareholders. RBC believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses and, accordingly, also made qualitative judgments concerning differences between the characteristics of Captaris and the merger and the data selected for use in its analyses, as further discussed below.

No single company or transaction used in the above analyses as a comparison is identical to Captaris or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses, or transactions analyzed. The analyses were prepared solely for purposes of RBC providing an opinion as to the fairness of the merger consideration, from a financial point of view, to the Captaris shareholders and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

The opinion of RBC as to the fairness of the merger consideration, from a financial point of view, to the Captaris shareholders was necessarily based upon market, economic, and other conditions that existed as of the date of its opinion and on information available to RBC as of that date.

The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Several analytical methodologies were used by RBC and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions of RBC were based on all the analyses and factors presented herein taken as a whole and also on application of RBC’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. RBC therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

In connection with its analyses, RBC made, and was provided by Captaris’s management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Captaris’s control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Captaris or its advisors, none of Captaris, RBC or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

Captaris’s board of directors selected RBC to render its opinion based on RBC’s familiarity with the market in which Captaris competed and RBC’s focus on small cap companies. In addition to having advised Captaris on its acquisition of ODT, RBC had advised on numerous acquisitions of unaffiliated third parties in the enterprise content management software market. In receiving and taking into consideration RBC’s opinion dated September 3, 2008, Captaris’s board of directors and special committee were aware of other investment banking and financial advisory services that RBC had provided to Captaris, referred to below in this section. The board of directors and the special committee were also aware of the fact that RBC had in the past rendered investment banking, financial advisory and financing services to the Guarantor, referred to below in this section. RBC is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBC may act as a market maker and broker in the publicly-traded securities of Captaris and Open Text and receive customary compensation, and may also actively trade securities of Captaris and Open Text for its own account and the accounts of its customers, and, accordingly, RBC and its affiliates, may hold a long or short position in such securities.

Under its March 14, 2008 engagement agreement with Captaris, RBC became entitled to receive a fee of $250,000 upon the delivery of its September 3, 2008 opinion to the Captaris board of directors and special committee regarding the fairness to the Captaris shareholders, from a financial point of view, of the merger consideration, without regard to whether RBC’s opinion was accepted or the merger is consummated. In addition, for its services as financial advisor to Captaris in connection with the merger, if the merger is successfully completed RBC will receive an additional, larger transaction fee of approximately $2 million. Further, in the event that the merger is not completed and Captaris consummates at any time thereafter, pursuant to a definitive agreement, letter of intent or other evidence of commitment entered into during the term of RBC’s engagement or during the 12 months following such term, another “Transaction” RBC will be entitled to a specified Transaction fee based on the “Aggregate Transaction Value” of such other “Transaction” (all as specified in RBC’s engagement agreement with Captaris dated March 14, 2008). In addition, whether or not the merger closes, or another Transaction occurs, Captaris has agreed to indemnify RBC for certain liabilities that may arise out of RBC’s engagement, including, without limitation, liabilities arising under the federal securities laws, and to reimburse the reasonable out-of-pocket expenses incurred by RBC in performing its services (subject to a limit which may not be exceeded without Captaris’s written approval). The terms of RBC’s engagement letter were negotiated at arm’s-length between Captaris and RBC, and both the Captaris board of directors and the special committee of the board of directors were aware of this fee arrangement at the time they reviewed and approved the merger agreement.

In the past two years, RBC has provided the following investment banking and financial advisory services to Captaris, in addition to its services as financial advisor to the board of directors in connection with the merger: (i) in 2007, RBC acted as financial advisor to Captaris in connection with its acquisition of the shares of CDT from Océ Deutschland GmbH and Co. K.G, for which RBC received customary fees; and (ii) in 2008, RBC provided certain financial analysis and advice to Captaris regarding its strategic alternatives, for which RBC received a retainer fee that will be credited against the transaction fee RBC will receive if the merger (or another Transaction) is completed. In the past two years, RBC has provided the following investment banking, financial advisory and financing services to the Guarantor: (i) in 2006, RBC acted as financial advisor to the Guarantor in connection with its acquisition of Hummingbird Ltd., for which RBC received customary fees; and (ii) in connection with that acquisition, RBC acted as Lead Arranger, Sole Bookrunner and Administrative Agent for the debt financing to the Guarantor in the aggregate principal amount of $465 million, for which RBC received customary fees, and as part of that financing RBC’s parent company, Royal Bank of Canada, as lender, provided to the Guarantor a credit facility of $50 million, of which a portion has been drawn but a substantial portion remains available for use. RBC will not receive any fees from the Guarantor or Open Text in connection with the merger and, except as described above, does not have any agreement or understanding with Captaris, the Guarantor or Open Text regarding any other services to be performed now or in the future.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors in favor of the approval of the merger agreement, you should be aware that the consummation of the merger will result in certain benefits to our directors and executive officers that are not available to our shareholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and recommending that the shareholders approve the merger agreement. Shareholders should take these benefits into account in deciding whether to vote for approval of the merger agreement.

These interests relate to or arise from:

•	the acceleration of vesting of all outstanding unvested stock options and restricted stock units held by executive officers and the cash-out of such awards;

•	the cash-out of stock options and restricted stock units held by non-employee directors;

•	the cash compensation to non-employee directors if the merger agreement is approved at the special meeting;

•	certain benefits pursuant to change in control agreements with the executive officers;

•	payments under the Management Incentive Retention Plan for executive officers; and

•	continuation of certain indemnification and insurance arrangements.

Outstanding Equity Awards Held By Executive Officers and Directors

All outstanding unvested stock options and restricted stock units held by the executive officers were granted under either the 1989 Restated Stock Option Plan or the 2006 Equity Incentive Plan (formerly known as the 1989 Restated Stock Option Plan). Pursuant to the terms of the plans, in the event of a change of control, such as the merger, all outstanding stock options and restricted stock units will become fully and immediately exercisable, and all applicable deferral and restriction limitations or forfeiture provisions will lapse, immediately vested and before the merger.

All stock options and restricted stock units held by non-employee directors are fully vested under their original terms; thus the merger does not have an effect on the vesting of such awards. Pursuant to the merger agreement, all directors of the Company will resign effective as of the effective time of the merger. As a result, under the terms of the Deferred Compensation Plan for Non-Employee Directors, all vested amounts deferred under such plan will be distributed to participants in a lump sum as soon as administratively practicable after the merger. The Deferred Compensation Plan for Non-Employee Directors is expected to be amended prior to the effective time of the merger to provide for distribution in cash in connection with the merger instead of in shares of common stock.

The following table shows the total number of vested and unvested stock options with an exercise price below $4.80 per share and all vested (but not yet settled) and unvested restricted stock units (including those deferred under the Deferred Compensation Plan for Non-Employee Directors) held by our executive officers and directors, as of September 12, 2008, that are expected to be cashed out in connection with and as a result of the merger and the amounts expected to be received by such individuals in connection with the cash-out of such awards. Our board of directors intends to approve the disposition in the merger of all securities held by our executive officers and directors to exempt such dispositions from Section 16(b) of the Exchange Act. All dollar amounts in the table are gross amounts and do not reflect deductions for income taxes and other withholdings. The options in the table have exercise prices ranging between $0.25 and $4.54 per share.

Name	Vested Options	Unvested Options	Vested RSUs (1)	Unvested RSUs	Cash-Out Value at $4.80 (2)
Non-Employee Directors:
Bruce L. Crockett	70,314	—	22,947	—	$230,072
Robert F. Gilb	58,314	—	15,259	—	159,206
Robert L. Lovely	58,314	—	10,794	—	137,776
Daniel R. Lyle	33,517	—	10,794	—	87,975
Thomas M. Murnane	54,314	—	10,794	—	112,096
Mark E. Siefertson	30,322	—	10,794	—	72,079
Patrick J. Swanick	34,314	—	10,794	—	91,296

Executive Officers:
David P. Anastasi	382,798	190,042	—	127,000	$1,087,466
Peter Papano.	154,979	44,021	—	19,500	197,435
Paul M. Yantus	—	12,000	—	18,000	100,980
Douglas F. Anderson	29,584	26,125	—	12,000	94,219

Total	906,770	272,188	92,176	176,500	$2,370,600

(1)	The vested RSUs shown in this column have not been settled, as they were deferred under the Deferred Compensation Plan for Non-Employee Directors.

(2)	Represents cash-out value of vested and unvested stock options and RSUs. For the stock options, the cash-out value is based on the difference between $4.80 and the per share exercise price of the option, multiplied by the number of shares subject to the option.

Cash Compensation to Non-Employee Directors

In June 2008, the Board of Directors suspended all equity compensation for non-employee directors. In lieu of equity compensation, non-employee directors receive additional cash compensation of $3,750 per month for services from June 1, 2008, until the date of the next annual or special shareholders meeting, referred to as the Interim Cash Compensation. If a corporate transaction is approved at such shareholders meeting, then immediately after such shareholders meeting, non-employee directors will receive a cash payment equal to $45,000 minus any Interim Cash Compensation received. As a result of the suspension of equity compensation in June 2008, non-employee directors have not received any equity awards since the annual grants in June 2007. The cash compensation to be paid to non-employee directors after a shareholders meeting at which a corporate transaction is approved is intended to provide non-employee directors with approximately the same value they would have received if they had received equity awards in 2008 (under the equity compensation program for non-employee directors, they would have received a stock option grant with a value of $20,000 and a restricted deferred stock unit award with a value of $25,000, for a total value of $45,000).

Change in Control Agreements for Executive Officers

Pursuant to the terms of their respective agreements, for a defined period following the merger, referred to as the Post-Change in Control Period, each executive officer will continue to be employed and have authority, duties and responsibilities reasonably commensurate with the most significant of those held by the executive officer during the 90-day period immediately preceding the date of the merger. The Post-Change in Control Period is 18 months for Mr. Anastasi and 12 months for Mr. Papano, Mr. Yantus and Mr. Anderson. During the Post-Change in Control Period, the executive officers will be entitled to continued compensation and benefits at levels comparable to pre-merger levels and reimbursement for all reasonable employment expenses.

Change in Control Benefits

If at any time during the Post-Change in Control Period the executive’s employment is terminated without cause, or the executive officer terminates his employment with good reason, the executive officer will be entitled to the following benefits:

•	any accrued but unpaid salary;

•	a pro rata portion of the executive’s annual bonus for the year;

•	with respect to Mr. Anderson, a pro rata portion of his monthly commission payable for the calendar month in which termination occurs;

•	any compensation previously deferred by the executive officer (together with any accrued interest or earnings);

•	any accrued but unpaid vacation pay;

•

payment of COBRA premiums for the executive officer and his family for a period of 18 months for Mr. Anastasi and a period of 12 months for Mr. Papano, Mr. Yantus and Mr. Anderson, or until such time as the executive officer obtains new health insurance coverage or such executive officer is no longer entitled to COBRA continuation coverage under our group health plans, whichever occurs first;

•	base salary continuation for a period of 18 months for Mr. Anastasi and a period of 12 months for Mr. Papano, Mr. Yantus and Mr. Anderson;

•

one and one-half times the target annual bonus payable for the fiscal year in which the termination occurs for Mr. Anastasi and one times the target annual bonus payable for the fiscal year in which the termination occurs for Mr. Papano, Mr. Yantus and Mr. Anderson; and

•

with respect to Mr. Anderson, commission payments continue for a period equal to 12 months payable in monthly installments at the end of each month, in an amount equal to 1/12th of the executive’s commission target for the year in which termination occurs.

If any payments paid or payable under an executive’s change in control agreement or otherwise are characterized, by our tax counsel or our accounting firm, referred to as the Tax Advisor, as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, referred to as the Code, then the payments will be reduced to the highest amount that, as determined by the Tax Advisor, may be paid to the executive officer without having any portion of any payment treated as an “excess parachute payment.” We may elect, in our sole and absolute discretion, not to apply this reduction if, as determined by the Tax Advisor, the after-tax value to the executive officer of the total payments prior to the reduction is greater than the after-tax value to the executive officer of the total payments after taking into account the reduction.

Definition of Cause

Under the change in control agreements, “cause” means the occurrence of one or more of the following events:

•	the executive’s willful material misconduct or dishonesty in the performance of, or the willful failure to perform, any material duty under the change in control agreement;

•	the executive’s willful injury of the Company or breach of fiduciary duty to the Company involving personal profit;

•	conviction of the executive officer for violation of a state or federal criminal law involving the commission of a crime against the Company or any felony;

•	habitual or repeated misuse by the executive officer of alcohol or controlled substances that materially impairs the executive’s ability to perform his duties under the change in control agreement;

•	any material and willful violation by the executive officer of any provisions of the change in control agreement; or

•

any past or present act of the executive officer involving moral turpitude adversely affecting the business, goodwill or reputation of the Company, or materially and adversely affecting the executive’s ability to effectively represent the Company with the public.

Definition of Good Reason

Under the change in control agreements, “good reason” means the occurrence of any of the following events, without the consent of the executive:

•

a material reduction in the executive’s annual base salary or annual bonus (a reduction of 5% or more will be deemed material, otherwise materiality will be determined based on the facts and circumstances);

•

a material reduction in the executive’s authority, duties or responsibilities as contemplated in the change in control agreement; provided that a change in the person or office to which the executive officer reports, without a corresponding reduction in authority, duties or responsibilities, resulting primarily from organizational changes incident to a merger or acquisition, will not constitute “good reason”;

•

a relocation of the principal location at which the executive officer is required to provide services to any office or location that is more than 50 miles from the office or location where the executive officer was based on the date of the merger; or

•	any other action or inaction that constitutes a material breach by the Company of certain provisions of the change in control agreement.

The executive’s termination will not be for good reason unless (a) the executive officer notifies the Company in writing of the existence of the condition which the executive officer believes constitutes good reason within 90 days of the initial existence of such condition, (b) the Company fails to remedy such condition within 30 days after the date on which it receives such notice, referred to as the Remedial Period, and (c) the executive officer actually terminates employment within 180 days after the expiration of the Remedial Period. If the executive officer terminates employment before the expiration of the Remedial Period, then the executive’s termination will not be considered to be for good reason. The fact that the Company remedies the condition after expiration of the Remedial Period, but prior to the executive’s termination, will not prevent the executive’s termination from being for good reason.

Management Incentive Retention Plan

Participants in the Management Incentive Retention Plan, which our board of directors adopted on April 23, 2008, are eligible to receive a cash bonus upon consummation of the merger, provided that the participant must be continuously employed by the Company until the closing date of the merger. Participants in the plan include all of the Company’s current executive officers as well as certain other members of management.

The bonus pool established under the plan is equal to 1.5% of the amount of cash paid by Open Text in the merger for all of Captaris’s equity (including stock options, warrants and similar rights to acquire stock). As of September 15, 2008, the bonus pool is estimated to be $1,966,142.84. The aggregate amount of all bonuses cannot exceed the bonus pool. The plan administrator is not required to award the entire bonus pool to the participants. The amount of the bonus payable to each participant may range from 0% to 200% of base salary, determined by the plan administrator in its sole and absolute discretion based upon, among other things, the participant’s contribution to the closing of the merger. The allocation of the bonus pool has not been determined and will likely not be determined until closer to the closing of the merger so that the plan administrator can take each participant’s contributions into account.

The bonuses, if any, will be paid in two installments. Two thirds of each bonus will be paid on closing, as long as the participant remains employed through the closing of the merger. The remaining third of each bonus will be paid six months after the closing of the merger. If the participant’s employment is terminated by the Company or the successor for cause or the participant terminates his or her employment other than for good reason or as a result of death or disability after the closing of the merger, but prior to the second payment date of the bonus, the participant will forfeit any portion of the remaining bonus. If the participant’s employment is terminated by the Company or a successor without cause or if the participant terminates his or her employment for good reason or as a result of death or disability after the closing of the merger but prior to the second payment date of the bonus, the participant will receive the full amount of the remaining bonus within 30 days after the date of termination.

If the payment of a bonus under the Management Incentive Retention Plan by itself or when combined with any other payment or benefit the participant receives from us or any of our subsidiaries or affiliates, would be characterized, by the our accounting firm, as an “excess parachute payment” within the meaning of Section 280G of the Code, then the payments will either be (a) paid in full in accordance with the terms governing such payments, or (b) reduced so that the payments, in the aggregate, are not treated as “excess parachute payments,” whichever of the foregoing actions, results, as determined by the our accounting firm, in the participant’s receipt, on an after-tax basis, of the greater amount of the payments notwithstanding that all or some portion of the payments may remain subject to the excise tax applicable to “excess parachute payments.”

Definition of Cause

Under the Management Incentive Retention Plan “cause” means the occurrence of one or more of the following events:

•

a participant’s willful material misconduct or dishonesty in the performance of, or the willful failure to perform any of the participant’s material duties as an employee of, or consultant to the Company or a successor;

•	the participant’s willful and material injury of the Company or a successor, or the participant’s breach of fiduciary duty to the Company or a successor involving personal profit;

•	the conviction of the participant of the violation of a state or federal criminal law involving the commission of a crime against the Company or a successor or any felony;

•

the habitual or repeated misuse by the participant of alcohol or controlled substances that materially impairs the participant’s ability to perform his or her duties as an employee of, or consultant to the Company or a successor; or

•

any material and willful violation by the participant of any provisions of the Confidential Information, Inventions and Non-Competition Agreement between the participant and the Company or a successor.

Definition of Good Reason

Under the Management Incentive Retention Plan, “good reason” means the occurrence, prior to the second bonus payment date, of any of the following events, without the consent of the executive:

•	a material reduction in the participant’s base salary or target bonus due to the participant;

•

a material reduction in the participant’s authority, duties or responsibilities, other than any reduction which occurs solely as a result of the Company becoming a wholly owned private subsidiary of the acquiror;

•

a relocation of the principal place at which the participant is required to provide services of more than 50 miles from the principal place at which the participant was providing services as of the closing date of the merger; or

•

the Company or a successor materially breaches any provision of the Management Incentive Retention Plan or the Company or a successor materially breaches any provision of any employment agreement entered into between the Company or a successor and the participant.

The participant’s termination will not be for good reason unless (a) the participant notifies the Company or a successor in writing of the existence of the condition which the participant believes constitutes good reason within 90 days of the initial existence of such condition, (b) the Company or a successor fails to remedy such condition within the Remedial Period, and (c) the participant actually terminates employment within 30 days after the expiration of the Remedial Period and before the Company or a successor has remedied such condition. If the participant terminates employment before the expiration of the Remedial Period or after the Company or a successor remedies the condition (even if after the end of the Remedial Period), then the participant’s termination will not be considered to be for good reason.

Indemnification of Directors and Executive Officers and Insurance

The merger agreement provides that, from and after the effective time through the seventh anniversary of the effective time of the merger, Open Text and the surviving corporation will indemnify and hold harmless those persons who were directors or officers of Captaris or any of our subsidiaries immediately prior to the effective time of the merger against any costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with claims or actions arising out of the fact that such persons were officers or directors of the Company and occurring at or before the effective time of the merger at least to the extent provided for by us immediately prior to the effective time of the merger. In this regard, Open Text and the surviving corporation will also be required to advance expenses as incurred to an indemnified officer or director to the fullest extent permitted by law.

The merger agreement also provides that the indemnification or advancement of expenses provisions in the surviving corporation’s charter and bylaws will be no less favorable after the effective time through the seventh anniversary of the effective time of the merger than those set forth in our articles of incorporations and bylaws in effect as of September 3, 2008.

In addition, the merger agreement provides that Open Text will cause to be maintained customary policies of directors’ and officers’ liability insurance that contain coverage no less favorable than the coverage maintained by us immediately prior to the merger for a period of six years from the effective time of the merger or, at our option, we may obtain, before the effective time of the merger, a six-year run-off program for our directors’ and officers’ liability insurance subject to obtaining prior written approval from Open Text.

Dissenters’ Rights

General

Under Chapter 23B.13 of the WBCA, holders of our common stock are entitled to dissent from, and obtain payment of the fair value of their shares in the event of, the consummation of the merger instead of receiving the $4.80 per share merger consideration, without interest and subject to any required withholding of taxes. The following summarizes the material rights of holders of Captaris common stock under Chapter 23B.13. You should read the applicable sections of Chapter 23B.13, a copy of which is attached to this proxy statement as Annex C, and which governs dissenters’ rights. The summary below is qualified in its entirety by reference to Chapter 23B.13.

Pursuant to Chapter 23B.13, when a proposed merger is to be submitted to a vote at a meeting of shareholders, as in the case of this special meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights and must be accompanied by a copy of Chapter 23B.13. The notice of special meeting included with this proxy statement constitutes notice to the holders of Captaris common stock, and a copy of Chapter 23B.13 is attached to this proxy statement as Annex C.

If you are contemplating the possibility of exercising your dissenters’ rights in connection with the merger, you should carefully review the text of Chapter 23B.13. You are also encouraged to consult your legal counsel, at your expense, before attempting to exercise your dissenters’ rights. If you do not fully and precisely satisfy the procedural requirements of the WBCA, you will lose your dissenters’ rights. If any holder of shares of Captaris common stock who asserts dissenters’ rights under the WBCA withdraws or loses (through failure to perfect or otherwise) the right to obtain payment for such holder’s shares under Chapter 23B.13, then such shareholder’s shares will be converted, or will be treated as if they had been converted, into the right to receive the merger consideration of $4.80 per share of Captaris common stock, without interest and subject to any required withholding of taxes. We will not provide you with any notice regarding your dissenters’ rights other than as described in this proxy statement and the notice of special meeting included with this proxy statement.

Requirements for Exercising Dissenters’ Rights

To preserve your right if you wish to exercise your statutory dissenters’ rights, you must:

•

deliver to Captaris, before the vote is taken at the special meeting regarding the merger agreement, written notice of your intent to demand payment for your shares of Captaris common stock if the merger is effected, which notice must be separate from your proxy. Your vote against the merger agreement alone will not constitute written notice of your intent to exercise your dissenters’ rights;

•	not vote your shares in favor of the merger agreement; and

•	follow the statutory procedures for perfecting dissenters’ rights under Chapter 23B.13, which are described below under the heading “Appraisal Procedures.”

Unless you satisfy all of the requirements of Chapter 23B.13 you may not exercise dissenters’ rights under Chapter 23B.13 and, if the merger agreement is approved by our shareholders and the merger occurs, your shares of Captaris common stock will be converted into the right to receive the merger consideration of $4.80 per share, without interest and subject to any required withholding of taxes.

Notice

Written notice of your intent to exercise dissenters’ rights must be delivered to us at:

Captaris, Inc.

Attn: Investor Relations

301 116th Avenue SE, Suite 400

Bellevue, Washington 98004

(425) 455-6000

Such written notice must be delivered before the vote on the merger agreement is taken at the special meeting. Your written notice to demand payment should specify your name and mailing address, the number of shares of Captaris common stock you own, and that you intend to demand payment of the “fair value” of your shares of Captaris common stock if the merger agreement is approved.

Vote

Your shares must either not be voted at the special meeting or must be voted against, or must abstain from voting on, the approval of the merger agreement. Submitting a properly signed proxy card that is received prior to the vote at the special meeting that does not direct how the shares of Captaris common stock represented by that proxy are to be voted will constitute a vote in favor of approval of the merger agreement and a waiver of your statutory dissenters’ rights.

Termination of Dissenters’ Rights

Your right to obtain payment of the fair value of your shares of Captaris common stock under Chapter 23B.13 will terminate if:

•	the merger is abandoned or rescinded;

•	a court having jurisdiction permanently enjoins or sets aside the merger; or

•	your demand for payment is withdrawn with Captaris’s written consent.

Appraisal Procedures

If the merger agreement is approved by our shareholders, within ten days after the effective date of the merger we will send written notice regarding the proper procedures for dissenting to all shareholders who have given written notice under Chapter 23B.13 and have not voted in favor of approval of the merger agreement. The notice will contain:

•	where the demand for payment and certificates representing certificated shares of Captaris common stock must be sent and when certificates for certificated shares must be deposited;

•	information for holders of uncertificated shares as to what extent transfer of the shares will be restricted after the payment demand is received;

•

a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the merger and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of Captaris common stock before that date;

•	the date by which we must receive your payment demand, which date will not be fewer than 30 or more than 60 days after the date the written notice is delivered to you; and

•	a copy of Chapter 23B.13.

If you wish to assert dissenters’ rights, you must demand payment, certify whether you acquired beneficial ownership of your shares before [—], 2008 and deposit your Captaris share certificates in accordance with the terms of the notice. If you do not demand payment and deposit your share certificates where required, by the date set forth in the notice, you will lose the right to obtain payment for your shares under Chapter 23B.13.

If we do not consummate the merger within 60 days after the date set for demanding payment and depositing share certificates, then we will return all deposited certificates and release any transfer restrictions imposed on uncertificated shares. If after returning the deposited certificates and releasing transfer restrictions, we wish to consummate the merger, we must send a new dissenters’ notice and repeat the payment demand procedure. If we do not effect the merger and do not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date which we had set for demanding payment, you may deliver notice to us in writing of your estimate of the fair value of your Captaris common stock plus the amount of interest due and demand payment of your estimated amount, less any amount already paid by us for the shares under Chapter 23B.13.

Except as provided below, within 30 days after the later of the effective date of the merger or the date the payment demand is received, we shall pay each dissenting shareholder who complied with the payment demand and related requirements of Section 23B.13.230 of the WBCA the amount that we estimate to be the fair value of the shareholder’s shares, plus accrued interest. The payment will be accompanied by:

•

financial data relating to Captaris, including a balance sheet as of the fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

•	an explanation of how we estimated the fair value of the shares;

•	an explanation of how we calculated the interest;

•

a statement of the dissenter’s right to demand supplemental payment if such shareholder believes that the amount paid is less than the fair value of the shares or under certain other circumstances enumerated in the statute and described below; and

•	a copy of Chapter 23B.13.

For dissenting shareholders who were not the beneficial owners of their shares of Captaris common stock before [—], 2008, we may elect to withhold payment under Chapter 23B.13. To the extent that we so elect, after consummating the merger, we shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. We will send with our offer an explanation of how we estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment of the dissenter’s own estimate of the dissenter’s shares and the amount of interest due if such dissenter believes that the amount offered is less than the fair value of the shares or under certain other circumstances enumerated in the statute and described below.

If you believe that the amount paid or offered by us is less than the fair value of your shares or believe that the interest due is incorrectly calculated, or if we fail to make payment for your shares within 60 days after the date set for demanding payment or we do not effect the merger and do not return the deposited share certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment, you may, within 30 days of the payment or offer for payment, deliver notice to us in writing informing us of your own estimate of the fair value of your shares and the amount of interest due, and demand payment of this estimate, less any amount we have already paid under Chapter 23B.13. If any dissenting shareholder’s demand for payment of the dissenter’s own estimate of the fair value of the shares is not settled within 60 days after receipt by us of such shareholder’s demand for payment of his or her own estimate, Chapter 23B.13 requires that we commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding. If we do not commence the proceeding within the 60-day period, we will pay each dissenter whose demand remains unsettled the amount demanded.

The jurisdiction of the court in which the proceeding is commenced will be plenary and exclusive. The court may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value.

The appraisers will have the powers described in the order appointing them, or in any amendment to it. The fair value of the shares as determined by the court may be less than, equal to or greater than the value of the merger consideration to be issued to non-dissenting shareholders for Captaris common stock under the terms of the merger agreement if the merger is consummated. Shareholders should be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a merger are not opinions as to fair value under Chapter 23B.13. Each dissenter made a party to the proceeding is entitled to a judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by us, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which we elected to withhold payment pursuant to Chapter 23B.13.

The court will also determine the costs and expenses of the court proceeding and assess them against Captaris, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Chapter 23B.13. If the court finds that we did not substantially comply with the relevant provisions of sections 23B.13.200 through 23B.13.280 of the WBCA, the court may also assess against Captaris any fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith with respect to dissenters’ rights. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against Captaris, the court may award to counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to us a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partially dissenting record shareholder are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders. Beneficial owners of Captaris common stock who desire to assert dissenters’ rights as to shares held on the beneficial owners’ behalf (a) must submit to us the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either in a record or, if we have designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and (b) must so assert dissenters’ rights with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

For purposes of Chapter 23B.13, fair value with respect to dissenters’ shares means the value of the shares of Captaris common stock immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable.

Delisting and Deregistration of Our Common Stock

If the merger is completed, Captaris common stock will be delisted from the Nasdaq Global Select Market and will be deregistered under the Exchange Act. Following the completion of the merger, Captaris will no longer be a publicly-traded company.

Litigation Relating to the Merger

On September 16, 2008, a purported class action complaint entitled Harvey v. Anastasi et al., Case No. 08-2-31902-4, was filed in Superior Court in King County, Washington, naming Captaris, Inc., its directors, Open Text Corp., Open Text, Inc., and Oasis Merger Corp. as defendants. The complaint generally alleges that Captaris’s directors breached their fiduciary duties by failing to engage in a legally sufficient process with respect to the sale of the Company. The complaint also alleges that Open Text aided and abetted the directors’

breach of fiduciary duties. Plaintiff seeks, among other relief, an order enjoining Captaris from consummating the merger with Open Text and an award of attorneys’ fees. Captaris and its directors believe the allegations in the complaint lack merit and intend to vigorously defend the lawsuit.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger that may be relevant to our shareholders that hold shares of our common stock as a capital asset (generally, assets held for investment) for U.S. federal income tax purposes, referred to as Holders. This discussion is based on the Code, applicable Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect.

The discussion does not address all of the U.S. federal income tax considerations that may be relevant to particular Holders in light of their particular circumstances, or to Holders that are subject to special treatment under U.S. federal income tax laws, including banks, insurance companies, mutual funds or other financial institutions, broker-dealers, traders, expatriates, certain former citizens or long-term residents of the United States, tax-exempt organizations, persons who are subject to the U.S. alternative minimum tax, persons who hold their shares of common stock as part of an integrated investment (including as part of a “straddle” or as part of a “hedging,” “conversion” or other risk reduction transaction), controlled foreign corporations, passive foreign investment companies, corporations subject to anti-inversion rules, persons that are partnerships, S corporations or other pass-through entities, persons that have a functional currency other than the U.S. dollar or persons who acquired their shares of Captaris common stock through stock option or stock purchase plan programs or in other compensatory arrangements.

In addition, this discussion does not address the U.S. federal income tax considerations applicable to holders of options or warrants, if any, to purchase Captaris common stock or to Holders who exercise dissenters’ rights. Furthermore, except as provided below, this discussion does not address any U.S. federal estate and gift tax consequences or any state, local or foreign tax consequences applicable to Holders.

For purposes of this discussion, a “U.S. Holder” refers to a Holder that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (a) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control and (b) certain other trusts considered U.S. persons for U.S. federal income tax purposes.

A “Non-U.S. Holder” refers to a Holder (other than an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (or other entity classified as a partnership for U.S. federal tax purposes) is a beneficial owner of shares of Captaris common stock, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders that are partnerships and partners in these partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the merger to them.

Exchange of Captaris Common Stock for Cash

U.S. Holders

U.S. Holders generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the amount of cash received in the merger, and (2) such U.S. Holder’s adjusted tax basis in his or her shares of Captaris common stock surrendered in the transaction. Any capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the Captaris common stock for more than one year prior to the effective time of the merger. The deduction of any recognized loss may be delayed or otherwise adversely affected by certain loss limitation rules.

Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash in the merger, unless:

•	the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are satisfied;

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, or, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

•

Captaris is or has been a “United States real property holding corporation,” referred to as a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five year period preceding the closing date of the transactions or such Non-U.S. Holder’s holding period of Captaris common stock. We do not believe that Captaris is or has been, and do not anticipate it becoming, a USRPHC for U.S. federal income tax purposes. If Captaris were or were to become a USRPHC at any time during the applicable period, however, any gain recognized on a sale or other disposition of its common stock by a Non-U.S. Holder that did not own (actually or constructively) more than 5% of Captaris’s common stock during the five years preceding the closing date of the transactions would not be subject to U.S. federal income tax.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% (or lower applicable treaty) rate, but may be offset by U.S. source capital losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a resident of the United States. Non-U.S. Holders that are foreign corporations also may be subject to a 30% branch profits tax (or lower applicable treaty rate). Non-U.S. Holders are urged to consult any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Under U.S. federal income tax laws, information reporting requirements generally apply in connection with proceeds from the disposition of the Captaris common stock by non-corporate U.S. Holders. Additionally, a U.S. Holder may be subject to a backup withholding tax, unless the U.S. Holder provides the paying agent with the U.S. Holder’s correct taxpayer identification number, which in the case of an individual is his or her social security number, or, in the alternative, establishes a basis for exemption from backup withholding. If the correct taxpayer identification number or an adequate basis for exemption is not provided, a U.S. Holder will be subject to backup withholding (currently at a rate of 28%) on any reportable payment. To prevent backup withholding, each U.S. Holder must provide the paying agent with a complete Internal Revenue Service, referred to as the IRS, Form W-9 or a substitute Form W-9, which will be provided to U.S. Holders with the letter of transmittal.

Payments made to Non-U.S. Holders in the merger may be subject to information reporting and backup withholding. Non-U.S. Holders generally may avoid backup withholding by providing the paying agent with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying the Holder’s non-U.S. status or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely and duly filing a claim for refund with the IRS.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. THE TAX CONSEQUENCES OF THE MERGER TO ANY PARTICULAR HOLDER WILL DEPEND ON THAT SHAREHOLDER’S INDIVIDUAL SITUATION. HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS TO THEM.

Antitrust Matters

Under the HSR Act, and the rules that have been promulgated under the HSR Act, acquisitions of a sufficient size may not be completed unless information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted. The merger of Captaris with Merger Sub and the conversion of shares of Captaris common stock into the right to receive the merger consideration is subject to the provisions of the HSR Act. Under the HSR Act, the merger cannot be completed until the expiration or early termination of the waiting period following the filing of Hart-Scott-Rodino Notification and Report Forms by the Guarantor and Captaris. Both the Guarantor and Captaris filed the required notification and report forms on September 17, 2008. A foreign competition filing was submitted in Germany on September 16, 2008. The merger agreement generally provides that Open Text and Captaris will use best efforts to obtain regulatory clearance, subject to the more specific provisions in the merger agreement addressing these matters.

At any time before or after the completion of the merger, notwithstanding that the applicable waiting period has ended or approval has been granted, any state, foreign country, or private individual could take action to enjoin the merger under the antitrust laws as it deems necessary or desirable in the public interest or any private party could seek to enjoin the merger on anti-competitive grounds. We cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, that we will prevail.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement, but does not purport to describe all the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement which is attached as Annex A to this proxy statement and incorporated in this proxy statement by reference. Shareholders should read the merger agreement carefully.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at http://www.sec.gov.

The merger agreement contains representations and warranties that we, on the one hand, and Open Text and Merger Sub, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in our representations and warranties are qualified by information in confidential disclosure schedules provided by us to Open Text and Merger Sub in connection with signing the merger agreement. While we do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to our representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us or Open Text.

Structure

The merger agreement provides that Merger Sub will merge with and into us. We will survive the merger as a wholly owned subsidiary of Open Text.

The closing date for the merger will be, unless the parties otherwise agree, no later than two business days after the satisfaction or waiver of all conditions to closing in the merger agreement. We cannot assure you when, or if, all of the conditions to completion of the merger will be satisfied or waived. See “The Merger Agreement — Conditions to the Merger” beginning on page 63.

Effective Time

The merger will be effective when we file articles of merger with the Secretary of State of the State of Washington, or at such later time as is specified in the articles of merger.

Merger Consideration

Each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares held by us as treasury stock and any shares owned by Open Text, Merger Sub or any other of our or their respective wholly owned subsidiaries, or by holders properly exercising dissenters’ rights under Washington law, and other than restricted stock units, which will be cancelled and paid in cash in an amount equaling the product of the maximum number of restricted stock units times the merger consideration set forth below, whether such units are vested or unvested) will be converted at the effective time of the merger into the right to receive cash, without interest and subject to any required withholding of taxes, in the amount of $4.80 per share.

If any of our shareholders perfect dissenters’ rights with respect to any of our shares, then we will treat those shares as described under “The Merger — Dissenters’ Rights” beginning on page 48.

Exchange and Payment Procedures

At or prior to the closing of the merger, Merger Sub will deposit in trust to a paying agent reasonably acceptable to Captaris, an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock, options and restricted stock units. Promptly after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to each holder of record of shares of our outstanding common stock. The letter of transmittal and instructions will tell such shareholders how to surrender their common stock certificates or shares they may hold represented by book entry in exchange for the merger consideration. Also promptly after the effective time of the merger, the paying agent will mail a letter of notification to holders of options or restricted stock units notifying such holders that each option or restricted stock unit is being cancelled in exchange for payment of cash to an amount set forth below under the heading “Effect on Captaris’s Stock Options and Restricted Stock Units.”

You should not return your share certificates with the enclosed proxy card, and you should not forward your share certificates to the paying agent without a letter of transmittal.

Registered shareholders will not receive the merger consideration until they surrender their share certificates (or book-entry shares) to the paying agent, together with a completed and signed letter of transmittal and any other documents as may be required by the letter of transmittal or accompanying instructions. If any merger consideration is to be paid to a person other than the person in whose name the corresponding book-entry share, share certificate, option or restricted stock unit that is to be exchanged or cancelled is registered, the person registered must either pay any transfer or other required taxes or establish to the satisfaction of the paying agent that such taxes have been paid or are not applicable.

Any earnings made through the paying agent’s investment of the merger consideration prior to payment of such consideration to our shareholders will be the property of Open Text, Captaris and Merger Sub. Upon making payments to our shareholders, the paying agent will be entitled to withhold any required taxes from the merger consideration.

At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, share certificates or book-entry shares are presented to the surviving corporation for transfer, they will be cancelled and exchanged for the merger consideration.

None of the paying agent, or any party to the merger agreement will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of Open Text. Shareholders who have not received the merger consideration prior to the delivery of such funds to Open Text may look only to Open Text for the payment of the merger consideration.

If you have lost a share certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the fact, in a form reasonably satisfactory to Open Text and the paying agent.

Effect on Captaris’s Stock Options and Restricted Stock Units

Each option to purchase shares of our common stock (whether vested or unvested) outstanding immediately prior to the effective time of the merger will be cancelled and the holder of such option (if the per share merger consideration is greater than the per share exercise price of such option) will, in full satisfaction of such option, be entitled to receive an amount in cash, subject to any required withholding of taxes, equal to the product of (a) the merger consideration less the per share exercise price per share of such option, multiplied by (b) the number of shares subject to such option.

Each RSU outstanding immediately prior to the effective time of the merger will be cancelled and the holder of such RSU will, in full settlement of such RSU, be entitled to receive an amount in cash, subject to any required withholding taxes, equal to the product of (a) the merger consideration, multiplied by (b) the maximum number of shares of our common stock subject to such RSU.

Directors and Officers

The merger agreement provides that the directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation until their successors have been elected or appointed or qualified or until the earlier of their death, resignation or removal. The officers of Captaris at the effective time of the merger will be the initial officers of the surviving corporation until their successors have been elected or appointed or qualified or until the earlier of their death, resignation or removal.

Representations and Warranties

We have made a number of representations and warranties in the merger agreement regarding aspects of our business and other matters pertinent to the merger. The representations and warranties are, in some cases, subject to specified exceptions and qualifications. The topics covered by these representations and warranties include, among others, the following:

•	organization;

•	capitalization;

•	authority to execute and deliver the merger agreement and binding effect of the merger agreement;

•	consents and approvals;

•	our SEC reports and financial statements contained therein;

•	absence of a “material adverse effect” and certain other changes related to us since December 31, 2007;

•	absence of undisclosed liabilities;

•	matters relating to material contracts;

•	matters relating to employee benefit plans;

•	legal proceedings;

•	compliance with laws;

•	intellectual property;

•	taxes;

•	our and our subsidiaries’ title to assets;

•	environmental matters;

•	labor matters;

•	insurance policies;

•	accuracy of our financial books, records and accounts;

•	inapplicability of our rights agreements;

•	requisite vote required to approve the merger agreement;

•	accuracy and compliance of the proxy statement as to form with applicable securities laws;

•	absence of undisclosed broker’s or finder’s fees; and

•

receipt by our board of directors and special committee of the opinion of our board’s financial advisor as to the fairness of the merger consideration, from a financial point of view, to the Captaris shareholders.

For the purposes of the merger agreement, a “material adverse effect” with respect to us means any change, event, factor, condition, circumstance, development or effect that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or continuing operations of us and our subsidiaries, taken as a whole. Excluded from the determination of “material adverse effect” with respect to us, however, are changes, events, occurrences or effects, to the extent not disproportionately affecting us and our subsidiaries taken as a whole, that are generally applicable to:

•	the industries and markets in which we and our subsidiaries operate;

•	the United States economy; or

•	the United States securities markets.

Also excluded from the determination of “material adverse effect” with respect to us is any change, event, occurrence or effect resulting from:

•

the negotiation, execution, announcement, or compliance with the terms of the merger agreement (including, without limitation, our payment of professional fees and costs related to preparing this proxy statement and effecting the merger);

•

natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events to the extent not disproportionately affecting us and our subsidiaries taken as a whole;

•	changes in generally accepted accounting principles or changes in the interpretation of generally accepted accounting principles, or changes in the accounting rules and regulations of the SEC;

•	any other action required by law, expressly contemplated by the merger agreement or taken at the request of or with the written consent of Open Text or Merger Sub;

•	any changes in law or the interpretation thereof;

•	any action required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with this proxy statement;

•	in and of itself, any decrease in the market price or trading volume of our common stock; or

•	any failure by us to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of any securities analysts.

You should be aware that these representations and warranties as made by us to Open Text and Merger Sub may be subject to important limitations and qualifications set forth in the merger agreement and the disclosure schedules thereto and do not purport to be accurate as of the date of this proxy statement. See the introduction to the section, “The Merger Agreement.”

Open Text and Merger Sub have made a number of representations to us regarding themselves and the Guarantor as to various matters pertinent to the merger. The representations and warranties are, in some cases, subject to specified exceptions and qualifications. The topics covered by these representations and warranties include, among others, the following:

•	organization;

•	authority to execute and deliver the merger agreement and binding effect of the merger agreement;

•	consents and approvals;

•	litigation;

•	Open Text, Merger Sub, the Guarantor and their affiliates not being an “acquiring person” under the WBCA;

•	whether Open Text, Merger Sub or the Guarantor owns any of our stock or is a party to any agreement, arrangement or understanding to acquire, hold, vote or dispose of any shares of our capital stock;

•	compliance with law;

•	operations of Merger Sub;

•	accuracy of information supplied by Open Text, Merger Sub and the Guarantor for inclusion in this proxy statement;

•	absence of broker’s or finder’s fees;

•	sufficiency of funds to pay the merger consideration; and

•	solvency.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Conduct of Our Business Pending the Merger

We have agreed in the merger agreement, that until the consummation of the merger or the termination of the merger agreement in accordance with its terms, except as expressly contemplated by the merger agreement or required by law or consented to in writing by Open Text (which consent will not be unreasonably withheld, delayed or conditioned and which consent will be deemed to have been given if Open Text does not object within 72 hours after a written request for such consent is delivered to Open Text by us), we will conduct business in all material respects in the ordinary course of business in all material respects consistent with past practice.

Without the limitation of the foregoing, under the merger agreement we have agreed that we will not, except as otherwise contemplated by the merger agreement or disclosure schedules or as required by law or unless Open Text gives its prior written consent (which consent will not be unreasonably withheld, delayed or conditioned and which consent will be deemed to have been given if Open Text does not object within 72 hours after a written request for such consent is delivered to Open Text by us):

•	amend or otherwise change our articles of incorporation or bylaws;

•

issue, deliver, sell, dispose of, pledge or encumber any shares of our capital stock or any other of our ownership interests or rights to purchase our capital stock, other than for shares of common stock issued upon the exercise of options or vesting of RSUs;

•	redeem, purchase or acquire any shares of our outstanding common stock;

•

split, combine, subdivide, reclassify, recapitalize, exchange or readjust our common stock or declare or pay any dividend or other distribution in respect of our common stock or otherwise make any payments to shareholders in their capacity as such;

•

adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of us or any of our subsidiaries, other than the merger described in this proxy statement;

•

other than in the ordinary course of business consistent with past practice, (including, for the avoidance of doubt, pursuant to our current credit agreement with Wells Fargo Foothill, LLC), acquire, sell, lease, dispose of, pledge or encumber any assets that, in the aggregate, are material to us and/or our subsidiaries, taken individually or as a whole;

•

other than in the ordinary course of business consistent with past practice, incur any material indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions or investments in other than us or one of our wholly owned subsidiaries;

•	waive, release, grant or transfer any rights of material value;

•	make or commit to make any capital expenditures that are, in the aggregate, in excess of $300,000;

•

take any action that would cause any of the representations or warranties set forth in the representations and warranties section of the merger agreement to be materially inaccurate as of the effective time of the merger;

•	enter into, terminate or modify any material contract outside the ordinary course of business consistent with past practice;

•

hire any employee, except for the replacement of any current employee whose employment with us or one of our subsidiaries is terminated or who resigns for any reason, provided that such replacement employee’s annual aggregate compensation does not exceed $55,000;

•

grant any increases in the compensation (in any form) of our directors, officers or employees, or enter into any new employment or severance protection agreements with any such directors, officers or employees, or increase any benefits payable under our current severance, change of control or termination pay policies;

•	terminate, amend or otherwise modify any benefit plans;

•	change any of the accounting methods used by us or our subsidiaries unless required by generally accepted accounting principals or applicable law or make any election inconsistent with past practice;

•

settle or compromise any legal proceeding (i) existing as of September 3, 2008, (ii) resulting from or in connection with the merger, or (iii) arising after September 3, 2008, including without limitation as may be brought by our shareholders;

•	enter into any hedge, swap or other derivative transaction; or

•	enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

No Solicitation of Transactions

We have agreed that we and our subsidiaries will not, and will cause our respective officers and employees, and our counsel, investment bankers, accountants and other representatives, not to, directly or indirectly:

•

solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action designed to facilitate, directly or indirectly, or that could reasonably be expected to lead to any inquiries or the making of any acquisition proposal;

•	participate in any discussions or negotiations relating to any acquisition proposal;

•	furnish any materials to another person regarding or in connection with an acquisition proposal;

•	approve, endorse or recommend any acquisition proposal or cause a change of recommendation; or

•	enter into any agreement or understanding regarding an acquisition proposal.

In addition, we have agreed to cease as of the date of the merger agreement and cause to be terminated any solicitation, encouragement, discussion or negotiation conducted up to such time regarding any acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” is any offer or proposal made by any person, persons, entity or entities other than Open Text, Merger Sub or any of their respective affiliates to acquire, in one or more transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 20% or more of the shares of our common stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving us or (ii) 20% or more of the assets of us and our subsidiaries, taken as a whole, including through a lease, license, sale, transfer or exchange.

For purposes of the merger agreement, a “change of recommendation” means any of the following: (i) withholding, withdrawal, qualification or modification of (or any proposal or resolution to withhold, withdraw, qualify or modify) the recommendation of the merger agreement and merger in any manner that would reasonably be expected to prevent, delay or materially impair the consummation of the merger or any of the other transactions contemplated thereby, or failure of us to include such recommendation in this proxy statement relating to the merger; (ii) our board of directors taking of a neutral position with respect to an acquisition proposal that has been publicly disclosed after a reasonable amount of time has elapsed for our board of directors to review and make a recommendation with respect thereto (and in no event more than ten business days after being publicly disclosed), provided, however, that a statement by us to the effect that we have received such acquisition proposal and are evaluating it in accordance with the terms of the merger agreement and that we continue to recommend that shareholders vote in favor of the merger shall not be considered a change of recommendation; (iii) failure of our board of directors to (a) if a tender offer, take-over bid or exchange offer that constitutes or would constitute an acquisition proposal (other than by Open Text) is commenced, recommend that our shareholders not accept such tender offer, take-over bid or exchange offer after a reasonable amount of time has elapsed for our board of directors to review and make a recommendation with respect thereto (and in no event more than ten business days following commencement of such tender offer, take-over bid or exchange offer), or (b) reaffirm in writing the recommendation of our board of directors of the merger agreement and the merger within two business days of a request by Open Text to do so; or (iv) approval, adoption or recommendation, or publicly disclosed proposal to approve, adopt or recommend, an acquisition proposal.

Despite the foregoing restrictions, we are permitted, before our shareholders’ meeting, to furnish information to, and engage in discussions and negotiations with any person in response to an acquisition proposal, which did not result from a breach of our obligations regarding solicitations of other acquisition proposals and certain related matters and which:

•	our board of directors or special committee determines that such acquisition proposal constitutes a superior proposal; or

•

our board of directors or the special committee determines in good faith in consultation with our outside legal advisors and nationally recognized financial advisor could reasonably be likely to result in a superior proposal and that the evaluation of such acquisition proposal is reasonably required by the board of directors’ fiduciary duties to our shareholders under applicable law.

Before we may furnish any information as described above, the person or entity to whom we are furnishing such information must enter into a confidentiality agreement with us that meets conditions specified in the merger agreement.

For purposes of the merger agreement, a “superior proposal” means an unsolicited bona fide acquisition proposal by a third party that (a) was not obtained or made as a direct or indirect result of a failure to comply with or breach of (or in violation of) the merger agreement and (b) is on terms and conditions that our board of directors determines, in its reasonable, good faith judgment, after taking into account such matters that it deems relevant (taking into account all financial, regulatory, legal and other aspects thereof) following consultation with our outside legal counsel and a nationally recognized financial advisor: (y) is more favorable, from a financial point of view, to our shareholders than the terms of the merger (taking into account any offer by Open Text to amend the terms of the merger agreement); and (z) is reasonably capable of being consummated on the terms proposed and on a timely basis (taking into account all financial, regulatory, legal and other aspects thereof).

Additionally, under the merger agreement, our board of directors will recommend that our shareholders vote to approve the merger agreement, unless, prior to the adoption of the merger agreement by our shareholders at the shareholders’ meeting, in response to an acquisition proposal in connection with which we have not breached our non-solicitations obligations, if our board of directors determines such acquisition proposal is a superior proposal, our board of directors may approve such superior proposal and make a change of recommendation. We must then notify Open Text in writing that we intend to effect a change of recommendation with respect to such superior proposal, with such notice specifying any material terms and conditions of such acquisition agreement and identifying the party making the superior proposal, after which time Open Text will have five business days to negotiate with us for an amendment of the merger agreement prior to making such change of recommendation. Following such negotiation, if our board of directors determines in good faith, after consultation with our financial advisor and outside legal counsel, that the acquisition proposal remains a superior proposal despite any improvements offered by Open Text, it may make a change of recommendation or take the other actions described above.

We agree to promptly notify Open Text orally and in writing of the receipt of any acquisition proposal or inquiry that would reasonably be expected to lead to an acquisition proposal, the identity of the person who made such acquisition proposal, any request for information, and the material terms and conditions of such request or acquisition proposal, and will keep Open Text promptly and reasonably informed of the status and details of any such acquisition proposal. If we determine pursuant to the exception above to negotiate with a person making an acquisition proposal, we will promptly (and in any event within twenty four hours) provide Open Text with a copy of the applicable confidentiality agreement and all other information provided to such person unless already provided to Open Text.

Access to Information

We have agreed to, and shall cause each of our subsidiaries to, provide to Open Text’s representatives reasonable access, in a manner not disruptive to the operations of our business and our subsidiaries’ businesses, during normal business hours and upon reasonable notice throughout the period prior to the effective time of the merger, to our and our subsidiaries’ officers, employees, agents, properties, books and records, including draft financial statements, provided, however, that neither we nor any of our subsidiaries are required to disclose any information to Open Text or Merger Sub if such disclosure would, in our reasonable judgment, (i) violate applicable law or (ii) jeopardize any attorney-client or other legal privilege. Open Text agrees that it will not, and will cause its representatives not to, use any information obtained for any competitive or other purpose unrelated to the consummation of the transactions contemplated by the merger agreement. Each party to the merger agreement has agreed that the confidentiality agreement between us and Open Text will apply with respect to information furnished by us, our subsidiaries, and our officers, employees and other representatives.

Special Meeting and Proxy Statement

Under the merger agreement, we have agreed, so long as our board of directors has not effected a change of recommendation:

•	to call, give notice of, convene and hold a meeting of our shareholders as soon as is reasonably practicable for the purpose of approving the merger agreement; and

•	to prepare and file with the SEC a proxy statement relating to the merger and the merger agreement as soon as practicable after the date of the merger agreement.

Employee Matters

Open Text has agreed that it will honor or cause to be honored, the employment, termination, severance and other retention agreements as specified in the merger agreement, in each case existing immediately prior to the execution of the merger agreement, that are between us or any of our subsidiaries and any current or former officer, director or employee thereof or for the benefit of any such current or former officer, director or employee.

With respect to each benefit plan, program, practice, policy or arrangement maintained by Open Text or its subsidiaries (including the surviving company) or affiliates following the effective time and in which any of our or our subsidiaries’ employees participate or are eligible to participate to treat, for purposes of determining eligibility to participate, vesting, accrual of and entitlement to benefits and all other purposes, all service with us and our subsidiaries (or predecessor employers to the extent we or any benefit plan provide past service credit) as service with Open Text and its subsidiaries. Open Text will cause each Open Text plan that is a welfare benefit plan, (i) to waive any and all eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent waived, satisfied or not included under the corresponding benefit plan, and (ii) to recognize for each employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Open Text plan any deductible, co-payment and out-of-pocket expenses paid by the employee and his or her spouse and dependents under a corresponding benefit plan during the calendar year in which occurs the later of the effective time of the merger and the date on which the employee begins participation in such Open Text plan.

Conditions to the Merger

Conditions to Each Party’s Obligations to Effect the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	our shareholders must have approved the merger agreement;

•

no temporary restraining order, preliminary or permanent injunction or other order, decree or ruling enjoining or otherwise preventing the consummation of the merger substantially on the terms contemplated by the merger agreement has been issued by any court of competent jurisdiction or other governmental entity and remain in effect, and there is no legal requirement which has the effect of making the consummation of the merger illegal and no governmental entity having jurisdiction over us, Open Text or Merger Sub has initiated or overtly threatened any legal proceeding challenging or seeking to restrain or prohibit the consummation of the merger; and

•	any applicable waiting period under the HSR Act or any material antitrust requirements reasonably determined to apply to the merger has expired or been terminated.

Conditions to Obligations of Open Text and Merger Sub

The obligations of Open Text and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of our representations and warranties set forth in the merger agreement except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

•	the performance, in all material respects, by us of our covenants and obligations under the merger agreement;

•	the delivery by us of a certificate signed by our chief financial officer as to the satisfaction of the conditions described in the preceding two bullets;

•

the absence of a material adverse effect following September 3, 2008; provided, however, a material adverse effect will not be deemed to have occurred if the fact, change, event, factor, condition, circumstance, development or effect giving rise to such material adverse effect has been fully remedied, such that no remaining impact is present, all as determined by Open Text in good faith;

•	the receipt by Open Text of a certificate signed by one of our officers that our rights agreement does not apply to the merger; and

•	not more than 15% of our shareholders having exercised dissenter’s rights.

Conditions to Obligations of Captaris

Our obligation to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the accuracy of the representations and warranties of Open Text and Merger Sub regarding solvency of the surviving corporation in the merger and sufficiency of funds with regards to this merger and the accuracy of the other representations and warranties of Open Text and Merger Sub set forth in the merger agreement, except, in the case of such other representations and warranties, as would not, individually or in the aggregate, have a material adverse effect on the Guarantor and its subsidiaries or the ability of Open Text to consummate the merger;

•	the performance, in all material respects, by each of Open Text and Merger Sub of their obligations under the merger agreement; and

•	the delivery by Open Text of a certificate signed by one of its executive officers as to the satisfaction of the conditions in the preceding two bullets.

Rights Agreement

Pursuant to the merger agreement, our board of directors has taken all actions necessary to render our rights agreement inapplicable to the merger agreement and the transactions contemplated by the merger agreement.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by the mutual consent of us and Open Text;

•	by either us or Open Text:

•

if the merger has not occurred on or prior to January 1, 2009, provided, however, that the right to terminate the merger agreement is not available to any party whose failure to fulfill any obligation under the merger agreement has been the primary cause of the failure of the merger to occur on or prior to such date; and provided further that either we or Open Text may extend the Termination Date to January 31, 2009 if, as of January 1, 2009, all conditions to closing have been met or waived other than the holding of our shareholders’ meeting to approve the merger agreement or the expiration or termination of the waiting period under the HSR Act or any material antitrust requirements reasonably determined to apply to the merger;

•

if any governmental entity has issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the merger substantially as contemplated by the merger agreement, and such order, decree, ruling or other action has become final and non-appealable unless the party seeking to terminate has not complied in all material respects with its covenant to use its best efforts to consummate the merger;

•

if the meeting of our shareholders concludes without obtaining approval of the merger agreement in accordance with the WBCA; provided, the right to terminate will not be available to us where the failure to obtain the approvals was caused by our action or failure to act and such action or failure to act constitutes a breach by us of the merger agreement; or

•

if our board of directors shall have effected a change of recommendation or approved or recommended, or proposed publicly to approve or recommend, any superior proposal, or permitted us to enter into an acquisition agreement related to a superior proposal; provided we may not terminate pursuant to this provision if we are in material breach of our non-solicitation and certain related obligations;

•	by us:

•

if Open Text or Merger Sub breaches any covenant or agreement, or if any representation or warranty of Open Text or Merger Sub is untrue resulting in the failure of a condition to the obligations of Open Text to effect the merger being satisfied; provided that, if such breach is curable through the exercise of Open Text’s or Merger Sub’s reasonable best efforts and they continue to exercise such reasonable best efforts, we may not terminate the merger agreement; provided further that our right to terminate the merger agreement under these circumstances will not be available to us if we failed to perform any of our representations and warranties or obligations under or in connection with the merger agreement that would result in Open Text’s or Merger Sub’s closing conditions not being satisfied;

•	by Open Text:

•

if we breach any covenant or agreement or if any of our representations or warranties is untrue, resulting in the failure of a condition to the obligations of Open Text or Merger Sub to effect the merger being satisfied, provided that, if we can cure such breach using our reasonable best efforts and we continue to exercise such reasonable best efforts, Open Text may not terminate the merger agreement, provided further that Open Text’s and Merger Sub’s right to terminate the merger agreement in this manner will not be available to them if they failed to perform any of their representations and warranties or obligations under or in connection with the merger agreement that would result in certain of our closing conditions not being satisfied; or

•	if we or any of our subsidiaries or our respective representatives failed to comply in any material respect with the provisions regarding acquisition proposals as provided in the merger agreement.

Termination Fee and Reimbursement of Expenses

In the event that:

•

we or Open Text terminate the merger agreement because the merger has not occurred on or prior to the Termination Date or if our shareholders’ meeting has concluded without the requisite shareholder vote to approve the merger agreement, or if Open Text terminates the merger agreement because of certain breaches by us of a covenant, representation or warranty then we are required to make a nonrefundable cash payment to Open Text in an amount equal to the lesser of (i) $2.0 million or (ii) the aggregate amount of all out-of-pocket costs and expenses incurred by Open Text and Merger Sub in connection with the merger agreement and the transactions contemplated by the merger agreement (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees), referred to as the Expense Amount. The Expense Amount will be paid by us to Open Text within two business days following request from Open Text for payment containing reasonable evidence of such costs and expenses.

In the event that:

•

we or Open Text terminate the merger agreement if our board of directors has effected a change of recommendation or approved or recommended, or proposed publicly to approve or recommend, any superior proposal, or permitted us to enter into an acquisition agreement related to a superior proposal;

•

Open Text terminates this merger agreement if we or any of our subsidiaries or their respective representatives fail to comply in any material respect with the provisions regarding acquisition proposals as provided in the merger agreement; or

•

(A) after September 3, 2008, we (directly or through our representatives) exercise our right to negotiate or discuss an acquisition proposal pursuant to provisions regarding acquisition proposal as described in the merger agreement, or an acquisition proposal has been publicly announced and, in either case, such acquisition proposal is not withdrawn or terminated, on or before the fifth business day prior to our shareholders’ meeting (with respect to a termination if our shareholders’ meeting shall have concluded without the approval of the merger agreement) or on or before the date of termination with respect to a termination as a result of the merger not occurring on or prior to the Termination Date, (B) we or Open Text terminate the merger agreement as a result of the merger not having occurred on or prior to the Termination Date or if our Shareholders’ meeting has concluded without the requisite shareholder vote, (C) at the time of such termination neither Open Text nor Merger Sub has breached or failed to perform any of its representations and warranties or obligations under or in connection with the merger agreement in any material respect, and (D) prior to or within twelve months following the date the merger agreement is terminated, we enter into a definitive agreement with respect to any acquisition proposal or any acquisition proposal is consummated; provided, however, that for purposes of clause (D), the references to “twenty percent (20%)” in the definition of acquisition proposal shall be deemed to be references to “fifty percent (50%)”, then we will pay to Open Text (in immediately available funds) a termination fee of $4.9 million, referred to as the Termination Fee; provided that any Expense Amount paid will be deducted from the Termination Fee. The payment of the Termination Fee is the sole and exclusive remedy of Open Text and Merger Sub in the case of such termination and, upon payment of such Termination Fee, we and our affiliates will have no further liability to Open Text or Merger Sub with respect to the merger agreement or the transactions contemplated hereby, provided that the parties are not released from liability for willful breach or fraud. The Termination Fee will be paid within five business days of the termination of the merger agreement in the circumstances described in the first two bullets above and, in the case of a Termination Fee paid pursuant to the last bullet above, within five business days of the consummation of an acquisition proposal as described therein.

Amendment and Waiver

The merger agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of our shareholders as contemplated by the merger agreement, by written agreement by us, Open Text and Merger Sub, by action taken by our and their respective boards of directors (or individuals holding similar positions, in the case of a party that is not a corporation), at any time prior to the closing date with respect to any of the terms contained in the merger agreement; provided, however, that after the approval of the merger agreement by our shareholders, no such amendment, modification or supplement shall reduce or change the merger consideration or adversely affect the rights of our shareholders without the approval of such shareholders.

Except as otherwise provided in the merger agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition in the merger agreement may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Guarantee

In the merger agreement, the Guarantor guarantees to us the full, complete and timely compliance with and performance of obligations of Open Text, Merger Sub and the surviving corporation under the merger agreement and under a confidentiality agreement between us and the Guarantor, dated March 27, 2008 and will take any and all action necessary to cause Open Text, Merger Sub and the surviving corporation to perform their obligations. This guarantee includes the Guarantor’s obligation to satisfy any and all present and future payment obligations of Open Text, Merger Sub and the surviving corporation arising in connection with the merger agreement and the confidentiality agreement referenced above.

PROPOSAL 2 — ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

In this proposal, we are asking you to authorize the holder of any proxy solicited on behalf of our board of directors to vote to adjourn the special meeting, if determined necessary by Captaris, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate. Failure of this proposal to pass will not affect the ability of the holder of any proxy solicited on behalf of our board of directors to adjourn the special meeting in the event insufficient shares of our common stock are represented to establish a quorum. If we move to adjourn the meeting, we will ask our shareholders to vote only on the adjournment proposal, and not on the proposal regarding the approval of the merger agreement.

Votes Required and Our Board of Directors’ Recommendation

If a quorum exists, in order for shareholders to approve the proposal to adjourn the special meeting, the votes cast in favor of the proposal by the shares entitled to vote must exceed the votes cast against the proposal by the shares entitled to vote. If a quorum exists, abstentions and broker non-votes will have no effect on the voting results with respect to the proposal to adjourn the special meeting. If a quorum does not exist, approval of adjournment of the special meeting would require a majority of the votes of the shareholders present, in person or by proxy, and entitled to vote on the matter. If a quorum does not exist, abstentions would have the same effect as a vote “AGAINST” approval of adjournment, whereas broker non-votes, which are not entitled to vote, would have the effect of reducing the aggregate number of affirmative votes required to adjourn the special meeting.

Our board of directors unanimously recommends that you vote “FOR” the adjournment proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The common stock is our only outstanding class of voting securities. The following table sets forth the amount and percent of shares of common stock which, as of September 5, 2008, are deemed under the rules of the SEC to be “beneficially owned” by each member of our board of directors, by each of our executive officers, by all directors and executive officers as a group, and by any person or “group” (as that term is used in the Exchange Act) known to us as of that date to be a “beneficial owner” of more than 5% of the outstanding shares of our common stock.

The percentage ownership is based on 26,473,654 shares of our common stock outstanding as of September 5, 2008. Shares of our common stock that are subject to options or other convertible securities currently exercisable or exercisable within 60 days of September 5, 2008 are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options or convertible securities, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner (1)	Outstanding Shares of Common Stock Beneficially Owned	Percent of Class
Executive Officers and Directors
David P. Anastasi (2)	1,372,306	5.18%
Bruce L. Crockett (3)	110,021	*
Robert F. Gilb (4)	137,833	*
Robert L. Lovely (5)	158,768	*
Daniel R. Lyle (6)	71,071	*
Thomas M. Murnane (7)	99,368	*
Mark E. Siefertson (8)	49,876	*
Patrick J. Swanick (9)	83,868	*
Peter Papano (10)	451,887	1.71%
Douglas F. Anderson (11)	74,270	*
Paul M. Yantus (12)	40,000	*
All directors and executive officers as a group (11 persons) (13)	2,649,268	10.01%

Other Principal Shareholders
Dimensional Fund Advisors LP (14) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,915,042	7.23%

Emancipation Capital, LP (15) 1120 Avenue of the Americas, Suite 1504 New York, NY 10036	1,752,541	6.62%

Ramius Capital Group, L.L.C. (16) 800 Third Avenue New York, NY 10022	2,675,301	10.11%

Renaissance Technologies LLC (17) 800 Third Avenue New York, NY 10022	2,064,200	7.80%

Vector Capital Partners III, L.L.C. (18) 456 Montgomery Street, 19th Floor San Francisco, CA 94104	2,689,960	10.16%

*	Less than 1% of the outstanding shares of common stock.

(1)	Unless otherwise indicated, the business address of each of the shareholders named in the table above is Captaris, Inc., 301 116th Avenue SE, Suite 400, Bellevue, WA 98004.

(2)	Includes 1,349,756 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of September 5, 2008. Also includes an aggregate of 12,000 shares held by Mr. Anastasi’s three minor children. Each child holds 4,000 shares. Also includes 5,650 shares held by the Anastasi Family Trust, of which Mr. Anastasi serves as trustee. Also includes 4,900 shares held by Credit Suisse as custodian for the David P. Anastasi IRA.

(3)	Consists of 87,074 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of September 5, 2008, 10,794 vested deferred stock units, and 12,153 vested deferred stock units from cash deferrals.

(4)	Includes 102,574 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of September 5, 2008, 10,794 vested deferred stock units, and 4,464 vested deferred stock units from cash deferrals.

(5)	Includes 91,074 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of September 5, 2008, and 10,794 vested deferred stock units.

(6)	Includes 42,277 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of September 5, 2008, and 10,794 vested deferred stock units.

(7)	Includes 71,074 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of September 5, 2008, and 10,794 vested deferred stock units. Also includes 17,500 shares held by Merrill Lynch as custodian for the Thomas Murnane IRA.

(8)	Consists of 39,082 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of September 5, 2008, and 10,794 vested deferred stock units.

(9)	Includes 63,074 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of September 5, 2008, and 10,794 vested deferred stock units.

(10)	Consists of 449,387 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of September 5, 2008, and 2,500 vested restricted stock units.

(11)	Includes 69,270 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of September 5, 2008.

(12)	Consists of 40,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of September 5, 2008.

(13)	Includes 2,404,642 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of September 5, 2008, 2,500 vested restricted stock units, 75,558 vested deferred stock units, and 16,618 vested deferred stock units from cash deferrals.

(14)	The information presented in the table above and in this footnote is based solely on a Schedule 13G/A filed on February 6, 2008, by Dimensional Fund Advisors LP, referred to as Dimensional. Dimensional is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, referred to as the 1940 Act, that furnishes investment advice to four investment companies registered under the 1940 Act, and serves as investment manager to certain other commingled group trusts and separate accounts (these investment companies, trusts and accounts are referred to as the Funds). In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares reported above that are owned by the Funds, and may be deemed to be the beneficial owner of the shares reported above that are held by the Funds. However, all shares reported above are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares.

(15)

The information presented in the table above and in this footnote is based solely on a Schedule 13D/A filed on March 27, 2008, by Emancipation Capital, LP, Emancipation Capital, LLC, Emancipation Capital Master, Ltd. and Charles Frumberg, referred to as Frumberg. Each of Emancipation Capital, LP,

Emancipation Capital, LLC, Emancipation Capital Master Ltd. and Frumberg have shared voting and investment power with respect to the shares reported above. Emancipation Capital, LLC acts as the general partner of Emancipation Capital, LP and has voting and investment power over the shares held by Emancipation Capital, LP. Emancipation Management LLC acts as the investment manager of Emancipation Capital Master, Ltd. Frumberg is the managing member of Emancipation Capital, LLC and Emancipation Management LLC.

(16)	The information presented in the table above is based solely on a Form 3, referred to as the Form 3, filed on January 8, 2008, and the information in this footnote is based solely on the Form 3 and a Schedule 13D filed on November 2, 2007, by Ramius Capital Group, L.L.C. , referred to as Ramius, Parche, LLC, referred to as Parche, Starboard Value and Opportunity Master Fund Ltd. , referred to as Starboard, RCG Enterprise, Ltd. , referred to as RCG Enterprise, RCG Starboard Advisors, LLC, referred to as RCG Starboard, C4S & Co., L.L.C. , referred to as C4S, Peter A. Cohen, referred to as Cohen, Morgan B. Stark, referred to as Stark, Jeffrey M. Solomon, referred to as Solomon, and Thomas W. Strauss, referred to as Strauss. Parche owns 428,049 shares directly and has sole voting and investment power with respect to such shares, and Starboard owns 2,247,252 shares directly and has sole voting and investment power with respect to such shares. RCG Enterprise, as the sole non-managing member of Parche and owner of all economic interests therein, may be deemed to beneficially own the shares beneficially owned by Parche and has sole voting and investment power with respect to such shares. Each of (a) RCG Starboard, as managing manager of Parche and investment manager of Starboard, (b) Ramius, as sole member of RCG Starboard, and (c) C4S, as managing member of Ramius, may be deemed to beneficially own the shares owned by Parche and Starboard and have sole voting and investment power with respect to such shares. Each of Cohen, Stark, Solomon and Strauss, as the managing members of C4S, may be deemed to beneficially own the shares owned by Parche and Starboard and have shared voting and investment power with respect to such shares. Each of Cohen, Stark, Solomon, Strauss, RCG Starboard, Ramius and C4S disclaims beneficial ownership of the shares owned by Parche and Starboard, and RCG Enterprise disclaims beneficial ownership of the shares owned by Parche, except to the extent of their pecuniary interest therein. The address set forth in the table above is that for Parche, Ramius, RCG Starboard, C4S, Cohen, Stark, Solomon and Strauss, while the address for Starboard and RCG Enterprise is c/o Citco Fund Services (Cayman Islands) Limited, Corporate Center, West Bay Road, Grand Cayman, Cayman Islands, British West Indies.

(17)	The information presented in the table above and in this footnote is based solely on a Schedule 13G filed on February 13, 2008, by Renaissance Technologies LLC, referred to as Renaissance, and James H. Simons, referred to as Simons. Renaissance has sole voting power with respect to 2,030,574 shares and sole investment power with respect to 2,064,200 shares. Simons has sole voting and investment power with respect to the shares beneficially owned by Renaissance because of Simons’ position as control person of Renaissance. Certain funds and accounts managed by Renaissance have the right to receive dividends and proceeds from the sale of the shares reported above, and RIEF Trading LLC holds of record more than 5% of such shares.

(18)	The information presented in the table above and in this footnote is based solely on a Schedule 13D/A filed on April 29, 2008 by Vector Capital III, L.P. , referred to as Vector Capital, Vector Entrepreneur Fund III, L.P. , referred to as Vector Entrepreneur, Vector Capital Partners III, L.L.C., referred to as Vector Capital Partners, and Alexander R. Slusky, referred to as Slusky. Vector Capital has shared voting and investment power with respect to 2,582,361 shares, Vector Entrepreneur has shared voting and investment power with respect to 107,599 shares, and each of Vector Capital Partners and Slusky has shared voting and investment power with respect to 2,689,960 shares. Mr. Slusky is the managing member of Vector Capital Partners, which is the sole general partner of each of Vector Capital and Vector Entrepreneur.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, Captaris will be a wholly owned subsidiary of Open Text and there will be no public participation in any future meetings of shareholders of Captaris. We intend to hold the 2008 annual meeting of our shareholders only if the merger is not completed. If the merger is not completed, our shareholders will continue to be entitled to attend and participate in Captaris shareholder meetings and we will promptly hold a 2008 annual meeting of shareholders, in which case shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2008 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act.

Submission of Shareholder Proposals for Inclusion in Proxy Statement

We intend to hold the 2008 annual meeting of our shareholders only if the merger is not completed. If the merger is not completed, shareholders that intend to submit a proposal considered for inclusion in our proxy materials for the 2008 annual meeting of our shareholders will be given a reasonable amount of time to submit the proposal prior to when we begin to print and send proxy materials for the 2008 annual meeting of our shareholders. Any such proposal must comply with applicable requirements of the SEC.

Advance Notice Procedures for Director Nominations and Other Business at Annual Meeting of Shareholders

In addition, shareholders that intend to nominate persons for election to our board of directors or to present a proposal that will not be included in the proxy statement and form of proxy for the 2008 annual meeting must give advance written notice of such nomination or proposal in the manner required by our bylaws. Notice of nominations or other business proposed to be considered by shareholders, complying with Sections 2.6.3 and 3.3.1 of our bylaws, as applicable, must be received by the Secretary of Captaris not later than the close of business on the tenth day following the earlier of the day on which notice of the 2008 annual meeting was mailed or public disclosure of the 2008 annual meeting was made.

For proposals that are not timely filed, Captaris retains discretion to vote proxies it receives. For such proposals that were timely filed, Captaris retains discretion to vote proxies it receives provided that (a) Captaris includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (b) the proponent does not issue a proxy statement. Captaris reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER BUSINESS

Our board of directors does not intend to present any business at the special meeting other than the proposal to approve the merger agreement and the proposal to adjourn the special meeting, if determined necessary by Captaris, to solicit additional proxies. If, however, any other matters requiring the vote of shareholders are properly presented at the special meeting, the persons named in the accompanying form of proxy intend to exercise their discretionary authority to vote the proxies held by them in accordance with their judgment and discretion as to such matters in the manner they believe to be in the best interests of the shares represented by those proxies.

It is important that your shares be represented at the special meeting, regardless of the number of shares that you hold. Therefore, we urge you to complete, sign, date and return the accompanying proxy card as promptly as possible in the postage-prepaid addressed envelope enclosed for that purpose.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. For further information on obtaining reports, proxy statements and other information concerning us at the Nasdaq Stock Market, you should call (212) 656-5060.

The Guarantor, Open Text and Merger Sub have supplied all information contained in this proxy statement relating to the Guarantor, Open Text and Merger Sub and we have supplied all information relating to us.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [—], 2008. Unless specified elsewhere in this proxy statement, you should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to shareholders nor the issuance of cash in the merger creates any implication to the contrary.

If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact Captaris, Inc., 301 116th Avenue SE, Suite 400, Bellevue, Washington 98004, Attention: Corporate Secretary. You may also call our proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885 (bankers and brokers may call (212) 929-5500).

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

OPEN TEXT CORPORATION,

OPEN TEXT, INC.,

OASIS MERGER CORP.,

and

CAPTARIS, INC.

SEPTEMBER 3, 2008

A-i

(continued)

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 3, 2008 (this “Agreement”), by and among CAPTARIS, INC., a Washington corporation (the “Company”), OPEN TEXT CORPORATION, a Canadian corporation (the “Guarantor”), OPEN TEXT, INC., an Illinois corporation and indirect wholly-owned subsidiary of the Guarantor, (“Parent”), and OASIS MERGER CORP., a Washington corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the respective boards of directors of Parent, Merger Sub, the Guarantor and the Company (in the case of the Company, acting upon the unanimous recommendation of the Special Committee) have approved, and have determined that it is in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent and Merger Sub upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

DEFINITIONS AND TERMS

Section 1.1    Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.4(b).

“Acquisition Agreement” has the meaning set forth in Section 6.4(c).

“Acquisition Proposal” means any offer or proposal made by any Person or Persons other than Parent, Merger Sub or any Affiliate thereof contemplating or otherwise relating to the acquisition in one or more transactions of (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of twenty percent (20%) or more of the Common Stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or (ii) twenty percent (20%) or more of the assets of the Company and its Subsidiaries, taken as a whole, including through a lease, license, sale, transfer or exchange.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Merger” has the meaning set forth in Section 2.2.

“Benefit Plans” means all (i) plans described in Section 3(3) of ERISA, (ii) nonqualified deferred compensation plans (as defined in Section 409A of the Code), and (iii) employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control, retention or other benefit plans, programs or arrangements, including those providing retirement, medical, dental, vision, disability, life insurance and vacation benefits (other than those required to be maintained, or contributed to, by law), currently maintained, or contributed to, or required to be maintained or contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of, or providing benefits as of the date hereof to, any current or former employees, independent contractors, officers or directors of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has or could reasonably be expected to have any material liability.

“Book Entry Shares” has the meaning set forth in Section 3.1(d).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York or Toronto, Canada are authorized or required by Law to be closed.

“Buyer Obligations” has the meaning set forth in Section 9.18(a).

“Certificates” has the meaning set forth in Section 3.1(d).

“Change of Recommendation” has the meaning set forth in Section 6.4(c).

“Cleanup” means all actions required, under applicable Environmental Laws, to clean up, remove, treat or remediate Hazardous Materials.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement.

“Company Equity Plans” means the Company’s Restated 2000 Non-Officer Employee Stock Compensation Plan and 2006 Equity Incentive Plan (formerly known as the 1989 Restated Stock Option Plan).

“Company Financial Statements” has the meaning set forth in Section 4.5(e).

“Company Material Adverse Effect” means any fact, change, event, factor, condition, circumstance, development or effect that individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or continuing operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be taken into consideration in determining whether there has occurred, and no change, event, occurrence or effect resulting from, attributable to or arising out of any of the following shall constitute, a Company Material Adverse Effect:

(a) changes generally affecting (i) the industries and markets in which the Company and its Subsidiaries operate, (ii) the United States economy or (iii) the United States securities markets;

(b) the negotiation, execution, announcement, or compliance with the terms of this Agreement (including, without limitation, the Company’s payment of professional fees and costs related to preparing the Proxy Statement and effecting the Merger);

(c) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events;

(d) changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules and regulations of the SEC;

(e) any other action required by Law, expressly contemplated by this Agreement or taken at the request of or with the written consent of Parent or Merger Sub;

(f) any changes in Law or the interpretation thereof;

(g) any action required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with the Proxy Statement;

(h) in and of itself, any decrease in the market price or trading volume of the Common Stock; or

(i) any failure by the Company to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of any securities analysts;

provided, that nothing in clauses (a) or (c) shall include any change, effect, event, occurrence or state of facts which disproportionately affects the Company and its Subsidiaries, taken as a whole; and provided further that the facts and circumstances giving rise to such changes in clauses (h) or (i) above not otherwise excluded in the other exceptions (a) through (g) of this definition may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect.

“Company Patents” means:

(i) any patent or application listed in Section 4.12(a) of the Company Disclosure Schedule;

(ii) any reissue, division, continuation, continuation in part, extension, or re- examination, or disclaimer, regardless of when the foregoing came into existence, of any patent or application listed in Section 4.12(a) of the Company Disclosure Schedule.

(iii) any patent or patent application, regardless of when it is filed, claiming priority from any patent or patent application listed in Section 4.12(a) of the Company Disclosure Schedule;

(iv) any patent or application claiming patentable subject matter, regardless of when it is filed, that is disclosed in any patent or patent application listed in Section 4.12(a) of the Company Disclosure Schedule;

(v) all rights to bring a legal action for infringement of the patents or patent applications listed in Section 4.12(a) of the Company Disclosure Schedule or any of the rights listed in the preceding paragraphs (i) through (iv) occurring prior to conveyance under this Agreement and the right to any damages resulting from such infringement; and

(vi) all confidential or proprietary information relating to any of the above.

“Company Recommendation” has the meaning set forth in Section 6.4(c).

“Company SEC Reports” has the meaning set forth in Section 4.5(a).

“Company Shareholders Meeting” has the meaning set forth in Section 6.8.

“Company Unaudited Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2008.

“Confidentiality Agreement” has the meaning set forth in Section 6.3.

“Consideration Fund” has the meaning set forth in Section 3.2(a).

“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement or other consensual obligation.

“Dissenting Shares” has the meaning set forth in Section 3.3(a).

“Effective Time” has the meaning set forth in Section 2.2.

“Employees” has the meaning set forth in Section 6.5(b).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, claim, or encumbrance (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the receipt of any income derived from any asset).

“Environmental Claim” means any claim, notice, directive, action, cause of action, investigation, suit, demand, abatement order or other order by a Governmental Entity alleging liability arising out of, based on, or resulting from (a) the release of any Hazardous Materials at any location or (b) circumstances forming the basis of any violation of any Environmental Law.

“Environmental Laws” mean all applicable and legally enforceable Laws relating to pollution or protection of the environment, including Laws relating to releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials.

“Equity Award Consideration” means Option Consideration as defined in Section 3.4(a) and RSU Consideration as defined in Section 3.4(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person or entity that, together with the Company or a Company Subsidiary, is treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Amount” has the meaning set forth in Section 8.2(b).

“Guarantee” has the meaning in Section 9.18(a).

“GAAP” has the meaning set forth in Section 4.5(c).

“Governmental Entity” has the meaning set forth in Section 4.4.

“Guarantor” has the meaning set forth in the Preamble.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.7(a).

“Intellectual Property” means all worldwide rights in patents, patent applications, Company Patents, Technology, trademarks, service marks, trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, tag lines, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, copyright applications, registered copyrighted works and commercially significant unregistered copyrightable works (including proprietary software, books, written materials, prerecorded video or audio tapes, and other copyrightable works), industrial designs, technology, software, mask works, trade secrets, know-how, technical documentation, inventions, devices, methods, processes, specifications, data, designs and other intellectual property and proprietary rights, including those under development, other than off-the-shelf computer programs, whether or not any of the foregoing are registered or on file with a governmental or quasi-governmental agency or registry.

“IRS” means the United States Internal Revenue Service.

“knowledge” means such facts and other information that as of the date of determination are known to, in the case of the Company, the chief executive officer, chief financial officer or the general counsel of the Company, or the managing director of Cougar Document Technologies GmbH, after reasonable inquiry, and in the case of the Guarantor, Parent or Merger Sub, P. Thomas Jenkins and John Shackelton, after reasonable inquiry.

“Law” means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“License-In Agreements” has the meaning set forth in Section 4.12(b).

“Material Contract” has the meaning set forth in Section 4.8(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Option” has the meaning set forth in Section 3.4(a).

“Option Consideration” has the meaning set forth in Section 3.4(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means any fact, change, event, factor, condition, circumstance, development or effect that individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (x) the ability of Parent and Merger Sub to consummate the transactions contemplated hereby or (y) the business, assets, condition (financial or otherwise) or continuing operations of the Guarantor and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be taken into consideration in the foregoing clause (y) in determining whether there has occurred, and no change, event, occurrence or effect resulting from, attributable to or arising out of any of the following shall constitute, a Parent Material Adverse Effect:

(a) changes generally affecting (i) the industries and markets in which the Parent operates, (ii) the United States economy or (iii) the United States securities markets;

(b) the negotiation, execution, announcement, or compliance with the terms of this Agreement;

(c) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events;

(d) changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules and regulations of the SEC;

(e) any other action required by Law, expressly contemplated by this Agreement or taken at the request of or with the written consent of the Company; or

(f) any changes in Law or, the interpretation thereof;

provided, that nothing in clauses (a) or (c) shall include any change, effect, event, occurrence or state of facts which disproportionately affects the Guarantor and its Subsidiaries, taken as a whole.

“Parent Plans” has the meaning set forth in Section 6.5(b).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permitted Liens” means (a) mechanic’s materialsmen’s, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar statutory liens that are not, individually or in the aggregate, material in nature or amount, (b) liens for Taxes or other governmental charges or assessments not yet due and payable or which are being contested in good faith, in appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (c) zoning, entitlement, building and other government imposed land use regulations, and (d) licenses granted pursuant to the Contracts listed in Section 4.8 of the Company Disclosure Schedule.

“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Proxy Statement” has the meaning set forth in Section 6.8.

“Representatives” means officers, employees, counsel, investment bankers, accountants and other authorized representatives.

“Rights Agreement” means that certain Rights Agreement between AVT Corporation and Mellon Investor Services, LLC (as Rights Agent), dated as of January 24, 2001.

“RSU” has the meaning set forth in Section 3.4(b).

“RSU Consideration” has the meaning set forth in Section 3.4(b).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Vote” has the meaning set forth in Section 4.20.

“Special Committee” means the committee of the board of directors of the Company, comprised of independent members of the board of directors formed for the purpose of evaluating, and making a recommendation to the full board of directors with respect to, this Agreement and the transactions contemplated hereby, including the Merger and any Acquisition Proposal.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions, or (iii) that such Person controls directly or indirectly through one or more intermediaries.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal by a third party that (a) was not obtained or made as a direct or indirect result of a failure to comply with or breach of (or in violation of) the Agreement; and (b) is on terms and conditions that the board of directors of the Company determines, in its reasonable, good faith judgment, after taking into account such matters that it deems relevant (taking into account all financial, regulatory, legal and other aspects thereof) following consultation with its outside legal counsel and a nationally recognized financial advisor: (y) is more favorable, from a financial point of view, to Company’s shareholders than the terms of the Merger (taking into account any offer by the Parent to amend the terms of this Agreement,); and (z) is reasonably capable of being consummated on the terms proposed and on a timely basis (taking into account all financial, regulatory, legal and other aspects thereof).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Return” means any report, return, document, declaration, election, form or other information, document or filing filed with or submitted to, or required to be filed with or supplied to, any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Technology” means all works of authorship, including computer programs and computer software, completed or in the course of development or further development by or on behalf of the Company or any Company Subsidiary, including the computer software applications listed in Section 4.12 of the Company Disclosure Schedule, which includes all releases, versions, modifications, updates, improvements and accessions thereto, and all source code, executable code and other materials whether embodied in software, firmware, documentation, designs, methods, techniques, processes, files, industrial models, schematics, specifications, net lists, build lists, records, data or otherwise relating thereto and including all databases and documentation relating to the foregoing but excluding in all cases any and all software, technology, documentation or other material or Intellectual Property licensed by the Company or any Company Subsidiary from any third party.

“Termination Date” has the meaning set forth in Section 8.1(b)(i).

“Termination Fee” has the meaning set forth in Section 8.2(c).

“United States” means the United States of America.

“WARN” has the meaning set forth in Section 4.16(e).

“WBCA” means the Washington Business Corporation Act, as amended.

Section 1.2    Other Definitional Provisions; Interpretation.

    (a)     The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

    (b)     Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

    (c)     Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

    (d)     Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE 2

THE MERGER

Section 2.1    The Merger. Subject to the terms and conditions of this Agreement and in accordance with the WBCA, at the Effective Time, the Company and Merger Sub shall consummate a merger (the “Merger”) pursuant to which (i) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and (iii) the corporate existence of the Company shall continue unaffected by the Merger. As a result of the Merger, the Company shall be a wholly-owned subsidiary of Parent. The Merger shall, from and after the Effective Time, have the effects set forth in this Agreement, Section 23B.11.060 of the WBCA and other applicable law.

Section 2.2    Effective Time. Parent, Merger Sub and the Company shall cause articles of merger in substantially the form attached hereto as Exhibit A (the “Articles of Merger”) to be delivered on the Closing Date (or on such other date as Parent and the Company may agree in writing) to the Secretary of State of the State of Washington for filing as provided in the WBCA, and shall make all other deliveries, filings or recordings required by the WBCA in connection with the Merger. The Merger shall become effective on the date on which the Articles of Merger are filed by the Secretary of State of the State of Washington, or on such other later date as is agreed upon by the parties and specified in the Articles of Merger, and at the time specified in the Articles of Merger or, if not specified therein, by the WBCA, and such time on such date of effectiveness is hereinafter referred to as the “Effective Time.”

Section 2.3    Closing. The closing of the Merger (the “Closing”) will take place at 10:00 A.M., Pacific Time, on a date to be specified by the parties, which shall be no later than two (2) Business Days after satisfaction or waiver of all of the conditions set forth in Article 7 hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Perkins Coie LLP, 1201 Third Avenue, 48th Floor, Seattle, Washington, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing is to take place being the “Closing Date”).

Section 2.4    Articles of Incorporation and Bylaws of the Surviving Corporation. The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall at the Effective Time be amended and restated in full to read as set forth in Exhibit B, and as so amended and restated, shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such articles of incorporation. The bylaws of the Surviving Corporation shall, as of the Effective Time, be amended and restated in their entirety to be the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, except as to the name of the Surviving Corporation, which shall be Captaris, Inc., until thereafter amended as provided by Law, the articles of incorporation of the Surviving Corporation and such bylaws.

Section 2.5    Directors and Officers of the Surviving Corporation. The directors of Merger Sub, as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

ARTICLE 3

CONVERSION OF SHARES

Section 3.1    Conversion of Shares.

    (a)     At the Effective Time, each share of the Company’s common stock, $.01 par value per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $4.80 in cash (the “Merger Consideration”) without any interest thereon.

    (b)     Each share of common stock, $.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, be converted into one fully paid and nonassessable share of the common stock, $.01 par value per share, of the Surviving Corporation.

    (c)     Any shares of Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

    (d)     At the Effective Time, each share of Common Stock shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of outstanding Common Stock not represented by certificates (“Book Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented shares of outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock other than the right to receive, upon surrender of such Book Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, or payment pursuant to Section 3.3, as applicable, for each such share of Common Stock held by them.

    (e)     If at any time between the date of this Agreement and the Effective Time any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change. Nothing in this Section 3.1(e) shall be construed to permit an action subject to Section 6.1.

Section 3.2    Exchange of Certificates and Book-Entry Shares.

    (a)     At or prior to the Closing, Merger Sub shall deliver, in trust, to a paying agent reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of shares of Common Stock, Options and RSUs at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration in respect of Certificates and Book-Entry Shares, assuming no Dissenting Shares, and the aggregate Equity Award Consideration payable under Section 3.4 (such cash being hereinafter referred to as the “Consideration Fund”), to be paid pursuant to this Section 3.2. In the event the Consideration Fund shall be insufficient to pay the aggregate Merger Consideration contemplated by Section 3.1 and the aggregate Equity Award Consideration payable under Section 3.4, Merger Sub or Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments.

    (b)     Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal that shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, to the Paying Agent, and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon surrender of a Book-Entry Share or a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article 3, and the Book-Entry Share or Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Options or RSUs which are being cancelled or exchanged pursuant to Section 3.4, a letter of notification notifying the holder that the Option or RSU is being cancelled as of the Effective Time in exchange for payment of the Equity Award Consideration, and the original Option or RSU shall have no further force or effect. No interest will be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates or the Equity Award Consideration payable to Option holders and RSU holders under Section 3.4. If any Merger Consideration or Equity Award Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share, Certificate, Option or RSU surrendered or cancelled in exchange therefor is registered, it shall be a condition of such exchange that the Person in whose name the Book-Entry Share, Certificate, Option or RSU is registered shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration or Equity Award Consideration to a Person other than the registered holder of the Book-Entry Share, Certificate, Option or RSU surrendered or cancelled, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

    (c)     The Consideration Fund shall be invested by the Paying Agent as directed by Merger Sub, Parent or the Surviving Corporation; provided, however, that any such investments shall be in money market mutual or similar funds having assets in excess of $10,000,000,000. Earnings on the Consideration Fund shall be the sole and exclusive property of Merger Sub, Parent and the Surviving Corporation and shall be paid to Merger Sub, Parent or the Surviving Corporation, as Parent directs. No investment or loss of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Article 3, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.

    (d)     At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article 3, except as otherwise provided by Law.

    (e)     Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company one (1) year after the Effective Time shall be delivered to Parent. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article 3 with respect to such Certificates or Book-Entry Shares shall thereafter look only to Parent for payment of their claim for Merger Consideration in respect thereof.

    (f)     Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article 3 with respect thereto shall thereafter look only to Parent for payment of their claim for Merger Consideration in respect thereof.

    (g)     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article 3.

Section 3.3    Shares of Dissenting Shareholders.

    (a)     Notwithstanding anything in this Agreement other than Section 3.3(b) to the contrary, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a shareholder who is entitled to dissent from the Merger under Chapter 23B.13 of the WBCA and who has exercised, when and in the manner required by Chapter 23B.13 of the WBCA to the extent so required prior to the Effective Time, such right to dissent and to obtain payment of the fair value of such shares under Chapter 23B.13 of the WBCA in connection with the Merger (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such shareholder shall have effectively withdrawn or lost (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under Chapter 23B.13 of the WBCA, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such shareholder under Chapter 23B.13 of the WBCA. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time). The Company shall promptly provide any notices of dissent to Parent.

    (b)     If any shareholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under Chapter 23B.13 of the WBCA, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such shareholder’s shares of Common Stock shall no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, shall be treated as if they had as of the Effective Time been converted into the right to receive Merger Consideration as set forth in subsection (a) of Section 3.1.

Section 3.4    Treatment of Stock Awards.

    (a)     Company Options. Each option to purchase Common Stock (whether vested or unvested) (an “Option”) outstanding immediately prior to the Effective Time (whether under the Company Equity Plans or pursuant to an individual stock option agreement) shall be cancelled and the holder of such Option (if the Merger Consideration is greater than the exercise price per share of the Common Stock of such Option) will, in full settlement of such Option, be entitled to receive from Merger Sub an amount, in cash (the “Option Consideration”) equal to: (i) the Merger Consideration less the exercise price per share of such Option if the amount is positive; or (ii) zero dollars, if the value of the Merger Consideration minus the exercise price per share of the Common Stock is negative. The term “Aggregate Option Consideration” shall mean the sum of the Option Consideration of each Option. The Option Consideration may be subject to withholding of Taxes.

    (b)     Restricted Stock Units. Each restricted stock unit and restricted deferred stock unit providing for the issuance of Common Stock (whether vested or unvested and whether under the Company Equity Plans, the deferred compensation plans listed on Section 4.9(j) of the Company Disclosure Schedule, or pursuant to an individual agreement) (an “RSU”) outstanding immediately prior to the Effective Time shall be cancelled and the holder of such RSU will, in full settlement of such RSU, be entitled to receive from Merger Sub an amount, subject to any required withholding of Taxes, in cash equal to the product of (i) the Merger Consideration multiplied by (ii) the maximum number of shares of Common Stock subject to such RSU (such product, the “RSU Consideration”).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as of the date hereof as follows:

Section 4.1    Organization. The Company is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation, and each Company Subsidiary is a business entity duly organized and validly existing under the laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent a copy of its articles of incorporation and bylaws, as currently in effect, and is not in violation of any provision of such articles of incorporation or bylaws. The Company has made available to Parent a copy of the organizational and operating documents of each Company Subsidiary material to the Company’s business (including, without limitation, Cougar Document Technologies GmbH), as currently in effect, and no Company Subsidiary material to the Company’s business (including, without limitation, Cougar Document Technologies GmbH) is in violation of any provision of its organizational and operating documents.

Section 4.2    Capitalization.

    (a)     The authorized capital stock of the Company consists of (i) 120,000,000 shares of Common Stock, $.01 par value, 26,471,334 of which are issued and outstanding as of the date of this Agreement and (ii) 4,000,000 shares of preferred stock, $.01 par value per share, none of which are issued or outstanding on the date of this Agreement. All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. To the knowledge of the Company, all issuances and purchases by the Company of the capital stock of the Company have been in compliance with all applicable agreements and all applicable laws, including federal and state securities laws, and all taxes thereon have been paid. As of the date hereof, other than pursuant to the Company Equity Plans or as listed on Section 4.2(a) of the Company Disclosure Schedule, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements, equity plans or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company. As of the date of this Agreement: (i) 4,899,280 shares of Common Stock are subject to issuance pursuant to Options granted and outstanding under the Company Equity Plans (with an Aggregate Option Consideration of $1,841,574.80; (ii) 371,125.91 shares of Common Stock are subject to issuance pursuant to RSUs granted and outstanding under the Company Equity Plans; and (iii) except as set forth in (i) and (ii) of this sentence, no other Options, RSUs or other exercise, conversion, or equity rights have been granted or are outstanding. Except as otherwise set forth in Section 4.2(a) of the Company Disclosure Schedule, since June 30, 2008, the Company has not issued any options to purchase Common Stock or any RSUs or other exercise, conversion, or equity rights. The Company has made available to the Parent accurate and complete copies of the Company Equity Plans and the forms of all stock option and RSU agreements evidencing any such awards granted thereunder.

    (b)     Section 4.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Subsidiaries, including the jurisdiction of organization and ownership of each such Company Subsidiary. Except as otherwise set forth on Section 4.2(b) of the Company Disclosure Schedule, no Person, other than the Company or a Company Subsidiary, has any ownership interest in any Company Subsidiary. All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all liens, pledges, security interests or other Encumbrances other than any transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various States of the United States.

    (c)     Except as disclosed in Section 4.2(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries own any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Company Subsidiary. No such interest or investment disclosed on Section 4.2(c) of the Company Disclosure Schedule would cause such entity to be treated as a single employer with the Company under Section 414 of the Code or Section 4001.3 of ERISA.

Section 4.3    Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Shareholder Vote, to consummate the transactions contemplated hereby. The Special Committee has determined that the transactions contemplated hereby are advisable and fair to and in the best interests of the Company and its shareholders and has unanimously recommended that the full board of directors of the Company approve this Agreement and the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by its board of directors (acting upon the unanimous recommendation of the Special Committee), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and, except for the Shareholder Vote, the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4    Consents and Approvals; No Violations. Except as disclosed in Section 4.4 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and, subject to the Shareholder Vote, the consummation by the Company of the transactions contemplated hereby will not, (i) violate any provision of the articles of incorporation or bylaws of the Company, (ii) result in a violation, breach or termination of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (iii) subject to compliance with the laws described in Section 4.4(iv), violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, or (iv) other than in connection with or compliance with (A) the WBCA, (B) requirements under other state corporation Laws, (C) the HSR Act, (D) Nasdaq rules and listing standards and (E) the Exchange Act, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a “Governmental Entity”); except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, (1) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (2) would occur or be required as a result of the business or activities in which Parent or Merger Sub is or proposes to be engaged (other than the Company’s business).

Section 4.5    SEC Reports; Financial Statements.

    (a)     Except as set forth in Section 4.5(a) of the Company Disclosure Schedule, the Company has filed timely all reports and other documents with the SEC required to be filed or furnished by the Company since December 31, 2004 (such documents, together with any reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”), and such Company SEC Reports materially complied with the applicable requirements of the Securities Act and Exchange Act. The Company has disclosed to Parent any unresolved comments received from the SEC.

    (b)     The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder, including the provisions therein relating to recent acquisitions. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Reports are accurate and complete and comply as to form and content with all applicable Laws.

    (c)     The Company maintains a system of internal controls and procedures over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to ensure (i) that the Company and each of its Subsidiaries material to the Company’s business maintains records that in reasonable detail accurately and fairly reflect its transactions and dispositions of assets, (ii) that material transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”), (iii) that material receipts and expenditures are executed only in accordance with authorizations of management and the board of directors of the Company and each of its Subsidiaries material to the Company’s business and (iv) timely detection of the unauthorized acquisition, use or disposition of the Company’s and each of its Subsidiaries’ assets that could have a material effect on the Company’s consolidated financial statements.

    (d)     Except as set forth on Section 4.5(d) of the Company Disclosure Schedule, the Company is in compliance with the applicable listing and other rules and regulations of the NASDAQ Global Market, and the Company has not received any notice from the NASDAQ Global Market asserting any non-compliance with such rules and regulations.

    (e)     Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports (the “Company Financial Statements”) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

    (f)     Except as set forth in Section 4.5(f) of the Company Disclosure Schedule, the Company has not, since December 31, 2004, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company.

    (g)     Since December 31, 2003, the Company has not engaged in any securitization transactions and has no “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

Section 4.6    Absence of Changes. Except as set forth on Section 4.6 of the Company Disclosure Schedule, since December 31, 2007, neither the Company nor any of its Subsidiaries has:

    (a)     suffered any Company Material Adverse Effect or any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of the Company or any of its Subsidiaries (whether or not covered by insurance);

    (b)     (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

    (c)     sold, issued, granted, or authorized the issuance of: (i) any capital stock or other security (other than pursuant to the Company Equity Plans); (ii) any option, warrant or right to acquire any capital stock or any other security (other than pursuant to the Company Equity Plans); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

    (d)     amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) the Company Equity Plan; (ii) any restricted stock purchase agreement; or (iii) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

    (e)     amended the articles of incorporation, bylaws or other charter or organizational documents of the Company or any of its Subsidiaries, or effected or been a party to any plan of complete or partial liquidation, dissolution, merger, consolidation, share exchange, business combination, recapitalization, restructuring, reclassification of shares, stock split, reverse stock split or similar transaction or action;

    (f)     formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

    (g)     (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made any capital expenditure or commitment, individually or in the aggregate, in excess of $250,000;

    (h)     other than in the ordinary course of business: (i) caused or permitted any Company Equity Plan to be amended, other than as required by law; or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees;

    (i)     changed any of its methods of accounting or accounting practices, except as required or prescribed by GAAP, or made any material Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of material Taxes, entered into any closing agreement relating to any material Tax, settled or compromised any claim, notice, audit report or assessment in respect of material Taxes, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

    (j)     entered into, amended or terminated any Material Contract, or acquired any material assets nor sold, leased or otherwise irrevocably disposed of any of its material assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except in the ordinary course of business;

    (k)     to the knowledge of the Company, suffered or experienced an event of fraud or willful misconduct;

    (l)     effected or entered into any (i) material change in pricing or royalties or other payments set or charged by the Company or any of its Subsidiaries to its customers or licensees, (ii) agreement by the Company or any of its Subsidiaries to change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to the Company or any of its Subsidiaries, or (iii) material change in pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to the Company or any of its Subsidiaries;

    (m)     licensed, sold, transferred, pledged, encumbered, modified, abandoned, failed to maintain or otherwise disposed of any Intellectual Property, except in the ordinary course of business;

    (n)     pledged any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance; or

    (o)     negotiated, agreed or committed to take any of the actions referred to in clauses “(c)” through “(n)” above (other than negotiations between the Parties to enter into this Agreement).

Section 4.7    No Undisclosed Liabilities. Except for (a) liabilities and obligations incurred in the ordinary course of business by the Company and its Subsidiaries since the date of the Company Unaudited Balance Sheet, (b) liabilities and obligations identified as such on the Company Unaudited Balance Sheet, (c) liabilities and obligations incurred for professional fees to third-party advisers and change of control amounts payable pursuant to Material Contracts, all incurred in connection with the Merger, and (d) liabilities and obligations set forth on Section 4.7 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations, including, without limitation, any liabilities or obligations pursuant to any pension or other employee benefit plan of the Company or its Subsidiaries, that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company SEC Reports. Except as set forth on Section 4.7 of the Company Disclosure Schedule, the Company and its Subsidiaries are under no requirement to maintain any level of cash or assets in any jurisdiction.

Section 4.8    Material Contracts.

    (a)     All of the following Contracts (the “Material Contracts”) are listed in Section 4.8 of the Company Disclosure Schedule:

  (i) any commission or sales agreement with an employee, individual consultant or salesperson, or under which a firm or other organization provides commission or sales-based services to the Company or any of its Subsidiaries, except for those agreements entered into in the ordinary course of business;

  (ii) any fidelity or surety bond or completion bond;

  (iii) any lease of personal property having aggregate outstanding ongoing obligations of the Company or any of its Subsidiaries in excess of $500,000;

    (iv) other than standard customer contracts previously provided to Parent or that contain indemnification or guaranty provisions in favor of any person that do not impose any obligation or liability (contingent or otherwise) on the Company or any of its Subsidiaries greater than those contained in contracts previously provided to Parent, any agreement of indemnification or guaranty to any person;

    (v) any agreement containing any covenant materially limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or in any geographic territory or to compete with any person, or which grants to any person any exclusivity to any geographic territory, any customer, or any product or service;

    (vi) any agreement relating to capital expenditures and involving future payments in excess of $150,000, or purchase orders (including for services) involving future payments in excess of $250,000;

    (vii) any agreement relating to the disposition of assets or any interest in any business enterprise outside the ordinary course of business or any agreement relating to the acquisition of assets or any interest in any business enterprise outside the ordinary course of business;

    (viii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or the extension of credit (other than security agreements for office or similar equipment where the value of the assets secured does not exceed $300,000);

    (ix) any dealer, distribution, joint marketing (including any pilot program), development, content provider, destination site or merchant agreement, joint venture, partnership, strategic alliance or agreement involving the sharing of profits, losses, costs or liabilities with any person or any development, original equipment manufacturer, value added re-seller, remarketer or other agreement for distribution, data-sharing, marketing, resale, distribution or similar arrangement relating to any product or service of the Company or any of its Subsidiaries or the products or services of any other person that involved payments by the Company and its Subsidiaries of $250,000 or more in the 12 month period ended June 30, 2008;

    (x) any material liability of the Company or any of its Subsidiaries pursuant to a customer contract or reseller agreement that does not limit the liability of the Company or any of its Subsidiaries to the amount of the total fees paid to the Company or any of its Subsidiaries under such contract;

    (xi) any material commitment to any customer of the Company or any of its Subsidiaries or other person to develop or customize any product or service, or to customize or develop any third-party product, service or platform, in either case without compensation in an amount in excess of the cost to the Company or any of its Subsidiaries to perform such commitment, excluding contracts for hardware sold by the Company;

    (xii) any agreement pursuant to which the Company or any of its Subsidiaries agreed to provide “most favored nation” pricing or other terms and conditions to any person with respect to the sale, distribution, license or support of any products or services;

    (xiii) except as disclosed in clauses (i) through (xii) above, any agreement that involved payments or receipts of more than $350,000 in the 12 month period ended December 31, 2007 or that the Company expects to involve payments or receipts of $350,000 or more; and

    (xiv) any agreement, the termination or loss of which would have a Company Material Adverse Effect.

    (b)     Each Material Contract is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms and, to the Company’s knowledge, each other party thereto, and is in full force and effect, and the Company has performed all obligations required to be performed by it to the date hereof under each Material Contract and, to the Company’s knowledge, each other party to each Material Contract has performed all obligations required to be performed by it under such Material Contract, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has not received notice, nor does it have knowledge, of (i) any violation or default of any obligation under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under), or of any cancellation, termination or indication of intent to no longer perform under, any Material Contract to which it is a party or by which it or any of its properties or assets is bound, or (ii) any indication from any of its customers or resellers that any such customer or reseller no longer intends to conduct business with the Company, except in each case for such violations, defaults, conditions or terminations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.9    Benefit Plans; ERISA.

    (a)     Section 4.9(a) of the Company Disclosure Schedule sets forth a list of all (i) employment or bonus related arrangements that provide for base salary and/or bonus, incentive or other compensation to individuals in excess of $250,000 per annum, and (ii) pension, profit sharing, deferred compensation, severance, termination pay, change in control or retention related Benefit Plans or arrangements.

    (b)     Except as set forth in Section 4.9(b) of the Company Disclosure Schedule, the Company has delivered to the Parent correct and complete copies of each Benefit Plan (as currently in effect), and with respect to each such Benefit Plan (if applicable thereto) (i) any associated trust, custodial, insurance, or service agreements (as currently in effect), (ii) the most recent annual report, actuarial report, or summary plan description submitted to any Governmental Entity or distributed to participants or beneficiaries thereunder, and (iii) the most recently received IRS determination letter and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Benefit Plan. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all such communications, reports, or disclosures at the time made, accurately reflected the terms and operations of the Benefit Plan.

    (c)     Each Benefit Plan is and has heretofore been maintained and operated in material compliance with the terms of such Benefit Plan and with all requirements of applicable Law, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no event has occurred and no condition exists with respect to any Benefit Plan that would subject the Company, any Company Subsidiary, the Surviving Corporation, or Parent, either directly or by reason of its affiliation with the Company or any ERISA Affiliate, to any excise tax, fine, lien or penalty imposed by ERISA, the Code or other applicable Laws. Each Benefit Plan that is intended to qualify under Section 401(a) of the Code is the subject of an unrevoked favorable determination letter from the IRS. To the knowledge of the Company, nothing has occurred to each such Benefit Plan that has resulted or is likely to result in the revocation of such determination as to such Benefit Plan.

    (d)     No Benefit Plan is or, at any time during the last six (6) years, was (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a multiple employer plan, multiple employer welfare arrangement, voluntary employees’ beneficiary association or a multiemployer plan within the meaning of ERISA and the Code, (iii) required by its terms to provide employee welfare benefits (within the meaning of Section 3(1) of ERISA), including health and life insurance, to current or future retired or terminated employees, independent contractors, directors, or their spouses or dependents (other than in accordance with applicable Law, including, without limitation, Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA), (iv) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or (v) a nonconforming group health plan (as defined in Section 5000(c) of the Code).

    (e)     There is no pending or, to the knowledge of the Company, threatened legal action, proceeding, or investigation, other than routine claims for benefits, concerning any Benefit Plan, or to the best of the Company’s and its Subsidiaries’ knowledge, any fiduciary or service provider thereof in connection therewith, which, if decided adversely to the Company or any of its Subsidiaries, would have a Company Material Adverse Effect.

    (f)     The Company and its Subsidiaries have not undertaken to maintain any Benefit Plan for any period of time and each such Benefit Plan is terminable at the sole discretion of the Company (or its successor), subject only to such constraints as may be imposed by applicable Law or the specific terms of such Benefit Plan. The Company and its Subsidiaries have not announced their intention to adopt any arrangement or program which, once established, would come within the definition of a Benefit Plan or undertaken (whether or not legally bound) to modify or terminate any such plan (except to the extent necessary to comply with applicable Law or to cause a Benefit Plan to reflect applicable Law).

    (g)     Except as set forth on Section 4.9(g) of the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the contemplated transactions (whether alone or in conjunction with any other event) will not (i) require the Company, any ERISA Affiliate, the Surviving Corporation, the Parent, or any Benefit Plan to pay greater compensation or make a larger contribution to, or pay greater benefits or accelerate payment or vesting of a benefit under, any Benefit Plan, (ii) create or give rise to any additional vested rights or service credits, or require any benefit to be funded or annuitized, under any Benefit Plan, (iii) result in any forfeiture, reduction or diminution of all or a portion of the accrued benefits or account balance of any participant in a Benefit Plan, (iv) result in any payment (including severance, unemployment compensation, golden parachute, change of control, retention, bonus or otherwise) becoming due to any current or former director, officer or employee of, or consultant to, the Company or any Company Subsidiary, or (v) result in any increase or acceleration of contributions, liabilities or benefits, or acceleration of vesting, under any Benefit Plan or restriction imposed on any asset held in connection with a Benefit Plan or otherwise.

    (h)     No employer securities, employer real property or other employer property is included in the assets of any Benefit Plan.

    (i)     Full payment has been made of all amounts which the Company or any ERISA Affiliate was required under the terms of the Benefit Plans to have paid as contributions (including all employer contributions and employee salary reduction contributions), premium payments or other payments to such Benefit Plans within the time period prescribed by ERISA and all such contributions for any period ending on or before the Effective Time which are not yet due have been made to each such Benefit Plan or included in the consolidated balance sheets of the Company and its consolidated Subsidiaries included in the Company SEC Reports (or, if the Subsidiary maintaining, contributing to or bound by the Benefit Plan is not a consolidated Subsidiary, on the books of the relevant Subsidiary.)

    (j)     Except as provided in Section 4.9(j) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is not a party to any arrangement, oral or written, (i) the amounts payable from which would fail to be deductible for federal income tax purposes by virtue of Section 280G or Section 162(m) of the Code, or (ii) that would provide a gross-up to any employee or independent contractor for the cost of taxes or penalties imposed on such person. With respect to any nonqualified deferred compensation plan listed on Section 4.9(j) of the Company Disclosure Schedule, (a) no such plan has assets set aside directly or indirectly in the manner described in Section 409A(b)(1) of the Code or contains a provision that would be subject to Section 409A(b)(2) of the Code, and (b) the Company has complied in good faith with all requirements of Section 409A of the Code, to the extent applicable thereto.

    (k)     Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Benefit Plan mandated by a foreign (i.e., non-United States) Governmental Entity or subject to the Laws of a jurisdiction outside of the United States that is intended to qualify for special tax treatment meets all of the requirements for such treatment and has obtained all necessary approvals of all relevant Governmental Entities.

    (l)     No equity awards, other than the Options and RSUs listed on Section 4.9(l) of the Company Disclosure Schedule are currently outstanding, whether under the Company Equity Plans, under other equity plans sponsored by the Company, or pursuant to individual grants.

    (m)     Except as set forth on Section 4.9(m) of the Company Disclosure Schedule, since June 30, 2008, neither the Company nor any Company Subsidiary has granted any increase in the compensation (in any form) of its directors, officers or employees, entered into any new employment or severance protection agreement with any such director, officer or employee, or increased any benefits payable under its current severance, change of control or termination pay policies, except in the ordinary course of business, consistent with past practice.

Section 4.10    Legal Proceedings, Orders.

      (a)     Except as set forth on Section 4.10 of the Company Disclosure Schedule, (i) there is no pending Legal Proceeding, and to the knowledge of the Company no Person has threatened to commence any Legal Proceeding that involves the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, and (ii) to the knowledge of the Company, no event has occurred and there has been no communication that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any material Legal Proceeding.

      (b)     There is no order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject.

Section 4.11    Compliance with Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties. Notwithstanding the foregoing, this Section 4.11 shall not apply to Benefit Plans, Taxes, Environmental Laws or labor matters, which are the subject exclusively of the representations and warranties in Section 4.9, Section 4.13, Section 4.15 and Section 4.16, respectively.

Section 4.12    Intellectual Property.

      (a)     Section 4.12(a) of the Company Disclosure Schedule sets forth all (i) issued patents and pending patent applications and Company Patents existing as of the Effective Time, (ii) trademarks and service marks, trade dress rights and trade names (whether or not the foregoing are the subject of a pending trademark application or issued registration) including logos, slogans, tag lines and uniform resource locators, Internet domain names, and Internet domain name applications, and (iii) copyright registrations and applications for registration thereof, and material unregistered copyrights in each case that are owned by the Company or any of its Subsidiaries. Other than Intellectual Property that is licensed from third parties and identified as such in Section 4.12(a) of the Company Disclosure Schedule, the Company or a Company Subsidiary owns all right, title and interest in and to the Intellectual Property used or currently under development for future use in the business of the Company free and clear of all Encumbrances and there is no other Intellectual Property used or currently under development for future use in the business of the Company that is not owned by the Company or a Company Subsidiary and set forth in Section 4.12(a) of the Company Disclosure Schedule. The registrations and applications in the Company Patents set out in Section 4.12(a) of the Company Disclosure Schedule comprise all of the related and counterpart registrations and applications to the Company Patents that are in existence as of the Effective Time. To the knowledge of the Company, there exist no other patents, patent applications, registrations, reissues, divisions, continuations, continuations-in-part, revisions, re-examinations or extensions, anywhere in the world, that take priority, directly or indirectly, from any of the Company Patents or part thereof. With respect to each item of Intellectual Property used or currently under development for future use in the business of the Company, including those items required to be identified in Section 4.12(a) of the Company Disclosure Schedule, (i) except for items which are licensed from third parties or in the public domain, as specifically identified in Section 4.12(a)(i) of the Company Disclosure Schedule, the Company or one of its Subsidiaries own all right, title, and interest in and to such item, free and clear of any lien other than Permitted Liens; (ii) except for office actions identified and described in Section 4.12(a)(ii) of the Company Disclosure Schedule and disclosed to Parent, such item is not subject to any outstanding injunction, judgment, order, finding of full or partial invalidity or unenforceability or any other adverse ruling or determination of any Governmental Entity which the Company has received written notice and to the knowledge of Company, there exists no basis for any of the foregoing in the future; (iii) no lawsuit of which the Company has received written notice is pending or, to the knowledge of the Company, is threatened that challenges the validity or enforceability of such item in whole or in part and (iv) any registration or application regarding the Intellectual Property owned by the Company or a Company Subsidiary in existence as of the Effective Time, has been maintained with the applicable government authorities and is still listed with such authorities as subsisting in good standing and as being in full force and effect and in the name of the Company or a Company Subsidiary and excluding applications and registrations that have been abandoned or withdrawn in the reasonable business judgment of the Company or a Company Subsidiary as set forth in Section 4.12(a)(iv) of the Company Disclosure Schedule, no such existing application or registration for a patent has been rejected, suspended or subject to an office action or similar act by the applicable government authority.

    (b)     Section 4.12(b) of the Company Disclosure Schedule sets forth a list of all material agreements under which the Company or any of its Subsidiaries licenses from a third party, or licenses to a third-party material Intellectual Property that is used by the Company or such Subsidiary in the conduct of its business, as presently conducted, except for off-the-shelf software programs and other readily available commercial software that the Company and any of its Subsidiaries use in the ordinary course of business (such agreements being referred to as “License-In Agreements”). Neither the Company nor any of its Subsidiaries is in material default of any such License-In Agreement, and no event has occurred that constitutes a material default thereunder, except for any of the foregoing that have not had, and are not reasonably expected to have, a Company Material Adverse Effect. To the knowledge of the Company each License-In Agreement is valid, binding, and in full force and effect.

    (c)     Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse effect, the Company and its Subsidiaries own or have the right to use, without payments to any other Person other than payments described in any agreement disclosed to the Parent, all Intellectual Property used in the operation of the business of the Company and its Subsidiaries as and where the business is presently conducted. The Company and its Subsidiaries have taken commercially reasonable actions required to maintain the validity and enforceability of each item of Intellectual Property that they own or use, except where the failure to take such actions would not reasonably be expected to have a Company Material Adverse Effect.

    (d)     To the knowledge of the Company, the operation of the business of the Company or any of its Subsidiaries as and where presently conducted does not infringe or misappropriate any Intellectual Property rights of third parties, including, without limitation those patents listed on Section 4.12(d) of the Company Disclosure Schedule and neither the Company nor any of its Subsidiaries has received any notice alleging any such infringement or misappropriation (including any written claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party), except as identified in Section 4.12(d) of the Company Disclosure Schedule. To the knowledge of the Company, no third party has infringed upon or misappropriated any Intellectual Property rights of the Company or any of its Subsidiaries except as identified and described in Section 4.12(d) of the Company Disclosure Schedule.

    (e)     Except as set forth on Section 4.12(e) of the Company Disclosure Schedule, to the knowledge of the Company, as of the Effective Time, no former or current shareholder, employee, consultant, contractor, director or officer of the Company or any of its Subsidiaries will have, directly or indirectly, any material interest in any material Intellectual Property used or under development and to be used in the business of the Company and its Subsidiaries.

    (f)     Except as set forth in Section 4.12(f) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has entered into any Contract requiring that it pay any future royalties or other payments in order to use, sell, license or dispose of the Intellectual Property. Except as disclosed to employees and consultants to the Company and the Subsidiaries who have signed agreements described in Section 4.12(f) of the Company Disclosure Schedule: (i) all copies of any software forming a part of the Technology, and to the knowledge of the Company, all copies of any software forming a part of the Technology, have been distributed solely in object code with an indication of the name of the Company or applicable Subsidiary; (ii) each copy of the Technology and, to the knowledge of the Company, each copy of the Technology provided by the Company or applicable Subsidiary to any third party (including end users or resellers) was provided under a license agreement or reseller agreement and to the extent that such third parties continue to be in possession of the applicable Technology, they continue to be bound under their applicable obligations under such licenses or agreements. Except pursuant to Contracts disclosed in this Agreement or as disclosed in Section 4.12(f) of the Company Disclosure Schedule, to the knowledge of the Company, material portions of the source code for the Technology have not been delivered or made available to any Person, neither the Company nor any Company Subsidiary have agreed to or undertaken to or in any way promised to provide such source code to any third Person, and such source code is currently stored on the premises of the Company or a Company Subsidiary.

    (g)     To the knowledge of the Company, the Technology functions materially in accordance with the applicable specifications and documentation therefore. All material source code for the Technology is written entirely in the programming environments specified in Section 4.12(g) of the Company Disclosure Schedule, and is reasonably sufficiently documented in the source code to enable a software developer reasonably skilled in such environments to understand and compile using commercially available software and to provide technical support for the Technology upon completion of a training course of the Company.

      (h)     Except as otherwise set forth in Section 4.12(h) of the Company Disclosure Schedule, to the knowledge of the Company, no software that is material Intellectual Property owned by the Company or any of its Subsidiaries and included in the Technology contains, or is derived from, or is distributed with any open source software that is licensed under any terms that impose a requirement that such Intellectual Property owned by the Company or its Subsidiaries (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making modifications or derivative works; or (iii) be redistributable at no charge.

      (i)     Except as specified in Section 4.12(i) of the Company Disclosure Schedule, the Technology, to the knowledge of the Company, does not contain any encryption, enciphering or other similar technology or perform any encryption function without the use of other third party software which is not part of, bundled with or included in the Technology.

      (j)     Except as specified in Section 4.12(j) of the Company Disclosure Schedule, the Technology, to the knowledge of the Company, does not contain any disabling mechanism or protection feature designed to prevent its use or computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, delete, damage or disable any portion of such Technology or any computer system on which any of such Technology is installed or in connection with which such Technology may operate.

Section 4.13    Taxes.

      (a)     Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, the Company and each material Company Subsidiary have timely filed all Tax Returns that they were required to file under applicable Laws. All such Tax Returns were correct and complete and have been prepared in material compliance with all applicable Laws. Neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company and each Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

      (b)     Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, all Taxes due and owing by the Company and each material Company Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been paid. The Company Unaudited Balance Sheet reflects an adequate reserve under GAAP for Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof ending on the date of the Company Unaudited Balance Sheet. Since the date of the Company Unaudited Balance Sheet, neither the Company nor any material Company Subsidiary has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

      (c)     The Company and each material Company Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

    (d)     There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company and each Company Subsidiary.

    (e)     Except as set forth in Section 4.13(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received from any Governmental Entity any (i) notice indicating an intent to open an audit or other review related to Tax matters, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment with respect to Taxes of the Company and each Company Subsidiary. No proceedings are pending or being conducted with respect to any Tax matter and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes of the Company or any Company Subsidiary has been filed or executed with any Governmental Entity. The Company has delivered or made available to Parent complete and accurate copies of all Tax Returns of the Company and each Company Subsidiary (and predecessors of each) for the years ended December 31, 2005, 2006 and 2007 (if filed), and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company and each Company Subsidiary since December 31, 2004. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency nor has any request been made in writing for any such extension or waiver.

    (f)     The Company (and each Company Subsidiary) (i) has not agreed, nor is the Company or any Company Subsidiary required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has not made an election, nor is the Company or any Company Subsidiary required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iii) has not acquired nor owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (iv) has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; and (v) has not made any of the foregoing elections nor is required to apply any of the foregoing rules under any comparable state or local Tax provision.

    (g)     The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and Parent will not be required to deduct or withhold any consideration or amount paid to shareholders pursuant to Section 1445(a) of the Code in connection with the Merger.

    (h)     Neither the Company nor any Company Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity agreements other than employee tax equalization agreements and customary agreements with customers, vendors, lessors and other third parties entered into in the ordinary course of business).

    (i)     Except as set forth in Section 4.13(i) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company) for federal, state, local or foreign Tax purposes. Neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than the Company and any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, other than under customary agreements with customers, vendors, lessors and other third parties entered into in the ordinary course of business.

    (j)     Neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

    (k)     Except as set forth in Section 4.13(k) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary will, as a result of the transactions contemplated herein, make or become obligated to make any excess parachute payment as defined in Section 280G of the Code.

    (l)     Neither the Company nor any Company Subsidiary has participated in or entered into (i) any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2), or (ii) any confidential corporate tax shelter within the meaning of Code Section 6111(d) and Treasury Regulation Section 301.6111-2, as in effect prior to the American Job Creation Act of 2004.

    (m)     No foreign Company Subsidiary is a “passive foreign investment company,” as defined in Section 1297 of the Code.

    (n)     Except as set forth in Section 4.13(n) of the Company Disclosure Schedule, no foreign Company Subsidiary owns or has ever owned any property or obligations which would be treated as an investment in United States property for purposes of Section 956 of the Code, except as reported on any applicable Tax Returns.

    (o)     Section 4.13(o) of the Company Disclosure Schedule sets forth the United States federal income Tax classification of each foreign Company Subsidiary and, if applicable, the date on which IRS Form 8832 was filed with respect to such foreign Company Subsidiary.

    (p)     Except as set forth in Section 4.13(p) of the Company Disclosure Schedule, each foreign Company Subsidiary is registered for VAT in its jurisdiction of incorporation (except those foreign Subsidiaries of the Company incorporated in jurisdictions where VAT is not imposed) and each has complied with all statutory provisions, rules, regulations, orders and directions in respect thereof, in all material respects, and has never been subject to any material interest, forfeiture, surcharge or penalty and none is a member of a group or consolidation with any other company for the purposes of VAT.

    (q)     Each foreign Company Subsidiary is resident for Tax purposes only in its jurisdiction of incorporation and has never carried on any trade, business or other activity outside its country of incorporation which trade, business or activity qualified as a taxable presence in any other country than its country of incorporation on the basis of local Tax legislation of the other country and the applicable Tax treaty, if any, for the avoidance of double taxation between the country of incorporation and the other country.

Section 4.14    Tangible Assets. Except as set forth in Section 4.14 of the Company Disclosure Schedule, the Company and/or one or more of its Subsidiaries have good and valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, free and clear of all Encumbrances other than Permitted Liens, all of the real properties, equipment and other tangible assets used in the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

Section 4.15    Environmental.

      (a)     To the knowledge of the Company, each of the Company and its Subsidiaries is in material compliance with all Environmental Laws, which compliance includes the possession by the Company and its Subsidiaries of material permits and other governmental authorizations required for their current operations under applicable Environmental Laws, and compliance with the terms and conditions thereof.

      (b)     Neither the Company nor any of its Subsidiaries has received written notice of any Environmental Claims against the Company or any Company Subsidiary.

      (c)     To the knowledge of the Company, with respect to the real property currently owned, leased or operated by the Company or any of its Subsidiaries, there have been no releases of Hazardous Materials by the Company or Subsidiaries that require a Cleanup.

Section 4.16    Labor Matters.

      (a)     Except as provided in Section 4.16(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the knowledge of the Company or any Company Subsidiary, there is no current union representation question involving employees of the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. There is no strike, lockout or dispute, slowdown or work stoppage pending or, to the knowledge of the Company or any Company Subsidiary, threatened against or involving the Company or any Company Subsidiary.

      (b)     There is no material unfair labor practice, employment discrimination or other material grievance, arbitration, claim, suit, action, proceeding or employment-related complaint against the Company or any Company Subsidiary pending, or to the knowledge of the Company or any Company Subsidiary, threatened against or affecting the Company or any Company Subsidiary before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator.

      (c)     There is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company or any Company Subsidiary, threatened in respect of which any director, officer, employee or agent of the Company or any Company Subsidiary is or may be entitled to claim indemnification from the Company or any Company Subsidiary pursuant to their respective charters or by-laws or as provided in the indemnification agreements listed in Section 4.16(c) of the Company Disclosure Schedule.

      (d)     The Company and each Company Subsidiary are in material compliance with any and all Laws in any relevant jurisdiction, including common law, all applicable foreign, federal, state and local laws with respect to employment practices, labor relations, safety and health regulations and mass layoffs and plant closings.

      (e)     The Company and each of its Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder (“WARN”), and any similar state law, and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to or as of the Effective Time. The Company and each of its Subsidiaries have not given, and have not been required to give, any notice under WARN within 90 days prior to the date hereof.

Section 4.17    Insurance Policies. Section 4.17 of the Company Disclosure Schedule sets forth a complete and accurate list and description of all material insurance policies in force naming the Company, any Company Subsidiary or any employees thereof in their capacity as such, as an insured or beneficiary or as a loss payable payee, or for which the Company or any Company Subsidiary has paid or is obligated to pay all or part of the premiums. Neither the Company nor any Company Subsidiary has received notice of any pending or threatened termination or premium increase (retroactive or otherwise) with respect thereto, and the Company and each of its Subsidiaries are in compliance with all conditions contained therein. There have been no lapses (whether cured or not) in the coverage provided under the insurance policies, referenced herein and as set forth on Section 4.17 of the Company Disclosure Schedule, during the term of such policies, as extended or renewed. The Company has made available to the Parent true, correct and complete copies of each of the policies listed on Section 4.17 of the Company Disclosure Schedule.

Section 4.18    Books and Records. The financial books, records and accounts of the Company and Company Subsidiaries in all material respects (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries, and (iii) accurately and fairly reflect the basis for the Company Financial Statements. The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, and (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. The corporate records and minute books of the Company and Company Subsidiaries material to the Company’s business have been maintained in compliance in all material respects with applicable Laws and are complete and accurate in all material respects.

Section 4.19    Takeover Statute; Rights Agreement; No Restrictions on the Merger. The Board of Directors of the Company and each Company Subsidiary have taken all necessary action to render any potentially applicable “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute or similar statute, regulation or provision of the articles of incorporation and the bylaws, or other organizational or constitutive document or governing instrument of the Company or any Company Subsidiary, inapplicable to this Agreement and the transactions contemplated by this Agreement, including all necessary action to (a) render the Rights Agreement inapplicable to this Agreement and the transactions contemplated hereby, and (b) ensure that none of Parent, Merger Sub or any Subsidiary of either of them is an acquiring person pursuant to the Rights Agreement as a result of this Agreement or the transactions contemplated hereby, and the rights are not otherwise caused to become or otherwise able to be made exercisable by the holders thereof by reason of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. Other than the Rights Agreement, the Company is not a party to any Contract limiting or otherwise restricting the Company’s ability to engage in the Merger.

Section 4.20    Votes Required. The affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote at the Company Shareholders Meeting (the “Shareholder Vote”) is the only vote of the holders of any class or series of Company capital stock necessary to approve the Agreement and Merger, and the transactions contemplated herein or in connection therewith.

Section 4.21    Proxy Statement. The Proxy Statement will not, at the date the Proxy Statement is first mailed to shareholders of the Company or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.22    Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Credit Suisse and RBC Capital Markets Corporation, the fees and expenses of which will be paid by the

Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The fees and expenses owing to and arising from the agreements with Credit Suisse and RBC Capital Markets Corporation are set forth in Section 4.22 of the Company Disclosure Schedule.

Section 4.23    Opinion of Financial Advisor. The board of directors of the Company has received the written opinion of its financial advisor RBC Capital Markets dated September 3, 2008 that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration was fair, from a financial point of view, to the holders of Common Stock. A copy of such opinion has been furnished, for informational purposes, to Parent. It is agreed and understood that such opinion may not be relied on by the Parent or the Merger Sub.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as of the date hereof as follows:

Section 5.1    Organization. Each of Parent, Merger Sub and the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent, Merger Sub and the Guarantor is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the articles of incorporation and bylaws or other equivalent organizational documents of Parent, Merger Sub and the Guarantor, as currently in effect, and none of Parent, Merger Sub and the Guarantor are in violation of any provision of its articles of incorporation or bylaws or other equivalent organizational documents.

Section 5.2    Authorization; Validity of Agreement; Necessary Action. Each of Parent, Merger Sub and the Guarantor has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent, Merger Sub and the Guarantor of this Agreement, approval and adoption of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent, Merger Sub and the Guarantor, and no other action on the part of Parent, Merger Sub and the Guarantor is necessary to authorize the execution and delivery by Parent, Merger Sub and the Guarantor of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, Merger Sub and the Guarantor and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent, Merger Sub, and the Guarantor enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3    Consents and Approvals; No Violations. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (i) violate any provision of the articles of incorporation or bylaws (or equivalent organizational documents) of Parent or Merger

Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) subject to compliance with the laws described in Section 5.3(iv), violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with (A) the WBCA, (B) requirements under other state corporation Laws or under Canadian Laws, (C) the HSR Act and (D) the Exchange Act, require on the part of Parent or Merger Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4    Litigation. There is no action, claim, suit or proceeding pending or, to the knowledge of Parent, Merger Sub or the Guarantor, threatened, that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5    Acquiring Person. None of Parent, Merger Sub, or the Guarantor or their respective Affiliates are or ever have been, with respect to the Company, an “acquiring person”, or an “affiliate” or “associate” of an “acquiring person” (as such terms are defined in Chapter 23B.19 of the WBCA) and have not taken any action that would cause any anti-takeover statute under the WBCA to apply to the transactions contemplated hereby.

Section 5.6    Ownership of Common Stock. None of Parent, Merger Sub or the Guarantor owns, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

Section 5.7    Compliance with Law. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, neither the Guarantor nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Guarantor or any of its Subsidiaries or any of their respective assets and properties.

Section 5.8    Merger Sub’s Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.9    Proxy Statement. None of the information supplied by Parent, Merger Sub or the Guarantor for inclusion in the Proxy Statement will, at the date the Proxy Statement is first mailed to shareholders of the Company or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.10    Brokers or Finders. No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Parent, Merger Sub or the Guarantor.

Section 5.11    Sufficient Funds. (a) Merger Sub will have, as of the Closing, sufficient immediately available funds (through existing credit arrangements or otherwise) to pay when due the aggregate Merger Consideration, Option Consideration and RSU Consideration, and (b) Merger Sub and/or Parent have, and as of the Closing will have, sufficient immediately available funds (through existing credit arrangements or otherwise) to pay when due all of their fees and expenses related to the transactions contemplated by this Agreement.

Section 5.12    Solvency. None of Parent, Merger Sub or the Guarantor is entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated hereby, including the Merger, the payment of the Merger Consideration, the repayment or refinancing of any existing indebtedness and all related fees and expenses, none of the Surviving Corporation or any of its Subsidiaries will (i) be insolvent (either because the financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

ARTICLE 6

COVENANTS

Section 6.1    Interim Operations of the Company. During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (except (w) as may be required by Law, (x) with the prior written consent of Parent (provided that Parent shall be deemed to have consented if Parent does not object within seventy-two (72) hours after a written request for such consent is delivered to Parent by the Company), which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly permitted by this Agreement or (z) as set forth in Section 6.1 of the Company Disclosure Schedule), the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, the Company and its Subsidiaries shall use commercially reasonable efforts to (i) preserve intact their current business organization, (ii) maintain appropriate staffing levels consistent with past practice and (iii) preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, except (w) as may be required by Law, (x) with the prior written consent of Parent (provided that Parent shall be deemed to have consented if Parent does not object within seventy-two (72) hours after a written request for such consent is delivered to Parent by the Company), which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly permitted by this Agreement or (z) as set forth in Section 6.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its Subsidiaries will:

    (a)     amend its articles of incorporation or bylaws (or equivalent organizational documents);

    (b)     except for issuance of Common Stock upon the exercise of Options or the vesting of RSUs, in each case outstanding on the date hereof, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other Encumbrance of (i) any shares of capital stock of any class or series or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date hereof;

    (c)     redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Common Stock;

    (d)     split, combine, subdivide, reclassify, recapitalize, exchange, readjust or otherwise alter any Common Stock or declare, set aside for payment or pay any dividend or other distribution in respect of any Common Stock or otherwise make any payments to shareholders in their capacity as such;

    (e)     adopt a plan of complete or partial liquidation, dissolution, merger, acquisition, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;

    (f)     other than in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, pursuant to the current Credit Agreement with Wells Fargo Foothill, LLC), acquire, sell, lease, dispose of, pledge or encumber any assets that, in the aggregate, are material to the Company and/or its Subsidiaries, taken individually or as a whole;

    (g)     other than in the ordinary course of business consistent with past practice, incur any material indebtedness for borrowed money in addition to that incurred as of the date of this Agreement or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly owned Company Subsidiary;

    (h)     waive, release, grant or transfer any rights of material value;

    (i)     make or commit to make any capital expenditures that are, in the aggregate, in excess of $300,000;

    (j)     take any action that would cause any of the representations or warranties set forth in Article 4 to be materially inaccurate as of the Effective Time;

    (k)     enter into, terminate or modify any Material Contract outside the ordinary course of business consistent with past practice;

    (l)     hire any employee, except for the replacement of any current employee whose employment with the Company or a Company Subsidiary is terminated or who resigns for any reason, provided that such replacement employee’s annual aggregate compensation does not exceed $55,000;

    (m)     grant any increases in the compensation (in any form) of its directors, officers or employees, or enter into any new employment or severance protection agreements with any such directors, officers or employees, or increase any benefits payable under its current severance, change of control or termination pay policies;

    (n)     terminate, amend or otherwise modify any Benefit Plans;

    (o)     change any of the accounting methods used by the Company or its Subsidiaries unless required by GAAP or applicable Law or make any Tax election inconsistent with past practice;

    (p)     settle or compromise any Legal Proceeding (i) existing as of the date hereof, (ii) resulting from or in connection with the Merger, or (iii) arising after the date hereof, including without limitation as may be brought by Company shareholders;

    (q)     enter into any hedge, swap or other derivative transaction; or

    (r)     enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

Section 6.2    Notice of Events. The Company shall provide Parent with prompt written notice of any event, condition, fact or circumstance that occurred or existed prior to the date of this Agreement, or that occurs, arises or exists after the date of this Agreement (i) that constitutes or could reasonably be expected to constitute a Company Material Adverse Effect or (ii) that causes or could reasonably be expected to cause a material inaccuracy in any representation or warranty made by the Company in this Agreement. No notification given pursuant to this section shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the notifying party contained in this Agreement or, in the case of the Company, the Company Disclosure Schedule.

Section 6.3    Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford Representatives of Parent reasonable access, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the officers, employees, agents, properties, books and records of the Company and its Subsidiaries, including draft financial statements, provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Merger Sub if such disclosure would, in the reasonable judgment of the Company, (i) violate applicable Law or (ii) jeopardize any attorney-client or other legal privilege. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.3 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality/Non-Disclosure Agreement, dated March 27, 2008 (the “Confidentiality Agreement”), between the Company and Parent shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees, and other Representatives hereunder.

Section 6.4    Acquisition Proposals.

    (a)     Subject to Section 6.4(b), from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 8, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its Representatives or its Subsidiaries’ Representatives to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action designed to facilitate, directly or indirectly, or that could reasonably be expected to lead to any inquiries or the making of any Acquisition Proposal, (ii) participate in any discussions or negotiations relating to any Acquisition Proposal, (iii) furnish any materials to another Person regarding or in connection with an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or cause a Change of Recommendation, or (v) enter into any agreement or understanding regarding an Acquisition Proposal. Subject to Section 6.4(b), from the date hereof the Company shall cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal. The Company shall apprise its Representatives, Subsidiaries and Subsidiaries’ Representatives of this restriction, and the Company shall ensure that the terms hereof are complied with by such Subsidiaries and Representatives.

    (b)     Notwithstanding anything to the contrary contained in Section 6.4(a) if at any time prior to the Company Shareholders Meeting the Company receives an Acquisition Proposal which (i) the board of directors of the Company or Special Committee determines constitutes a Superior Proposal, or (ii) the board of directors of the Company or the Special Committee determines in good faith in consultation with its outside legal advisers and nationally recognized financial adviser could reasonably be likely to result in a Superior Proposal and that the evaluation of such Acquisition Proposal is reasonably required by the board’s fiduciary duties to the Company’s shareholders under applicable Law, the Company may, in response to such Acquisition Proposal (provided such Acquisition Proposal did not result from a breach by it of Section 6.4(a), Section 6.4(b) or Section 6.4(c)), (A) furnish information with respect to it and the Company Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (as determined after consultation with its outside counsel), the benefits of the terms of which cannot be more favorable to the other party to such confidentiality agreement than those in place with Parent (“Acceptable Confidentiality Agreement”), and (B) participate in discussions and negotiations regarding such Acquisition Proposal; provided that the Company shall promptly (and in any event within twenty four hours) provide to the Parent a copy of the Acceptable Confidentiality Agreement and all other information provided to the Person making such Acquisition Proposal (unless such information has already been provided to Parent). From and after the date hereof, if the Company has received an Acquisition Proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal, it shall promptly advise Parent orally and in writing of such Acquisition Proposal or inquiry, the identity of the Person who made such Acquisition Proposal or inquiry, any request for information, and the material terms and conditions of such request, inquiry, or Acquisition Proposal, and shall keep Parent promptly and reasonably informed of the status and details of any Acquisition Proposal or inquiry.

    (c)     The Company agrees that, except as provided below with respect to a Superior Proposal, the Company’s board of directors shall recommend that the holders of Common Stock vote to approve the Agreement and the Merger (“Company Recommendation”). Except as expressly permitted by this Section 6.4(c), neither the board of directors of the Company, nor any committee thereof (including the Special Committee) shall cause, permit or take, or permit any Company Representative, Subsidiary or Subsidiary Representative to permit or take, any action which would be a Change of Recommendation. For purposes of this Agreement, “Change of Recommendation” shall mean any of the following: (i) withholding, withdrawal, qualification or modification of (or any proposal or resolution to withhold, withdraw, qualify or modify) the Company Recommendation in any manner that would reasonably be expected to prevent, delay or materially impair the consummation of the Merger or any of the other transactions contemplated hereby, or failure of Company to include the Company Recommendation in the Proxy Statement; (ii) the Company’s board of directors taking of a neutral position with respect to an Acquisition Proposal that has been publicly disclosed or otherwise become broadly known to Persons other than the Company, Parent, the party making the Acquisition Proposal, and their respective Representatives after a reasonable amount of time has elapsed for the Company’s board of directors to review and make a recommendation with respect thereto (and in no event more than ten Business Days after being publicly disclosed or otherwise become broadly known to Persons other than the Company, Parent, the party making the Acquisition Proposal, and their respective Representatives), provided that for purposes of this Section 6.4(c)(ii) the Company’s acknowledgement of receipt of an Acquisition Proposal and that the Company is reviewing such Acquisition Proposal shall not constitute a Change of Recommendation only if the board of directors of the Company therein expressly publicly reaffirms its approval and recommendation of this Agreement and the Merger; (iii) failure of the Company’s board of directors to (A) if a tender offer, take-over bid or exchange offer that constitutes or would constitute an Acquisition Proposal (other than by Parent) is commenced, recommend that the Company shareholders not accept such tender offer, take-over bid or exchange offer after a reasonable amount of time has elapsed for the Company’s board of directors to review and make a recommendation with respect thereto (and in no event more than ten Business Days following commencement of such tender offer, take-over bid or exchange offer), or (B) reaffirm in writing the Company Recommendation in connection with a disclosure pursuant to Section 6.4(d) or otherwise within two Business Days of a request by Parent to do so; or (iv) approval, adoption or recommendation, or publicly disclosed proposal to approve, adopt or recommend, an Acquisition Proposal. Notwithstanding the foregoing, prior to the adoption of this Agreement by the Company’s shareholders at the Company Shareholders Meeting, in response to the receipt of a written Acquisition Proposal in connection with which the Company has not breached Section 6.4(a) (subject to Section 6.4(b)), if the board of directors of the Company determines that such Acquisition Proposal is a Superior Proposal, then the board of directors of the Company may approve or recommend such Superior Proposal and, in connection with the approval or recommendation of such Superior Proposal, make a Change of Recommendation (and subject to Article 8, cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement or understanding (an “Acquisition Agreement”) with respect to such Superior Proposal); provided that (x) the Company notifies Parent in writing that it intends to effect a Change of Recommendation with respect to such Superior Proposal, with such notice specifying any material terms and conditions of such Acquisition Agreement and identifying the party making the Superior Proposal, (y) thereafter Parent is provided five (5) Business Days to negotiate, but is under no obligation with respect thereto, with the Company for amendment of this Agreement prior to making the Change of Recommendation, and (z) following such negotiation, the Company’s board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that the Acquisition Proposal remains a Superior Proposal.

    (d)     Nothing in this Section 6.4 shall prohibit the board of directors of the Company from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, or other applicable law, if the board of directors of the Company determines in good faith, after consultation with outside counsel, that failure to so disclose such position could constitute a violation of applicable law and any such disclosure which would otherwise constitute a withdrawal, change or modification of the approval or recommendation of the board of directors of the Company, shall not be deemed to constitute such a withdrawal, change or modification with respect to the Merger for the purposes of Section 6.4(c) only if the board of directors of the Company expressly publicly reaffirms its approval and recommendation of this Agreement and the Merger within two (2) Business Days after a request by Parent to do so. In addition, it is understood and agreed that, for purposes of this Section 6.4, a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and contains a “stop look and listen” communication shall not constitute a withdrawal, change or modification of the approval or recommendation of the board of directors of the Company with respect to the Merger for the purposes of Section 6.4(c) only if the board of directors of the Company expressly publicly reaffirms in such communication its approval and recommendation of this Agreement and the Merger

Section 6.5    Employee Benefits.

    (a)     As of the Effective Time, Parent shall honor or cause to be honored, in accordance with their terms, the employment termination, severance and other retention agreements listed in Section 4.9(a) of the Company Disclosure Schedule, in each case existing immediately prior to the execution of this Agreement, that are between the Company or any of its Subsidiaries and any current or former officer, director or employee thereof or for the benefit of any such current or former officer, director or employee.

    (b)     Parent shall treat, and shall cause each benefit plan, program, practice, policy and arrangement maintained by Parent or its Subsidiaries (including the Surviving Corporation) or Affiliates following the Effective Time and in which any of the employees of the Company or its Subsidiaries (the “Employees”) participate or are eligible to participate (the “Parent Plans”) to treat, for purposes of determining eligibility to participate, vesting, accrual of and entitlement to benefits (but not for accrual of benefits under any “defined benefit plan,” as defined in Section 3(35) of ERISA) and all other purposes, all service with the Company and its Subsidiaries (or predecessor employers to the extent the Company or any Benefit Plan provides past service credit) as service with Parent and its Subsidiaries. Parent shall cause each Parent Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent waived, satisfied or not included under the corresponding Benefit Plan, and (ii) to recognize for each Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Plan any deductible, co-payment and out-of-pocket expenses paid by the Employee and his or her spouse and dependents under a corresponding Benefit Plan during the calendar year in which occurs the later of the Effective Time and the date on which the Employee begins participation in such Parent Plan.

Section 6.6    Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before making any such public announcements; provided that the Company will no longer be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement if the Company’s board of directors has effected a Change of Recommendation or in connection with any such press release or public announcement pursuant to Section 6.4(d).

Section 6.7    Directors’ and Officers’ Insurance and Indemnification.

    (a)     From and after the Effective Time through the seventh (7th) anniversary thereof, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who immediately prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with claims or actions arising out of the fact that the Indemnified Parties were officers or directors of the Company, at least to the extent provided for by the Company immediately prior to the Effective Time, and Parent shall, and shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent permitted by Law; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is determined that such person is not entitled to indemnification. The articles of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses no less favorable than those set forth in the articles of incorporation and bylaws of the Company as amended, restated and in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of seven (7) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

    (b)     Parent shall cause to be maintained in effect for not less than six (6) years from the Effective Time customary policies of directors’ and officers’ liability insurance that contain coverage no less favorable than the coverage maintained by the Company for the Indemnified Parties prior to the Effective Time with respect to matters occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement). In lieu of the purchase of such insurance by Parent or the Surviving Corporation, the Company may prior to the Effective Time, subject to obtaining prior written approval from Parent, purchase a six year run-off program for directors’ and officers’ liability insurance providing at least the same coverage with respect to matters occurring at or prior to the Effective Time.

    (c)     This Section 6.7 is intended to benefit the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Corporation.

    (d)     In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.7.

Section 6.8    Proxy Statement. Except upon a Change of Recommendation, (a) the Company shall take all action necessary in accordance with applicable Law and its articles of incorporation and bylaws and Nasdaq rules to call, give notice of, convene and hold a meeting of the Company’s shareholders (including any adjournment or postponement thereof, the “Company Shareholders Meeting”) as soon as is reasonably practicable for the purpose of approving this Agreement and the Merger, and (b) in connection with the Company Shareholders Meeting, as soon as is reasonably practicable the Company, in cooperation with Parent, shall prepare and file with the SEC a proxy statement (together with all amendments and supplements thereto, the “Proxy Statement”) relating to the Merger and this Agreement, solicit the shareholders’ approval of the Agreement and Merger, and furnish the information required to be provided to the shareholders of the Company pursuant to the WBCA and the Exchange Act; provided, that, if upon the date initially fixed for the Company Shareholders Meeting, the conditions set forth in Section 7.1(b) have not been met, the Company may reschedule or adjourn the Company Shareholders Meeting to such later date as the Company, in its reasonable discretion, considers to be more proximate to the probable satisfaction of such conditions; and provided further, that upon Parent’s reasonable request, the Company shall postpone the Company Shareholders Meeting for the purpose of soliciting additional shareholder proxies to be voted at the Company Shareholder Meeting. Promptly after its preparation and prior to its filing with the SEC, the Company shall provide a copy of the Proxy Statement, and any amendment to the Proxy Statement and related SEC or Nasdaq filings, to Parent, and Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement and related materials, and any proposed amendment or supplement thereto, prior to filing, and the Company shall in good faith consider such comments for inclusion in the Proxy Statement and/or related materials. The Company shall give Parent prompt notice of any comments on the Proxy Statement received by the SEC, and the Company, in consultation with Parent, shall promptly respond to SEC comments, if any. So long as the Company’s board of directors shall not have effected a Change of Recommendation, the Proxy Statement shall include the recommendation of the Company’s board of directors that the Company’s shareholders approve this Agreement.

Section 6.9    Resignation of Directors. The Company shall use, and shall cause the Company Subsidiaries to use, commercially reasonable efforts to assist in effecting the resignations of the directors of the Company and Company Subsidiaries effective on the Effective Time.

Section 6.10    Best Efforts.

    (a)     Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (iii) promptly make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities Laws, (B) the HSR Act and any applicable competition, antitrust or investment Laws of jurisdictions other than the United States, and (C) any other applicable Law; provided, however, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement; (vi) permit the other parties to review any material communication delivered to, and consult with the other party in advance of any meeting or conference with, any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and giving the other party the opportunity to attend and participate in such meetings and conferences; (vii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (viii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement; in each instance set forth in (i)—(viii) above to the extent permitted by Law. No parties to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld. In addition, the Company shall use its best efforts to promptly obtain all consents or approvals required by virtue of the execution hereof by the Company or the consummation of any of the transactions contemplated herein by the Company to avoid the violation or breach of, or the default under, any third-party agreement, contract or any other instrument to which the Company is a party or to which it or any of its properties or assets are subject; provided, however, that the Company shall not be required to agree to any term or provision in any such consent or approval required hereby not conditioned on the Closing occurring; provided, further, with respect to the foregoing, Parent and Merger Sub shall be permitted to work with the Company and facilitate the Company’s efforts to obtain such consents, and the Company shall provide to Parent timely updates as to the status of consents and Parent shall be entitled to review and approve any proposed consent, such approval not to be unreasonably withheld.

    (b)     Each of the Company, on the one hand, and Parent and Merger Sub, on the other, shall give prompt notice to the other of any written notice or other communication from any Governmental Entity in connection with the Merger.

ARTICLE 7

CONDITIONS

Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, if permissible under applicable Law) of the following conditions:

    (a)     this Agreement and the Merger shall have been approved by the shareholders of the Company in accordance with the WBCA;

    (b)     no temporary restraining order, preliminary or permanent injunction or other order, decree or ruling enjoining or otherwise preventing the consummation of the Merger substantially on the terms contemplated by this Agreement shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any legal requirement which has the effect of making the consummation of the Merger illegal and no Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have initiated or overtly threatened any legal proceeding challenging or seeking to restrain or prohibit the consummation of the Merger; and

    (c)     any applicable waiting period under the HSR Act or any material antitrust requirements reasonably determined to apply to the Merger shall have expired or been terminated.

Section 7.2    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent and Merger Sub) of the following further conditions:

    (a)     each of the representations and warranties of the Company shall be true and accurate as of the Closing Date as if made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation relating to materiality or Company Material Adverse Effect set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

    (b)     the Company shall have complied with and performed in all material respects its covenants and obligations hereunder required to be complied with or performed by it at or prior to the Closing;

    (c)     Parent shall have received a certificate signed by the chief financial officer of the Company, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

    (d)     from the date of this Agreement through the Effective Time there shall not have occurred a Company Material Adverse Effect; provided, however, a Company Material Adverse Effect shall not be deemed to have occurred solely for purposes of this Section 7.2(d) if the fact, change, event, factor, condition, circumstance, development or effect giving rise to such Company Material Adverse Effect has been fully remedied, such that no remaining impact therefrom is present, all as determined by Parent in good faith.

    (e)     The Rights Agreement shall have been terminated or, if not terminated, Parent shall have received a certificate signed by an officer of the Company that such Rights Agreement does not apply to the Merger; and

    (f)     not more than 15% of the Company’s shareholders shall have exercised dissenter’s rights.

Section 7.3    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

    (a)     (i) each of the representations and warranties of Parent and Merger Sub set forth in Sections 5.11 and Section 5.12 shall be true and accurate as of the Closing Date as if made on and as of the Closing Date, and (ii) each of the representations and warranties of Parent and Merger Sub set forth in Article 5 (other than in Sections 5.11 and Section 5.12) shall be true and accurate as of the Closing Date as if made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except in the case of this clause (ii) where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation relating to materiality or Parent Material Adverse Effect set forth therein) would not, individually or in the aggregate, have a Parent Material Adverse Effect;

    (b)     each of Parent and Merger Sub shall have complied with and performed in all material respects all of the respective covenants and obligations hereunder required to be performed by Parent or Merger Sub, as the case may be, at or prior to the Closing; and

    (c)     the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4    Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.10(a).

ARTICLE 8

TERMINATION

Section 8.1    Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval of this Agreement:

    (a)     by the mutual consent of the Company and Parent;

    (b)     by either the Company or Parent:

  (i) if the Merger shall not have occurred on or prior to January 1, 2009 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Merger to occur on or prior to such date; provided further, however, that if, as of such date, all conditions to this Agreement shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), other than the conditions set forth in Section 7.1(a) (solely in the case where the Company Shareholders Meeting has not been held by such date) or Section 7.1(c), then the Company or Parent may extend the Termination Date to January 31, 2009;

  (ii) if any Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the Merger substantially as contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable, unless the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not have complied in all material respects with its obligations under Section 6.10(a);

  (iii) if the Company Shareholders Meeting shall have concluded without the approval of this Agreement and the Merger by the Company’s shareholders having been obtained in accordance with the WBCA; provided, the right to terminate shall not be available to the Company where the failure to obtain the approvals shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a breach by the Company of this Agreement; or

  (iv) if the Company’s board of directors shall have effected a Change of Recommendation or approved or recommended, or proposed publicly to approve or recommend, any Superior Proposal, or permitted the Company to enter into an Acquisition Agreement related to a Superior Proposal; provided, nothing herein shall permit the Company to exercise its right to terminate if it is in material breach of its obligations pursuant to Section 6.4;

    (c)     by the Company upon a breach of any covenant or agreement on the part of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall be untrue, in any case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by Parent and Merger Sub through the exercise of their reasonable best efforts and Parent and Merger Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.1(c); provided further that the right to terminate this Agreement under this Section 8.1(c) shall not be available to the Company if it has breached or failed to perform any of its representations and warranties or obligations under or in connection with this Agreement that would result in any closing conditions set forth in Section 7.2(a) and Section 7.2(b) not being satisfied

    (d)     by Parent:

  (i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be untrue, in any case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by the Company through the exercise of its reasonable best efforts and the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 8.1(d)(i); provided further that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it or Merger Sub has breached or failed to perform any of its representations and warranties or obligations under or in connection with this Agreement that would result in any closing condition set forth in Section 7.3(a) and Section 7.3(b) not being satisfied; or

  (ii) if the Company or any of its Subsidiaries or their respective Representatives shall have failed to comply with the provisions set forth in Section 6.4 of the Agreement in any material respect.

Section 8.2    Effect of Termination.

    (a)     In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 8.2, Article 9 and the last sentence of Section 6.3), and there shall be no liability on the part of the Guarantor, Parent, Merger Sub or the Company or their respective directors, officers, employees, shareholders, Representatives, agents or advisors other than, with respect to the Guarantor, Parent, Merger Sub and the Company, the obligations pursuant to this Section 8.2, Article 9 and the last sentence of Section 6.3. Nothing contained in this Section 8.2 shall relieve the Guarantor, Parent, Merger Sub or the Company from liability for any fraud or willful breach of any representation, warranty, covenant, obligation or other provision of this Agreement or the Confidentiality Agreement.

    (b)     In the event this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), or by Parent pursuant to Section 8.1(d)(i), then the Company shall make a nonrefundable cash payment to Parent in an amount equal to the lesser of (i) $2,000,000 or (ii) the aggregate amount of all out-of-pocket costs and expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) (such lesser amount, herein, the “Expense Amount”). The Expense Amount shall be made by the Company to the Parent within two Business Days following request from Parent for payment containing reasonable evidence of such costs and expenses.

    (c)     In the event that:

  (i) this Agreement is terminated by Parent or Company pursuant to Section 8.1(b)(iv);

  (ii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii); or

  (iii) (A) after the date of this Agreement, the Company (directly or through its Representatives) shall have exercised its right to negotiate or discuss an Acquisition Proposal pursuant to Section 6.4 or an Acquisition Proposal shall have been publicly announced and, in either case, such Acquisition Proposal is not withdrawn or terminated (publicly withdrawn or terminated with respect to a publicly announced Acquisition Proposal), on or before the fifth (5th) Business Day prior to the Company Shareholders Meeting with respect to a termination pursuant to Section 8.1(b)(iii) or on or before the date of termination with respect to a termination pursuant to Section 8.1(b)(i), (B) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), (C) at the time of such termination neither Parent nor Merger Sub has breached or failed to perform any of its representations and warranties or obligations under or in connection with this Agreement in any material respect, and (D) prior to or within twelve (12) months following the date this Agreement is terminated, the Company enters into a definitive agreement with respect to any Acquisition Proposal or any Acquisition Proposal is consummated; provided, however, that for purposes of clause (D) of this Section 8.2(c)(iii), the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”, then the Company shall promptly pay to Parent (in immediately available funds) the Termination Fee. The Termination Fees shall be paid by Company to Parent within five (5) business days following a termination pursuant to Section 8.1(b)(iv) or Section 8.1(d)(ii), and within five (5) business days following the consummation of an Acquisition Proposal upon a termination pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii); provided that any Expense Amount paid shall be deducted from the Termination Fee. Such payment of the Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub in the case of such termination and, upon payment of such Termination Fee, the Company and its Affiliates shall have no further liability to Parent or Merger Sub with respect to this Agreement or the transactions contemplated hereby, provided that nothing herein shall release any party from liability for willful breach or fraud. The “Termination Fee” shall equal $4,900,000.

ARTICLE 9

MISCELLANEOUS

Section 9.1    Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective boards of directors (or individuals holding similar positions, in the case of a party that is not a corporation), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company’s shareholders hereunder without the approval of such shareholders.

Section 9.2    Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3    Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

    (a)     if to Parent, Merger Sub or the Guarantor, to:

     Open Text Corporation

     100 Tri-State International Parkway

     Third Floor

     Lincolnshire, Illinois 60609

     Facsimile: (847) 267-8049

     Attention: General Counsel

    with a copy to:

     McKenna Long & Aldridge LLP

     303 Peachtree Street

     Suite 5300

     Atlanta, Georgia 30308

     Facsimile: 404-527-4198

     Attention: David K. Brown, Esq.

    (b)     if to the Company, to:

     Captaris, Inc.

     301 116th Avenue SE, Suite 400

     Bellevue, Washington 98004

     Facsimile: 425-638-1500

     Attention: General Counsel

    with a copy to:

     Perkins Coie LLP

     1201 Third Avenue, Suite 4800

     Seattle, Washington 98101

     Facsimile: 206-583-8500

     Attention: Andrew Bor, Esq.

     and

     Simpson Thacher & Bartlett LLP

     2550 Hanover Street

     Palo Alto, California 94304

     Facsimile: 650-251-5002

     Attention: Peter Malloy, Esq.

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver. Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 9.4    Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Information provided in any section of the Company Disclosure Schedule shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to any section of Article 4 calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties, only so long as it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other representation and warranty. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5    Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.6    Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule and the exhibits and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (including, for the avoidance of doubt, (i) communications in connection with the preparation of this Agreement and the other agreements contemplated herein, and (ii) prior written drafts of this Agreement) and (b) except for (i) the provisions set forth in Section 6.7 of this Agreement, (ii) the right of the Company’s shareholders to receive the Merger Consideration at the Effective Time, and (iii) the right of the holders of Options or RSUs to receive the Option Consideration or RSU Consideration, as applicable, at the Effective Time are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided that the Company shall be entitled to pursue and recover damages suffered by its shareholders, to the full extent as if such shareholders were parties hereto, in the event of Parent or Merger Sub’s breach of this Agreement or fraud. For the avoidance of doubt, it is the parties’ intent that no term contained in or omitted from any prior written draft of this Agreement or any other agreement contemplated herein be used as extrinsic evidence under any state law or judicial interpretation to determine the intent of the parties.

Section 9.7    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.8    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Washington applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9    Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of any United States federal court located in the State of Illinois or any Illinois state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a United States federal or state court sitting in the State of Illinois; provided that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court located in the State of Illinois or any Illinois state court in any other court or jurisdiction.

Section 9.10    Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11    Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 9.9 without bond or other security being required.

Section 9.12    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that Merger Sub may assign this Agreement to another wholly-owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any purported assignment hereof not in compliance with this Section 9.12 shall be null and void.

Section 9.13    Expenses. Except as provided in Section 8.2(b) above, all costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the other transactions contemplated hereby is consummated.

Section 9.14    Currency. All payments hereunder or contemplated by this Agreement shall be paid in United States currency.

Section 9.15    Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.16    Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.17    Waiver of Jury Trial. EACH OF PARENT, MERGER SUB, THE GUARANTOR AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB, THE GUARANTOR OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 9.18    Guarantee.

      (a)     Guarantee. The Guarantor absolutely, unconditionally and irrevocably guarantees to the Company the full, complete and timely compliance with and performance of all agreements, covenants and obligations of Parent, Merger Sub and the Surviving Corporation under this Agreement and the Confidentiality Agreement (the “Buyer Obligations”) and shall take any and all action necessary to cause Parent, Merger Sub and the Surviving Corporation to perform the Buyer Obligations (collectively, the “Guarantee”). The Guarantee shall be deemed to include the Guarantor’s obligation to satisfy any and all present and future payment obligations of Parent, Merger Sub and the Surviving Corporation arising in connection with this Agreement and the Confidentiality Agreement, in each case, when and to the extent that, any of the same shall become due and payable or performance of or compliance with any of the same shall be required. The Guarantee constitutes an absolute, unconditional, irrevocable and continuing guarantee of payment by and performance of Parent, Merger Sub and the Surviving Corporation, and the Guarantor shall be liable for any breach of any of the Buyer Obligations. The Guarantee shall remain in full force and effect and shall be binding on the Guarantor and its successor and assigns until all Buyer Obligations have been satisfied in full.

    (b)     No Impairment. The Guarantor’s obligations under the Guarantee shall not be subject to any reduction, limitation, impairment or termination for any reason (other than by indefeasible payment and performance in full of the Buyer Obligations) and shall not be subject to any defense, counterclaim, set-off or deduction and, shall remain in full force and effect without regard to, and shall not be released, impaired or discharged by any circumstance or condition (whether or not the Guarantor shall have any knowledge or notice thereof) whatsoever that might constitute a legal or equitable discharge or defense in, any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to Guarantor, Parent, Merger Sub or the Surviving Corporation or their respective properties or their creditors or any action taken by any trustee or receiver or by any court in any such proceeding.

    (c)     Waiver. The Guarantor unconditionally waives: (a) all notices and demands that may be required by Law or otherwise to preserve any rights against the Guarantor under the Guarantee, including notice of the acceptance of this Agreement or the Guarantee; (b) right of diligence, presentment, demand, notice of dishonor, protest, filing of any claim, notice of nonpayment and all other notices and demands; and (c) any requirement that the Company or any beneficiary pursue any rights or remedies against Parent or Merger Sub before pursuing any and all rights and remedies against the Guarantor.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company, Parent, Merger Sub and the Guarantor have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

“COMPANY”

CAPTARIS, INC.

By:	/s/ David P. Anastasi
Name: David P. Anastasi Title: President and CEO

“PARENT”

OPEN TEXT INC.

By:	/s/ John Trent
Name: John Trent Title: Secretary

“MERGER SUB”

OASIS MERGER CORP.

By:	/s/ John Trent
Name: John Trent Title: Secretary

“GUARANTOR” (for purposes of Section 9.18 only)

OPEN TEXT CORPORATION

By:	/s/ John Trent
Name: John Trent Title: Secretary

Annex B

September 3, 2008

The Special Committee of the Board of Directors

– and –

The Board of Directors

Captaris, Inc.

301 116th Ave. SE Suite 400

Bellevue, WA 98004

Members of the Special Committee and the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (the “Stockholders”) of the common stock, par value $0.01 per share (the “Common Stock”), of Captaris, Inc., a Washington corporation (the “Company”), of the Merger Consideration (as defined below) provided for under the terms of the proposed Agreement and Plan of Merger (the “Agreement”) by and among Open Text Corporation, a Canadian corporation (the “Guarantor”), Open Text, Inc., an Illinois corporation and a wholly-owned subsidiary of the Guarantor (“Parent”), a Washington corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

The Agreement provides, among other things, that Merger Sub will merge with and into the Company (the “Merger”) and, at the Effective Time, each share of Common Stock (a “Share”) issued and outstanding immediately prior to the Effective Time (other than (i) any Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent, all of which will be cancelled for no consideration, and (ii) any Dissenting Shares) will be converted into the right to receive $4.80 in cash without interest (the “Merger Consideration”) and, at the Effective Time, Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.

RBC Capital Markets Corporation (“RBC”), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

We are acting as financial advisor to the Board of Directors of the Company (the “Company Board,” which term includes the Company Board’s Special Committee that is an addressee of this opinion) in connection with the Merger, and we will receive a fee for our services upon delivery of this opinion, which is not contingent upon the successful completion of the Merger. In addition, for our services as financial advisor to the Company in connection with the Merger, if the Merger is successfully completed we will receive an additional larger fee. Further, in the event that the Merger is not completed and the Company consummates at any time thereafter, pursuant to a definitive agreement, letter of intent or other evidence of commitment entered into during the term of RBC’s engagement or during the 12 months following such term, another “Transaction” we will be entitled to a specified Transaction fee based on the “Aggregate Transaction Value” of such other “Transaction” (all as specified in our engagement agreement with the Company dated March 14, 2008). In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement and to reimburse the reasonable out-of-pocket expenses incurred by us in performing our services (subject to a limit which may not be exceeded without the Company’s written approval). In the past two years we have provided the following investment banking and financial advisory services to the Company, in addition to our services as financial advisor to the Company Board in connection with the Merger: (i) in 2007, we acted as financial advisor to the Company in connection with the Company’s acquisition of the shares of Océ Document Technologies GmbH from Océ Deutschland GmbH and Co. K.G, for which we received customary fees; and (ii) in 2008, we provided certain financial analysis and advice to the Company regarding its strategic alternatives, for which we received customary fees that will be credited against the contingent fee we will receive if the Merger is completed. In the past two years we have provided the following investment banking, financial advisory and financing services to the Guarantor: (i) in 2006, we acted as financial advisor to the Guarantor in connection with its acquisition of Hummingbird Ltd., for which we received customary fees; and (ii) in connection with that acquisition, we acted as Lead Arranger, Sole Bookrunner and Administrative Agent for the debt financing to the Guarantor in the aggregate principal amount of $465 million, for which we received customary fees, and as part of that financing our parent company, Royal Bank of Canada, as lender, provided to the Guarantor a credit facility of $50 million, of which a portion has been drawn but a substantial portion remains available for use. In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of the Company and/or Guarantor and receive customary compensation, and may also actively trade securities of the Company and/or Guarantor for our own account and the accounts of our customers, and, accordingly, RBC and its affiliates, may hold a long or short position in such securities.

For the purposes of rendering our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the draft Agreement received by us on September 2, 2008 (the “Latest Draft Agreement”); (ii) we reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical operating data relating to the Company made available to us from published sources and from the internal records of the Company; (iii) we reviewed financial projections and forecasts of the Company (“Forecasts”), prepared by the management of the Company; (iv) we conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the Company as a standalone entity; (v) we reviewed the reported prices and trading activity for Company Common Stock; and (vi) we performed other studies and analyses as we deemed appropriate.

In arriving at our opinion, we performed the following analyses in addition to the review, inquiries, and analyses referred to in the preceding paragraph: (i) we compared the financial metrics of selected precedent transactions with the financial metrics implied by the Merger Consideration; (ii) we compared selected market valuation metrics of the Company and other comparable publicly traded companies with the financial metrics implied by the Merger Consideration; and (iii) we compared the premiums paid in selected precedent transactions with the premiums implied by the Merger Consideration.

Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions we have reached are based on all the analysis and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the analyses.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all the information that was publicly available to us and all of the financial, legal, tax, operating and other information provided to or discussed with us by the Company (including, without limitation, the financial statements and related notes thereto of the Company), and have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed that all Forecasts provided to us by the Company were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company, as a standalone entity. We express no opinion as to such Forecasts or the assumptions upon which they were based.

In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities of the Company, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company. We have not investigated, and make no assumption regarding, any litigation or other claims affecting the Company.

We have assumed, in all respects material to our analysis, that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have further assumed that the executed version of the Agreement will not differ, in any respect material to our opinion, from the Latest Draft Agreement.

Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion.

The opinion expressed herein is provided for the information and assistance of the Special Committee and the Company Board in connection with the Merger. We express no opinion and make no recommendation to any Stockholder as to how such Stockholder should vote with respect to the Merger. All advice and opinions (written and oral) rendered by RBC are intended for the use and benefit of the Company Board. Such advice or opinions may not be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of RBC. If required by applicable law, such opinion may be included in any disclosure document filed by the Company with the SEC with respect to the Merger; provided, however, that such opinion must be reproduced in full and that any description of or reference to RBC be in a form reasonably acceptable to RBC and its counsel. RBC shall have no responsibility for the form or content of any such disclosure document, other than the opinion itself. RBC consents to a description of and the inclusion of the text of this opinion in any filing required to be made by the Company with the SEC in connection with the Merger and in materials delivered to the Stockholders that are a part of such filings; provided, however, that such description must be in a form reasonably acceptable to RBC.

Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage.

Our opinion addresses solely the fairness of the Merger Consideration, from a financial point of view, to the Stockholders. Our opinion does not in any way address other terms or arrangements of the Merger or the Agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Agreement. Further, in rendering our opinion we express no opinion about the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to be public Stockholders.

Our opinion has been approved by RBC’s M&A Fairness Opinion Committee.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Stockholders.

Very truly yours,

/s/ RBC CAPITAL MARKETS CORPORATION

RBC CAPITAL MARKETS CORPORATION

Annex C

TITLE 23B. WASHINGTON BUSINESS CORPORATION ACT

CHAPTER 23B.13. DISSENTERS’ RIGHTS

RCW 23B.13.010. Definitions.

As used in this chapter:

(1)    “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)    “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3)    “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4)    “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5)    “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)    “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)    “Shareholder” means the record shareholder or the beneficial shareholder.

[1989 c 165 § 140.]

RCW 23B.13.020. Right to dissent.

(1)    A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2)    A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3)    The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

[2003 c 35 § 9; 1991 c 269 § 37; 1989 c 165 § 141.]

RCW 23B.13.030. Dissent by nominees and beneficial owners.

(1)    A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2)    A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

[2002 c 297 § 35; 1989 c 165 § 142.]

RCW 23B.13.200. Notice of dissenters’ rights.

(1)    If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2)    If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.

[2002 c 297 § 36; 1989 c 165 § 143.]

RCW 23B.13.210. Notice of intent to demand payment.

(1)    If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2)    A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

[2002 c 297 § 37; 1989 c 165 § 144.]

RCW 23B.13.220. Dissenters’ rights — Notice.

(1)    If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2)    The notice must be sent within ten days after the effective date of the corporate action, and must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

[2002 c 297 § 38; 1989 c 165 § 145.]

RCW 23B.13.230. Duty to demand payment.

(1)    A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2)    The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3)    A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

[2002 c 297 § 39; 1989 c 165 § 146.]

RCW 23B.13.240. Share restrictions.

(1)    The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2)    The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

[1989 c 165 § 147.]

RCW 23B.13.250. Payment.

(1)    Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2)    The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

[1989 c 165 § 148.]

RCW 23B.13.260. Failure to take action.

(1)    If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2)    If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

[1989 c 165 § 149.]

RCW 23B.13.270. After-acquired shares.

(1)    A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2)    To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

[1989 c 165 § 150.]

RCW 23B.13.280. Procedure if shareholder dissatisfied with payment or offer.

(1)    A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2)    A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

[2002 c 297 § 40; 1989 c 165 § 151.]

RCW 23B.13.300. Court action.

(1)    If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2)    The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3)    The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4)    The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5)    The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6)    Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

[1989 c 165 § 152.]

RCW 23B.13.310. Court costs and counsel fees.

(1)    The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2)    The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3)    If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

[1989 c 165 § 153.]

CAPTARIS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CAPTARIS, INC.

FOR THE

SPECIAL MEETING OF SHAREHOLDERS ON                     , 2008

The undersigned hereby appoint(s) David P. Anastasi and Peter Papano, and each of them as proxies, each with full power of substitution, to represent and vote on behalf of the undersigned all the shares of common stock of Captaris, Inc. that undersigned is entitled to vote if personally present at the special meeting of shareholders of Captaris, Inc., to be held on                     , 2008, at          a.m., Pacific time, at the Sheraton Bellevue Hotel located at 100 112th Avenue NE, Bellevue, Washington 98004, and any adjournment or postponement of the special meeting. The undersigned direct(s) that this proxy be voted as designated by the undersigned with respect to Proposals 1 and 2 and in the proxies’ discretion upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting as directed upon matters set forth in the Captaris Proxy Statement.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO CHOICE IS SPECIFIED WITH REGARD TO A PROPOSAL, AND THE PROXY IS SIGNED AND RETURNED, THEN THE PROXY WILL BE VOTED FOR ALL PROPOSALS.

(continued and to be marked, dated and signed on the reverse side)

iPlease detach along perforated line and mail in the envelope provided.i

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Captaris, Inc. Common Stock for the upcoming Special Meeting of Shareholders.

Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 p.m. Eastern Time the day prior to the Special

Meeting.

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL
Call TOLL FREE 1-800-540- 5760. Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	Visit the Internet voting website at http://www.proxyvoting.com/capa. Have your proxy card in hand when you call.	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

SPECIAL MEETING OF SHAREHOLDERS OF

CAPTARIS, INC.

                            , 2008

PROXY VOTING INSTRUCTIONS

The Board of Directors of Captaris, Inc. unanimously recommends a vote “FOR” Proposals 1 and 2.

Please complete, date, sign and return promptly in the enclosed envelope.

1.	Approval of Merger

To approve the Agreement and Plan of Merger, dated as of September 3, 2008, by and among Captaris, Inc., Open Text Corporation, Open Text, Inc., and Oasis Merger Corp.

☐ FOR	☐	AGAINST	☐	ABSTAIN

2.	Adjournment of Special Meeting

To approve any proposal to adjourn the special meeting, if determined necessary by Captaris, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate.

☐ FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any postponement or adjournment of the special meeting.

NOTE: Please sign below exactly as your name appears herein. When shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee, agent, guardian, or in any other representative capacity, please state your full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

Date:                                              , 2008

Signature (and title if any)

Signature (if held jointly)